EXHIBIT 99.3

                                   Form 20-F

               ------
(Mark one)              REGISTRATION STATEMENT PURSUANT TO SECTION 12(b)
               ------
                          OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934
               ------
OR               X      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               ------
                          THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended                                     December 31, 2000
                            ---------------------------------------------------
               ------
OR                      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               ------
                          THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from
                                 ---------------  --------------------
Commission file number                         1 - 9266
                            ----------------------------------------------------
                         NATIONAL WESTMINSTER BANK Plc
--------------------------------------------------------------------------------
                                    ENGLAND
--------------------------------------------------------------------------------
                   135 Bishopsgate, London, EC2M 3UR, England
--------------------------------------------------------------------------------
Securities registered or to be registered pursuant to Section 12 (b) of the
Act.
                                                          Name of each exchange
Title of each class                                       on which registered
-------------------                                    -------------------------

-    Non-Cumulative Dollar Preference Shares of          New York Stock Exchange
     $25 each, Series B

-    American Depositary Shares, each representing       New York Stock Exchange
     one Non-Cumulative Dollar Preference Share of
     $25 each, Series B

-    Non-Cumulative Dollar Preference Shares of          New York Stock Exchange
     $25 each, Series C

-    American Depositary Shares, each representing       New York Stock Exchange
     one Non-Cumulative Dollar Preference Shares of $25 each, Series C

-    Exchangeable Capital Securities, Series A           New York Stock Exchange

     ---------------------------------------------------------------------------
     Securities registered or to be registered pursuant to Section 12(g) of the Act.
                                      None
     ---------------------------------------------------------------------------
     Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.

     Guarantees relating to 9 3/8% Guaranteed Capital Notes due November 15, 2003 of National Westminster Finance BV, payment of principal and interest guaranteed by National Westminster Bank Plc on a subordinated basis (suspended)
     ---------------------------------------------------------------------------
     Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report.

     -    (pound)1 Ordinary shares                                 1,678,176,558

     -    Non-Cumulative Dollar Preference Shares of $25 each,
          Series B                                                    10,000,000

     -    Non-Cumulative Dollar Preference Shares of $25 each,
          Series C                                                    12,000,000

     -    9% Non-Cumulative Preference Shares of(pound)1 each,
          Series A                                                   140,000,000
     ---------------------------------------------------------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the
     past 90 days.                                       [X] YES     [ ] NO
     Indicate by check mark which financial statement item
     the registrant has elected to follow.               [ ] Item 17 [X] Item 18

                         NATIONAL WESTMINSTER BANK Plc

                           ANNUAL REPORT ON FORM 20-F
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                    CONTENTS
Item   Item Caption                                                        Page
----   ------------                                                        ----
       Presentation of Information.........................................  6
PART I
  1    Identity of Directors, Senior Management and Advisers...............  *
  2    Offer Statistics and Expected Timetable.............................  *
  3    Key Information.....................................................  7
            Selected financial data .......................................  7
            Capitalisation and indebtedness................................  *
            Reasons for the offer and use of proceeds......................  *
            Risk factors...................................................  *
  4    Information on the Bank............................................. 12
            History and development of the Bank............................ 12
            Business overview.............................................. 12
            Organisational structure....................................... 31
            Property, plant and equipment.................................. 31
  5    Operating and Financial Review and Prospects........................ 32
            Operating results.............................................. 32
            Liquidity and capital resources................................ 50
            Research and development, patents, licences etc................  *
            Trend information.............................................. 50
  6    Directors, Senior Management and Employees.......................... 51
            Directors and senior management................................ 51
            Compensation................................................... 52
            Board practices................................................ 52
            Employees...................................................... 52
            Share ownership................................................ 53
  7    Major Shareholders and Related Party Transactions................... 56
            Major shareholders............................................. 56
            Related party transactions..................................... 56
            Interests of experts and counsel...............................  *
  8    Financial Information............................................... 57
            Consolidated statements and other financial information........ 57
            Significant changes............................................ 57

* Not required because this Form 20-F is filed as an Annual Report, not applicable to National Westminster Bank Plc or otherwise not included herein.

Item   Item Caption                                                         Page
----   ------------                                                         ----
9      The Offer and Listing............................................... 58
            Offer and listing details...................................... 58
            Plan of distribution...........................................  *
            Markets........................................................ 59
            Selling shareholders...........................................  *
            Dilution.......................................................  *
            Expenses of the issue..........................................  *
10     Additional Information.............................................. 60
            Share capital..................................................  *
            Memorandum and articles of association......................... 60
            Material contracts............................................. 65
            Exchange controls.............................................. 65
            Taxation....................................................... 65
            Dividends and paying agents....................................  *
            Statement of experts...........................................  *
            Documents on display........................................... 69
            Subsidiary information.........................................  *
11     Quantitative and Qualitative Disclosure about Market Risk........... 70
12     Description of Securities other than Equity Securities..............  *
PART II
13     Defaults, Dividend Arrearages and Delinquencies.....................  *
14     Material Modifications to the Rights of Security Holders
            and Use of Proceeds............................................  *
15     Reserved............................................................  *
16     Reserved............................................................  *
PART III
17     Financial Statements................................................  *
18     Financial Statements................................................ 77
19     Exhibits............................................................139
       Signature...........................................................140


* Not required because this Form 20-F is filed as an Annual Report, not applicable to National Westminster Bank Plc or otherwise not included herein.

FOREWORD

In this report, the term 'Bank' means National Westminster Bank Plc and 'NatWest Group' means the Bank and its subsidiary and associated undertakings.

National Westminster Bank Plc was acquired by The Royal Bank of Scotland Group plc on March 6, 2000. For the purpose of this report, the term 'RBSG' means The Royal Bank of Scotland Group plc and its subsidiary and associated undertakings.

Following the acquisition of the Bank by RBSG, NatWest Group was reorganised as part of the enlarged RBSG into the following divisional structure: Corporate Banking and Financial Markets, Retail Banking, Retail Direct, Manufacturing, Wealth Management, Ulster Bank and Central Items. Prior period data have been restated to reflect the new divisional structure.

Organisation structure

Within the new organisation, existing customer-facing businesses are largely unchanged but are clustered in divisions, minimising customer disruption.

Corporate banking and wholesale markets activities, while operating under two brands for certain services, have combined into a single division, Corporate Banking and Financial Markets, enhancing both customer relationships and risk management.

Retail Banking activities of NatWest and its fellow subsidiary undertakings and The Royal Bank of Scotland plc continue to operate under their own brands and compete with each other.

Retail Direct is responsible for the credit card businesses.

Wealth Management contains the NatWest Group's various activities in private banking, investments and offshore banking.

Ulster Bank continues to operate largely as an autonomous unit.

The centralised Manufacturing division underlines the NatWest Group's commitment to achieve substantial efficiencies in the technology and back-office processing areas and supports the NatWest Group's banking activities in the United Kingdom.

Forward-looking statements

Certain statements in this document may be considered to be "forward-looking statements" as that term is defined in the United States Private Securities Litigation Reform Act of 1995, such as statements that include the words "expect", "estimate", "project", "anticipate", "should", "intend", "probability", "risk", "VaR", "target", "goal", "objective" and similar expressions or variations on such expressions. In particular, this document includes forward-looking statements relating, but not limited, to the NatWest Group's potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk and commodity and equity price risk. See "Liquidity risk", "Market risk", "Value at Risk" elsewhere in this document. Such statements are subject to certain risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. See "Market Risk" and "Value at Risk". By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic conditions in the UK and in other countries in which the NatWest Group has significant business activities or investments, including the United States; the monetary and interest rate policies of the Bank of England, the Board of Governors of the Federal Reserve System and other G-7 central banks; inflation; deflation; unanticipated turbulence in interest rates, foreign currency exchange rates, commodity prices and equity prices; the effects of non-linear market behaviour that cannot be captured by linear statistical models such as the Value at Risk model used by the NatWest Group; changes in UK and foreign laws, regulations and taxes; changes in competition and pricing environments; natural disasters; the inability to hedge certain risks economically; the adequacy of loss reserves; acquisitions or restructurings; technological changes; changes in consumer spending and saving habits; and the success of the NatWest Group in managing the risks involved in the foregoing.

The forward-looking statements contained in this document speak only as of the date of this report, and the NatWest Group does not undertake to update any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PRESENTATION OF INFORMATION

The Bank publishes its accounts in pounds sterling ('(pound)' or 'sterling'). References to 'dollars' or '$' are to US dollars. The abbreviations '(pound)m' and '(pound)bn' represent millions and thousands of millions of pounds sterling, and the abbreviations '$m' and '$bn' represent millions and thousands of millions of dollars respectively. Amounts in dollars, unless otherwise stated, for any financial (fiscal) period have been translated from sterling at the Noon Buying Rate on December 29, 2000 as shown under Exchange Rates. This rate should not be construed as a representation that the sterling amounts actually denote such dollar amounts or have been, could have been, or could be converted into dollars at the rate indicated.

Certain information in this report is presented separately for domestic and foreign activities. For this purpose, domestic activities consist primarily of the United Kingdom ('UK') domestic transactions of the NatWest Group. Foreign activities consist of those non-domestic transactions of the NatWest Group conducted by offices in the UK (Foreign - UK based) and through offices outside the UK, namely the United States of America ('US') and the Rest of the World.

The analysis into UK and Overseas in the tables of changes in net interest income on page 35, average balance sheets and interest rates presented on page 36 and average interest rates, yields, spreads and margins on page 37 of this report have been compiled on the basis of location of office. Management believe that presentation on this basis provides more useful information on the yields, spreads and margins of the NatWest Group's activities than would be provided by presentation on the basis of the domestic and foreign activities analysis used elsewhere in this report as it more closely reflects the basis on which the NatWest Group is managed. Prior periods have been restated to reflect this change.

The NatWest Group distinguishes its trading from non-trading activities by determining whether a certain business unit's principal activity is trading or non-trading and then attributing all of that unit's activities to one portfolio or the other. Although this method may result in some non-trading activity being classified as trading, and vice versa, the NatWest Group believes that any resulting misclassification is not material.

In this report, the terms 'UK GAAP' and 'US GAAP' refer to generally accepted accounting principles ('GAAP') in the UK and the US respectively.

                            ITEM 3. KEY INFORMATION

SELECTED FINANCIAL DATA

The financial information set forth below for the year ended December 31, 2000 and each of the four years ended December 31, 1999, has been selected from the audited Consolidated Financial Statements of the NatWest Group for those years or, where certain items are not shown in those audited Consolidated Financial Statements, has been prepared for the purpose of this Report. The information should be read in conjunction with, and is qualified by reference to, the Consolidated Financial Statements and Notes thereto for the year ended December 31, 2000 and for the two years ended December 31, 1999, included in this Report, which have been audited by independent chartered accountants, Deloitte & Touche in 2000 and KPMG Audit Plc in 1999 and 1998. The dollar financial information has been translated for convenience at the rate of (pound)1.00 to $1.4955, the Noon Buying Rate on December 29, 2000.

The NatWest Group's Consolidated Financial Statements are prepared in accordance with UK generally accepted accounting principles ('UK GAAP'), which differ in certain respects from US generally accepted accounting principles ('US GAAP'). For a discussion of significant differences between UK GAAP and US GAAP and reconciliation to US GAAP of certain amounts, see Note 52 to the Consolidated Financial Statements.


                                                                                Year ended December 31
                                                           ----------------------------------------------------------------
Summary of consolidated profit and loss account                2000       2000       1999(1)   1998(1)    1997(1)   1996(1)
                                                               ----       ----       ----      ----       ----      ----
                                                                 $m   (pound)m   (pound)m  (pound)m   (pound)m  (pound)m
Amounts in accordance with UK GAAP:
Continuing operations
Net interest income                                           5,496      3,675      3,620     3,686      3,605     3,701
Non-interest income                                           5,710      3,818      3,895     4,118      3,848     3,799
                                                           ----------------------------------------------------------------
Operating income                                             11,206      7,493      7,515     7,804      7,453     7,500
Operating expenses excluding goodwill amortisation           (7,825)    (5,232)    (5,023)   (5,349)    (5,521)   (5,247)
Goodwill amortisation                                           (40)       (27)       (51)      (80)       (88)      (76)
                                                           ----------------------------------------------------------------
Profit before provisions for bad and doubtful debts           3,341      2,234      2,441     2,375      1,844     2,177
Provisions for bad and doubtful debts                          (537)      (359)      (237)     (499)      (562)     (574)
Provisions for contingencies and commitments                      -          -          -         -         (5)      (10)
Amounts written off fixed asset investments                     (21)       (14)       (23)      (28)       (31)      (32)
Write-down of finance leases                                      -          -          -       (55)      (106)        -
                                                           ----------------------------------------------------------------
Group operating profit                                        2,783      1,861      2,181     1,793      1,140     1,561
Losses on termination of Equities operations                      -          -        (14)        -       (287)        -
Profit/(loss) on disposal of businesses                       1,446        967        (14)      265         43       224
                                                           ----------------------------------------------------------------
Profit before tax - continuing operations                     4,229      2,828      2,153     2,058        896     1,785
Discontinued operations
Profit/(loss) on the disposal of interests in
  discontinued operations                                       111         74        110        84         79      (448)
                                                           ----------------------------------------------------------------
Profit on ordinary activities before tax                      4,340      2,902      2,263     2,142        975     1,337
Tax on profit on ordinary activities                         (1,039)      (694)      (584)     (501)      (309)     (653)
Minority interests                                              (13)        (9)       (11)      (24)       (30)      (30)
                                                           ----------------------------------------------------------------
Profit for the financial year                                 3,288      2,199      1,668     1,617        636       654
Preference dividends                                            (61)       (41)       (39)      (51)       (45)      (37)
                                                           ----------------------------------------------------------------
Profit attributable to ordinary shareholders                  3,227      2,158      1,629     1,566        591       617
                                                           ----------------------------------------------------------------

Amounts in accordance with US GAAP: (2)
Net income available for ordinary shareholders                4,102      2,743      1,637     1,627        699       543
                                                           ----------------------------------------------------------------

Notes:

(1) Certain data for prior years has been restated following changes in presentation that have been adopted to align the NatWest Group's financial statements with those of The Royal Bank of Scotland Group plc (see Changes in Accounting Presentation on page 88).

(2) Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material differences between US and UK GAAP.

Preference dividends

                                                                              Year ended December 31
                                                          ------------------------------------------------------------
                                                             2000       2000       1999      1998       1997      1996
                                                             ----       ----       ----      ----       ----      ----
                                                               $m   (pound)m   (pound)m  (pound)m   (pound)m  (pound)m
9% non-cumulative preference shares, Series A                  19         13         13        12         12        12
Non-cumulative dollar preference shares, Series A               -          -          -        10         13        14
Premium on redemption                                           -          -          -         5          -         -
Non-cumulative dollar preference shares, Series B              19         13         12        11         11        11
Non-cumulative dollar preference shares, Series C              23         15         14        13          9         -
                                                          ------------------------------------------------------------
                                                               61         41         39        51         45        37
                                                          ------------------------------------------------------------

Ordinary dividends

                                                                              Year ended December 31
                                                          ------------------------------------------------------------
                                                             2000       2000       1999      1998       1997      1996
                                                             ----       ----       ----      ----       ----      ----
                                                               $m   (pound)m   (pound)m  (pound)m   (pound)m  (pound)m

Interim                                                     5,942      3,973        219       201        181       164
Final                                                         897        600          -       412        376       331
                                                          ------------------------------------------------------------
Total                                                       6,839      4,573        219       613        557       495
                                                          ------------------------------------------------------------

In light of the acquisition of the NatWest Group by The Royal Bank of Scotland Group plc on March 6, 2000, no final dividend was declared for 1999.

Selected consolidated balance sheet data

                                                                                   As at December 31
                                                           -------------------------------------------------------------
                                                               2000       2000      1999       1998      1997       1996
                                                               ----       ----      ----       ----      ----       ----
Amounts in accordance with UK GAAP:                              $m   (pound)m  (pound)m   (pound)m  (pound)m   (pound)m
Loans to banks (net of provisions)                            52,335    34,995      28,793    32,369    32,016     35,332
Loans to customers (net of provisions)                       147,791    98,824      88,998    78,962    84,475     81,286
Debt securities and equity shares                             51,204    34,239      39,844    37,896    34,761     37,160
Intangible fixed assets                                          278       186         540       639       739        898
Other assets                                                  26,903    17,989      27,549    36,127    33,503     30,834
                                                           --------------------------------------------------------------
Total assets                                                 278,511   186,233     185,724   185,993   185,494    185,510
                                                           --------------------------------------------------------------

Called up share capital                                        3,271     2,187       2,150     2,177     2,354      2,143
Share premium account                                          1,923     1,286       1,237     1,181     1,105        973
Other reserves                                                   450       301         301       259        75         75
Revaluation reserve                                               69        46          30        23       (56)       (79)
Profit and loss account                                        4,816     3,220       5,626     4,861     4,509      4,614
                                                           --------------------------------------------------------------
Shareholders' equity                                          10,529     7,040       9,344     8,501     7,987      7,726
Minority interests                                               154       103          96       147       175        176
Dated loan capital                                             6,286     4,203       4,311     2,806     2,785      2,554
Undated loan capital                                           4,039     2,701       3,230     2,356     2,360      2,053
                                                           --------------------------------------------------------------
Total capital resources                                       21,008    14,047      16,981    13,810    13,307     12,509
                                                           --------------------------------------------------------------

Deposits by banks                                             45,079    30,143      27,451    26,562    28,102     36,318
Customer accounts                                            164,089   109,722      98,117    96,294    89,888     84,191
Debt securities in issue                                      13,717     9,172      11,556    15,555    17,797     18,414
Other liabilities                                             34,618    23,149      31,619    33,772    36,400     34,078
                                                           --------------------------------------------------------------
Total liabilities                                            278,511   186,233     185,724   185,993   185,494    185,510
                                                           --------------------------------------------------------------

Amounts in accordance with US GAAP (1):

Shareholders' equity                                           9,701     6,487       8,063     7,767     7,120      6,739
Total assets                                                 278,228   186,044     184,870   185,858   185,417    185,457


Note:

(1) Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material differences between UK and US GAAP.

Other financial data

                                                                               Year ended December 31
                                                           -----------------------------------------------------------
Other financial data in accordance with UK GAAP:                2000         1999        1998        1997         1996
                                                                ----         ----        ----        ----         ----
Return on average total assets (1)                             1.10%        0.86%       0.80%       0.29%        0.35%
Return on average ordinary shareholders' equity (2)            26.7%        19.5%       20.0%       7.77%        8.26%
Return on average tangible equity (3)                          28.3%        21.5%       23.3%       10.1%        10.3%
Average shareholders' equity as a percentage of average
  total assets                                                  4.4%         4.7%        4.3%        3.9%         4.5%
Provision for bad and doubtful debts as a percentage of
  total loans to customers at year end (4)                      2.1%         2.4%        3.2%        3.2%         3.8%
Net interest margin (5)                                         3.2%         3.2%        3.1%        3.1%         3.1%
Ratio of earnings to combined fixed charges and
  preference share dividends (6)
    Including interest on deposits                              4.88         3.82        2.16        1.52         2.02
    Excluding interest on deposits                              1.52         1.45        1.28        1.13         1.19
Ratio of earnings to fixed charges only (6)
    Including interest on deposits                              5.16         4.05        2.24        1.56         2.09
    Excluding interest on deposits                              1.53         1.47        1.29        1.14         1.20
Risk asset ratio
    - Tier 1                                                    7.1%         9.2%        8.3%        7.2%         6.7%
    - Total                                                    12.2%        16.2%       13.2%       11.7%        10.8%

Other financial data in accordance with US GAAP (6):

Return on average total assets (1)                             1.40%        0.86%       0.83%       0.34%        0.31%
Return on average ordinary shareholders' equity (2)            39.5%        22.6%       24.7%       10.8%         8.7%
Average shareholders' equity as a percentage of average
  total assets                                                  3.8%         4.1%        3.7%        3.4%         3.8%
Ratio of earnings to combined fixed charges and
  preference share dividends (6)
    Including interest on deposits                              5.97         3.86        2.18        1.53         1.96
    Excluding interest on deposits                              1.67         1.46        1.29        1.13         1.18
Ratio of earnings to fixed charges only (6)
    Including interest on deposits                              6.32         4.03        2.24        1.61         2.00
    Excluding interest on deposits                              1.68         1.46        1.29        1.15         1.18

Notes:

(1) Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.

(2) Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.

(3) Return on average tangible equity represents net income available to ordinary shareholders, after adjusting for goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders funds, and assuming intangible fixed assets have been written off.

(4) Restated following change in accounting policy. See Accounting Policies on page 85.

(5) Net interest margin represents net interest income of the banking business as a percentage of average interest-earning assets of the banking business.

(6) For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(7) Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material difference between UK and US GAAP.

Exchange Rates

Except as stated, the following table sets forth, for the dates or periods indicated, the Noon Buying Rate in New York for cable transfers in sterling as certified for customs' purposes by the Federal Reserve Bank of New York (the 'Noon Buying Rate'):

US dollars per(pound)1           May         April         March      February       January      December
                                2001          2001          2001          2001          2001          2000
                                ----          ----          ----          ----          ----          ----
Noon buying rate
High                          1.4400        1.4470        1.4725        1.4775        1.5045       1.4955
Low                           1.4103        1.4200        1.4190        1.4385        1.4570       1.4365


US dollars per(pound)1                                Year ended December 31
                              --------------------------------------------------------------
                                2000          1999          1998          1997          1996
                                ----          ----          ----          ----          ----
Noon buying rate
Year end rate                 1.4955        1.6150        1.6628        1.6427        1.7123
Average rate for the year (1) 1.5204        1.6144        1.6602        1.6388        1.5734

Consolidation rate (2)
Year end rate                 1.4925        1.6165        1.6585        1.6548        1.6995
Average rate for the year     1.5160        1.6178        1.6576        1.6385        1.5613


Notes:

(1) The average of the Noon Buying Rates on the last business day of each month during the year.

(2) The rates used by the NatWest Group for translating dollars into sterling in the preparation of its consolidated financial statements.

(3)  On June 27, 2001, the Noon Buying Rate was(pound)1.00 = $1.4190

                        ITEM 4. INFORMATION ON THE BANK

HISTORY AND DEVELOPMENT OF THE BANK

National Westminster Bank Plc is a public limited company registered in England and Wales No. 929027. The registered office and principal office of the Bank is 135 Bishopsgate, London, EC2M 3UR (telephone 020-7315-5000). The Bank's website address is www.natwest.com.

The NatWest Group is a diversified financial services group engaged in a wide range of banking, financial and finance-related activities in the UK and internationally. The NatWest Group's operations are principally centred in the UK. The Bank is a major UK clearing bank.

NatWest was incorporated in England in 1968 and was formed from the merger of National Provincial Bank Limited and Westminster Bank Limited, which had themselves been formed through a series of mergers involving banks with origins dating back as far as the 17th century. At December 31, 2000 NatWest had approximately 2,160 branches, representative and similar offices worldwide, of which approximately 2,030, principally branch offices were located in the UK

National Westminster Bank Plc was acquired by The Royal Bank of Scotland Group plc on March 6, 2000.

BUSINESS OVERVIEW

At and for the year ended December 31, 2000, based on domicile of customer, no country outside the UK or the United States accounted for more than 10% of total assets or net income available for ordinary shares of the NatWest Group - see Note 52 to the Consolidated Financial Statements. At December 31, 2000, the NatWest Group had total assets of (pound)186.2 billion (December 31, 1999 - (pound)185.7 billion), total deposits of (pound)139.9 billion (December 31, 1999 - (pound)125.6 billion) and shareholders' equity of (pound)7,040 million (December 31, 1999 - (pound)9,344 million). At December 31, 2000, the NatWest Group employed 55,800 staff (December 31, 1999 - 67,200).

The NatWest Group's activities are organised in the following business divisions: Corporate Banking and Financial Markets, Retail Banking, Retail Direct, Manufacturing, Wealth Management, Ulster Bank, and Central items. A description of the activities of each of the NatWest Group's businesses is given below:

Corporate Banking and Financial Markets

Corporate Banking and Financial Markets, provides an integrated range of products and services to its mid-size and large corporate and institutional customers in the UK and overseas, including corporate and commercial banking, treasury and capital markets products, structured and leveraged finance, trade finance, leasing and factoring. It also has complementary subsidiary businesses covering cash flow management, traditional finance house products and asset based finance for large capital equipment projects.

Financial Markets provides corporate and institutional customers with treasury services, including global interest rate derivatives trading, bond origination and trading, credit sales and trading, sovereign debt trading and futures brokerage. In addition, it provides foreign exchange, money market, currency derivative and rate risk management services to corporate and institutional clients. It also engages in similar activities for its own account, and provides treasury services support to the NatWest Group. Greenwich Capital delivers debt market solutions tailored to meet the needs of companies and institutions in and around the world.

Retail Banking

Retail Banking provides a wide range of banking, insurance and other related financial services to individuals and small to medium sized corporate clients through a UK-wide branch network, certain centralised banking services and various subsidiary companies. It also operates direct banking telephone services and has complementary subsidiary businesses covering life assurance, pensions and private banking.

In the personal banking market, Retail Banking offers money transmission, savings and loan facilities. In its small business banking market, Retail Banking provides a range of services which includes money transmission and cash management, short, medium and long-term finance and retail and wholesale deposit-taking products.

As at December 31, 2000, the Bank had 1,643 retail branches in the United
Kingdom.

Retail Direct

Retail Direct issues a comprehensive range of credit, charge and debit cards to personal and corporate customers and engages in merchant acquisition and processing facilities for retail businesses. It also includes Lombard Direct which offers products to customers through direct channels.

Manufacturing

Manufacturing supports the customer facing businesses of Corporate Banking and Financial Markets, Retail Banking and Retail Direct and provides operational technology, account management, money transmission, property and other support services.

Wealth Management

Wealth Management comprises Coutts Group and the offshore banking business - NatWest Offshore. The Coutts Group brings together businesses that focus on private banking through the Coutts brand and the recently launched NatWest Private Banking brand. The NatWest Group's offshore business delivers retail banking services to local and expatriate customers, and a wide range of corporate banking and treasury services to corporate and intermediary clients.

Ulster Bank

Ulster Bank provides a comprehensive range of retail and wholesale financial services in Northern Ireland and the Republic of Ireland. Retail Banking has a network of branches throughout Ireland and operates in the personal, small business and wealth management sectors. Corporate Banking and Financial Markets provides a wide range of services and investment banking products in the corporate and institutional markets.

Central items

Central items include the costs of central departments such as Human Resources and Internal Audit which provide services to the operating divisions.

Staff involvement

The NatWest Group encourages staff involvement by a process of communication and consultation. This takes the form of information through normal management channels, internal publications, video communication, regular dialogue with staff representatives and all staff are given the opportunity to say what they think about working in the Bank in a confidential manner via the annual staff opinion survey. 70% of staff responded to the survey, giving their views on a variety of topics from management leadership to communication and employee involvement. The results of the survey are shared with all staff and action plans are prepared to address the key issues raised.

During 2000, the Bank launched NatWest TV, allowing key messages to be received by staff at their work location.

A new RBSG staff publication was launched in December 2000 to keep staff informed of wider RBSG activities. This quarterly publication was designed following staff feedback and aims to involve staff from across RBSG.

A new RBSG intranet site was launched in September 2000 bringing together the NatWest Group and The Royal Bank of Scotland plc ('RBS') intranets. Throughout the process of integration of NatWest within RBSG, extensive use is being made of the intranet as a communication channel to allow staff to be updated on progress on a regular basis.

The creation of a new European Works Council during 2001 will provide RBSG with an effective forum for discussing European matters. The Council will meet once a year.

Equal opportunities

The NatWest Group is committed to equality of opportunity and the creation of an environment in which individuals can feel valued and develop their potential without the barrier of discrimination.

Workforce demographics are monitored regularly with year-on-year improvements in the representation of women and ethnic minorities being seen at all levels.

NatWest Group takes every reasonable step to facilitate the employment, training, career development and promotion of disabled individuals who are seeking employment who become disabled whilst employed by the NatWest Group. NatWest Group adopts a flexible approach to roles and surroundings to allow such staff to fulfil their duties.

Description of assets and liabilities

Assets

Loan portfolio

The NatWest Group's loan portfolio consists of loans (including overdraft facilities) and instalment credit and finance lease receivables. Overdraft facilities provide the customer with a demand deposit account and demand credit facility combined in a single checking (current) account. An overdraft is effected whenever a customer's drawings on a demand deposit account exceed the credit balance of the account, the balance of which may alternate between debit and credit. While overdrafts are contractually repayable on demand unless a fixed term has been agreed, in practice customers will from time to time make deposits into the account, thereby reducing indebtedness or increasing a credit balance in accordance with their requirements. Borrowing limits on the overdraft facility are established, and full repayment is required only if the customer fails to honour the conditions on which the limit was granted or his financial position has so deteriorated that it is necessary to take protective action. Overdraft facilities are usually reviewed at least annually. Interest is generally calculated on the daily outstanding balance by reference to the Bank's base rate and is typically charged monthly. Overdrafts accounted for approximately 12.7% of the NatWest Group's total domestic loan portfolio at December 31, 2000.

Analysis of loans to customers by geographical area and type of customer

The following table analyses loans (including instalment credit and finance lease receivables) by geographical area and type for each of the five years ended December 31, 2000. The domestic categories of customer are based on the asset classification requirements of the Bank of England.


                                                   2000          1999(1)        1998(1)       1997(1)       1996(1)
                                                   ----          ----           ----          ----          ----
                                               (pound)m      (pound)m       (pound)m      (pound)m      (pound)m
Domestic
Central and local government                      1,822         1,853          1,765         1,956         1,837
Manufacturing                                     3,581         3,495          3,917         3,779         3,893
Construction                                      1,778         1,602          1,653         1,424         1,333
Finance                                           3,257         5,518            896         2,841         4,355
Service industries                                9,341         9,221          8,928         8,821         8,092
Agriculture, forestry and fishing                 1,660         1,619          1,549         1,505         1,420
Property                                          4,858         4,691          3,893         3,473         2,851
Business and other services                       2,077         2,035          3,046         2,216         3,617
Individuals  - home mortgages                    19,265        18,613         17,794        16,867        15,570
             - other                              9,374         7,759          7,121         6,618         6,310
Instalment credit and other loans                 4,826         4,093          4,269         7,482         6,660
Finance leases                                    3,794         3,653          3,895         7,392         7,055
                                                ----------------------------------------------------------------
Total domestic loans                             65,633        64,152         58,726        64,374        62,993
                                                ----------------------------------------------------------------
Foreign
Foreign - UK Based                               14,788        10,519          9,514         9,953         9,792
United States                                     9,836         6,779          5,636         6,413         4,957
Rest of the World                                10,651         9,727          7,654         6,565         6,726
                                                ----------------------------------------------------------------
Total foreign loans                              35,275        27,025         22,804        22,931        21,475
                                                ----------------------------------------------------------------
Total loans and advances to customers           100,908        91,177         81,530        87,305        84,468
Less provisions for bad and doubtful debts       (2,084)       (2,179)        (2,568)       (2,830)       (3,182)
                                                ----------------------------------------------------------------
Net loans and advances to customers              98,824        88,998         78,962        84,475        81,286
                                                ----------------------------------------------------------------

Note:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

For further information regarding the NatWest Group's operations by geographical area, see Note 46 to the Consolidated Financial Statements.

Lending concentrations

One of the principal factors influencing the quality of the NatWest Group's earnings is the diversification of its loan portfolio by geographical area within the UK, by industry classification and by individual customer. The spread of the NatWest Group's assets reduces concentration of risk.

The NatWest Group has a widely spread UK lending base through 2,030 branches and offices servicing a broad range of corporate and personal customers. With the exception of lending to individuals in the UK, there were no loan concentrations in any individual sector or industry which exceeded 10% of the total loans and advances to customers (before provisions). Instalment credit loans and direct finance leases are largely conducted through the consumer and industrial finance business of Lombard North Central PLC.

Analysis of loans to customers by maturity and repricing interval

The following table analyses loans (including instalment credit and finance lease receivables) to customers at December 31, 2000, by maturity or repricing interval, if earlier. Overdrafts are included in the 'Within 1 year' category.

                                                                    December 31, 2000
                                                   -------------------------------------------------------
                                                                   After 1
                                                     Within     but within       After 5
                                                     1 year       5 years          years         Total
                                                     ------       -------          -----         -----
                                                   (pound)m       (pound)m      (pound)m      (pound)m
Domestic:
Central and local government                            512            482           828         1,822
Manufacturing                                         2,350            842           389         3,581
Construction                                          1,097            478           203         1,778
Finance                                               2,808            330           119         3,257
Service industries                                    4,531          2,863         1,947         9,341
Agriculture, forestry and fishing                       944            347           369         1,660
Property                                              1,682          1,778         1,398         4,858
Business and other services                           1,169            620           288         2,077
Individuals  - home mortgages                           584          1,888        16,793        19,265
             - other                                  4,335          4,357           682         9,374
Instalment credit and other loans                     1,982          2,763            81         4,826
Finance leases                                          888          1,556         1,350         3,794
                                                   ---------------------------------------------------
Total domestic loans                                 22,882         18,304        24,447        65,633
                                                   ---------------------------------------------------
Foreign:
Foreign - UK Based                                    7,599          3,664         3,525        14,788
United States                                         7,484          1,159         1,193         9,836
Rest of the World                                     6,520          2,339         1,792        10,651
                                                   ---------------------------------------------------
Total foreign loans                                  21,603          7,162         6,510        35,275
                                                   ----------------------------------------------------
Total loans and advances to customers                44,485         25,466        30,957       100,908
                                                   -------------------------------------
Less provisions for bad and doubtful debts                                                      (2,084)
                                                                                            -----------
Net loans and advances to customers                                                             98,824
                                                                                            -----------
Fixed rates                                          21,783          6,942         3,708        32,433
Variable rates                                       22,702         18,524        27,249        68,475
                                                   ----------------------------------------------------
Total loans by maturity or repricing interval        44,485         25,466        30,957       100,908
                                                   ----------------------------------------------------

Cross-border outstandings

Cross-border outstandings consist of loans to banks and customers, instalment credit and finance lease receivables, acceptances and other monetary assets, including non-local currency claims of overseas offices on local residents. The NatWest Group monitors the geographical breakdown of outstandings based on the country of domicile of the borrower or guarantor of ultimate risk.

Cross-border outstandings in excess of 1% of total assets

The following table identifies countries where the NatWest Group's cross-border outstandings to borrowers exceeded 1% of total assets and acceptances:

                                                                                      Banks                     Commercial,
                                                   As % of                        and other     Governments  industrial and
                                                     total                        financial    and official   other private
                                                    assets(1)         Total    institutions    institutions          sector
                                             -------------            -----    ------------    ------------          ------
                                                       %           (pound)m        (pound)m        (pound)m        (pound)m
December 31, 2000
Germany                                              2.1              3,950           3,693              42             215
United States                                        2.0              3,682           2,130              13           1,539
Japan                                                1.8              3,420           3,025               1             394
Netherlands                                          1.2              2,150           1,101               -           1,049
Switzerland                                          1.0              1,915           1,578               -             337

December 31, 1999
Germany                                              3.1              5,849           5,588               5             256
United States                                        2.4              4,455           3,133               3           1,319
France                                               2.2              4,147           3,887               4             256
Netherlands                                          1.7              3,246           2,511               -             735
Italy                                                1.5              2,840           2,772              11              57
Switzerland                                          1.4              2,689           2,514              17             158
Japan                                                1.3              2,370           1,995               5             370
Canada                                               1.2              2,193           1,657             223             313

December 31, 1998
Germany                                              3.3              6,244           5,962               6             276
France                                               3.0              5,532           5,134              54             344
United States                                        2.3              4,314           3,207               2           1,105
Netherlands                                          1.5              2,879           2,126               -             753
Italy                                                1.4              2,652           2,472             116              64
Canada                                               1.4              2,581           2,070             184             327
Japan                                                1.3              2,403           2,122               -             281

Note:

(1) Assets comprise total assets, as reported in the Consolidated Balance Sheet, and acceptances, which together totalled (pound)186,630 million at December 31, 2000 (December 31, 1999 - (pound)186,505 million, December 31, 1998 - (pound)186,687 million).

Cross-border outstandings between 0.75% and 1% of total assets

At December 31, 2000, the Cayman Islands ((pound)1,504 million), France ((pound)1,787 million) and Canada ((pound)1,782 million) were the only countries that had cross border outstandings of between 0.75% and 1% of total assets (including acceptances).

At December 31, 1999, the Cayman Islands ((pound)1,399 million) was the only country that had cross border outstandings of between 0.75% and 1% of total assets (including acceptances).

At December 31, 1998, Switzerland ((pound)1,643 million) was the only country that had cross border outstandings of between 0.75% and 1% of total assets (including acceptances).

Provisions for bad and doubtful debts

Provisioning policy

Within the Bank and those of its subsidiaries engaged in banking, loan officers regularly review the quality of loans for which they are responsible. Specific provisions are made against loans when, as a result of a detailed appraisal of the loan portfolio, it is considered that recovery is doubtful, which depends in each case on the individual circumstances of the loan, including, among other things, the adequacy of any collateral securing the loan. Provisions made during a year (less amounts released and recoveries of amounts written-off in previous years) are charged against income. Interest receivable on doubtful loans is brought into the Consolidated Profit and Loss Account as it accrues only so long as its collectibility is not subject to significant doubt. Loans classified as bad debts are written-off to their estimated net realisable value when there is no realistic prospect of recovery.

In addition, general provisions are maintained at levels considered appropriate by management to cover losses from loans which have not been separately identified but are known from experience to be present in any portfolio of bank loans. Reviews of the level of general provisions are conducted throughout the year. A factor in establishing the level of general provisions is the scope and detail of the specific provisioning procedures in place at the time of the review.

There are differences between the provisioning policies of banks in the UK and the United States. In the UK, loans and related accrued interest are written-off only when, as a matter of banking judgement, there is no realistic prospect of recovery. When management determines that a write-off is appropriate, the principal amount and accrued interest on the obligation are written down to estimated net realisable value. Interest receivable on loans is recognised as income as it accrues provided that its collectibility is not subject to significant doubt. In contrast, banks in the United States typically stop accruing interest when loans become overdue by 90 days and recovery is doubtful, and write-off loans more rapidly. The cumulative effect of the NatWest Group's policies is to increase the relative size of the NatWest Group's gross loan portfolio and the provisions for bad and doubtful debts compared with those of US banks, which has the effect of increasing the NatWest Group's gross provisions ratios compared with those which would result from the application of US bank provisioning policies. The NatWest Group's policies do not, however, result in a significant adjustment to the NatWest Group's net income, or shareholders' funds for restatement under US GAAP. See Note 52 to the Consolidated Financial Statements.

Movements in provision for bad and doubtful debts

The following table shows movements in provision for bad and doubtful debts for each of the five years ended December 31, 2000:

                                                                      Year ended December 31
                                      --------------------------------------------------------------------------------------
                                            2000            1999 (1)         1998 (1)          1997 (1)          1996 (1)
                                            ----            --------         --------          --------          --------
                                      Specific  General Specific General Specific General  Specific General  SpecificGeneral
                                      --------  ------- -------- ------- -------- -------  -------- -------  ---------------
                                     (pound)m (pound)m (pound)m(pound)m (pound)m (pound)m (pound)m (pound)m(pound)m (pound)m
Provisions at beginning of year
    Domestic                             1,480      276    1,622      275   1,931      267    2,237      259    2,306     211
    Foreign                                319      117      580      132     509      130      659       41      729     192
                                       --------------------------------------------------------------------------------------
                                         1,799      393    2,202      407   2,440      397    2,896      300    3,035     403
                                      ---------------------------------------------------------------------------------------
Total                                       2,192            2,609             2,837             3,196            3,438
Currency translation and other
  adjustments
    Domestic                                9       (12)     13        (1)    (2)        1       -         -      (1)       1
    Foreign                                 1        16     (17)        -      1         -     (17)        -       3      (44)
Acquisition / (disposals) of
  subsidiaries
    Domestic                                7         -      (3)        -   (100)        -       -         -      (1)       -
    Foreign                                 -         -       -         -     (7)       (2)      -         -     (35)    (109)
Amounts written-off
    Domestic                             (497)        -    (546)        -   (726)        -    (882)        -    (685)       -
    Foreign                              (129)        -    (283)        -    (98)        -    (249)        -    (154)       -
Recoveries of amounts written-off in
  previous years
    Domestic                              144         -     172         -    198         -     213         -     186        -
    Foreign                                 8         -      11         -      8         -      14         -      23        -
Provisions charged to profit
    Domestic                              313         3     222         2    321         7     363         8     432       47
    Foreign                                41         2      28       (15)   167         4     102        89      93        2
Provisions at end of year
    Domestic                            1,456       267   1,480       276  1,622       275   1,931       267   2,237      259
    Foreign                               240       135     319       117    580       132     509       130     659       41
                                      ---------------------------------------------------------------------------------------
                                        1,696       402   1,799       393  2,202       407   2,440       397   2,896      300
                                      ---------------------------------------------------------------------------------------
Total                                       2,098             2,192             2,609             2,837            3,196
                                      ---------------------------------------------------------------------------------------


Note:

(1) Restated following change in accounting policy. See Accounting Policies on page 85 and Note 14 to the Consolidated Financial Statements.

The following table presents additional information with respect to provisions for bad and doubtful debts for each of the five years ended December 31, 2000:

                                                        2000            1999 (1)       1998 (1)      1997 (1)      1996 (1)
                                                        ----            ----           ----          ----          ----
                                                     (pound)m       (pound)m       (pound)m      (pound)m      (pound)m

Loans to customers (gross)                             100,908        91,177         81,530        87,305        84,468
                                                    -------------------------------------------------------------------

Provisions at end of year:
    Specific provisions - customers                      1,682         1,786          2,161         2,433         2,882
    Specific provisions - banks                             14            13             41             7            14
    General provision                                      402           393            407           397           300
                                                    -------------------------------------------------------------------
Total                                                    2,098         2,192          2,609         2,837         3,196
                                                    -------------------------------------------------------------------
As a percentage of gross loans to customers at end
  of year:
  Customer provisions at end of year
    Specific provision                                    1.67%         1.96%          2.65%         2.79%         3.41%
    General provision                                     0.40%         0.43%          0.50%         0.45%         0.36%
                                                      ------------------------------------------------------------------
                                                          2.07%         2.39%          3.15%         3.24%         3.77%
                                                      ------------------------------------------------------------------
    Domestic                                              2.63%         2.74%          3.23%         3.41%         3.96%
    Foreign                                               1.02%         1.57%          2.94%         2.76%         3.19%
    Total                                                 2.07%         2.39%          3.15%         3.24%         3.77%
  Customer provisions charged to profit
    Domestic                                              0.48%         0.35%          0.56%         0.58%         0.76%
    Foreign                                               0.10%         0.06%          0.58%         0.85%         0.49%
    Total                                                 0.35%         0.27%          0.57%         0.65%         0.69%

Average loans to customers (gross)                      95,756        86,707         87,658        90,318        87,471
                                                    -------------------------------------------------------------------
As a percentage of average loans to customers
  during the year:
  Total customer provisions charged to profit             0.37%         0.28%          0.53%         0.63%         0.67%
                                                    -------------------------------------------------------------------
  Amounts written-off (net of recoveries) -
  customers                                               0.49%         0.72%          0.70%         1.00%         0.68%
                                                    -------------------------------------------------------------------

Note:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

Write-offs and recoveries

The following table shows amounts written-off for each of the five years ended December 31, 2000:

Write-offs                                                       Year ended December 31
                                              ----------------------------------------------------------
                                                 2000       1999 (1)    1998 (1)    1997 (1)     1996 (1)
                                                 ----       ----        ----        ----         ----
                                             (pound)m     (pound)m    (pound)m    (pound)m     (pound)m
Domestic:
    Manufacturing                                   60          15           36          57          62
    Construction                                    29          10           29          32          49
    Finance                                          4           6            3           1           3
    Service industries                              97          90          107          96         114
    Agriculture, forestry and fishing                5           5            6           7           7
    Property                                         7           6           18          21          23
    Business and other services                     22         178          152         375         105
    Individuals - home  mortgages                    2           4            7          12          23
                - others                           150         164          153         132         167
    Instalment credit and other loans               80          68          192         148         119
    Finance leases                                  41           -           23           -          13
                                              ---------------------------------------------------------
    Total domestic                                 497         546          726         881         685
Foreign                                            124         263           94         247         121
                                              ---------------------------------------------------------
Total write-offs (2)                               621         809          820       1,128         806
                                              ---------------------------------------------------------

Notes:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

(2) Excludes amounts relating to loans to banks - 2000(pound)5 million; 1999(pound)20 million; 1998(pound)4 million; 1997(pound)3 million; 1996(pound)33 million.

The following table shows recoveries of amounts written-off for each of the five years ended December 31, 2000:

Recoveries                                                       Year ended December 31
                                              ------------------------------------------------------------
                                                  2000        1999 (1)     1998 (1)(2)  1997 (1)   1996 (1)
                                                  ----        -----        ----         ----       ----
                                              (pound)m    (pound)m     (pound)m    (pound)m    (pound)m
Domestic:
    Manufacturing                                   16          15           13          15          17
    Construction                                    14          11           13          17          16
    Finance                                          1           1            1           -           -
    Service industries                              38          45           38          39          32
    Agriculture, forestry and fishing                3           2            3           4           5
    Property                                         5           9           15          11          13
    Business and other services                     17          19           20          28          30
    Individuals - home mortgages                     1           3            -           -           -
                - others                            45          56           63          52          39
    Instalment credit and other loans                4          10           29          46          33
    Finance leases                                   -           1            2           1           1
                                              ---------------------------------------------------------
    Total domestic                                 144         172          197         213         186
Foreign                                              8          11            8          14          23
                                              ---------------------------------------------------------
Total recoveries                                   152         183          205         227         209
                                              ---------------------------------------------------------

Notes:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

(2)  Excludes(pound)1 million relating to loans to banks.

For a discussion of the factors considered in determining the amount of the provisions, see 'Provisions for bad and doubtful debts' on page 17.

Analysis of provisions for bad and doubtful debts

The following table analyses provision for bad and doubtful debts by geographical area and type of domestic customer for each of the five years ended December 31, 2000:

                                     2000             1999 (1)           1998 (1)            1997 (1)           1996 (1)
                              ------------------------------------------------------------------------------------------------
                                            % of                % of               % of               % of                % of
                                        loans to            loans to           loans to           loans to            loans to
                                           total               total              total              total               total
                                 Amount    loans    Amount     loans   Amount     loans    Amount    loans    Amount     loans
                                 ------    -----    ------     -----   ------     -----    ------    -----    ------     -----
                               (pound)m        %  (pound)m         % (pound)m         %  (pound)m        %  (pound)m         %
Domestic:
Manufacturing                        96       3.5      122        3.8     101       4.8       106       4.3      135        4.6
Construction                         69       1.8       81        1.8      89       2.0        95       1.6      106        1.6
Finance                              45       3.2       36        6.1      23       1.1        21       3.3       27        5.2
Service industries                  318       9.3      349       10.1     366      11.0       395     10.1       399        9.6
Agriculture, forestry and            24       1.6       26        1.8      28       1.9        25       1.7       27        1.7
  fishing
Property                             13       4.8       13        5.1      15       4.8        31       4.0       42        3.4
Business and other
  services                          107       2.1       51        2.2     209       3.7       351       2.5      673        4.3
Individuals
  - home mortgages                    7      19.1        9       20.4      13      21.8        14      19.3       20       18.4
  - other                           138       9.3      101        8.5     109       8.7       136       7.6      124        7.5
Finance leases                      419       3.8      447        4.0     433       4.8       451       8.5      433        8.4
Instalment credit                   200       4.8      245        4.5     236       5.2       305       8.6      251        7.9
Other                                 -       1.7        -        2.1       -       2.2         -       2.2        -        2.0
                              -------------------------------------------------------------------------------------------------
Total domestic                    1,456      65.0    1,480       70.4   1,622      72.0     1,930      73.7    2,237       74.6
Foreign                             226      35.0      306       29.6     539      28.0       503      26.3      645       25.4
                              -------------------------------------------------------------------------------------------------
Specific provisions               1,682     100.0    1,786      100.0   2,161     100.0     2,433     100.0    2,882      100.0
                                       ----------           ---------          --------           ---------           ---------
General provisions                  402                393                407                 397               300
                              ---------          ----------         ----------           ---------         ---------
Total provisions                  2,084              2,179              2,568                2,830            3,182
                              ---------          ----------         ----------           ---------         ---------

All of the above provisions were in respect of loans to customers. In addition there were provisions against loan to banks as follows: December 31, 2000 (pound)14 million; December 31, 1999 (pound)13 million; December 31, 1998 (pound)41 million; December 31, 1997 (pound)7 million; December 31, 1996 (pound)14 million. For an explanation of the movements in the provisions for bad and doubtful debts, see 'Provisions for bad and doubtful debts' on page 38.

Note:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

Risk elements in lending

The NatWest Group makes provisions for bad and doubtful debts in accordance with the method described under 'Provisions for bad and doubtful debts - provisioning policy' on page 17. The NatWest Group's loan control and review procedures generally do not include the classification of loans as non-accrual, accruing past due, restructured and potential problem loans, as defined by the Securities and Exchange Commission ('SEC'). Management has estimated, as set forth below, the amount of loans, without giving effect to available security, which would have been so reported had the SEC's classifications been employed.

                                                                2000           1999(1)      1998(1)     1997(1)     1996(1)
                                                                ----           ----         ----        ----        ----
                                                              (pound)m       (pound)m     (pound)m    (pound)m    (pound)m
Loans accounted for on a non-accrual basis:
    Domestic                                                    2,164         2,111        2,425       2,834       3,331
    Foreign                                                       143           460          686         878       1,035
                                                             ------------------------------------------------------------
                                                                2,307         2,571        3,111       3,712       4,366
                                                             ------------------------------------------------------------
Accruing loans which are contractually past due
  90 days or more as to principal or interest:  (2)
    Domestic                                                      223           230          263         241         291
    Foreign                                                        21            17           15          31          21
                                                             ------------------------------------------------------------
                                                                  244           247          278         272         312
                                                             ------------------------------------------------------------
Loans not included above which are classified
  as 'troubled debt restructurings':
    Domestic                                                       24            17           24          28          27
    Foreign                                                        10            20          253          93         158
                                                             --------------  --------------------------------------------
                                                                   34            37          277         121         185
                                                             --------------  --------------------------------------------
Total                                                           2,585         2,855        3,666       4,105       4,863
                                                             --------------  --------------------------------------------
Closing provisions as a % of total risk elements in lending:        %             %            %           %           %
    Specific provisions                                            66            63           60          59          60
    General provisions                                             15            14           11          10           6
                                                             --------------  --------------------------------------------
    Total                                                          81            77           71          69          66
                                                             --------------  --------------------------------------------


Notes:

(1) Restated following change in accounting policy. See Accounting Policies on page 85.

(2) Generally, loans by way of overdraft have no fixed repayment schedules and consequently are not included in this category.

Loans that are current as to payment of principal and interest and not reflected in the above table, but as to which the NatWest Group has serious doubts as to the ability of the borrower to comply with loan repayment terms in the near future, totalled approximately (pound)571 million at December 31, 2000 (December 31, 1999 - (pound)610 million). Of this amount, (pound)516 million related to domestic loans and (pound)55 million to foreign loans (December 31, 1999 - (pound)511 million to domestic loans and (pound)99 million to foreign loans). Substantial security is held in respect of these loans and appropriate provisions have already been made in accordance with the NatWest Group's provisioning policy for bad and doubtful debts.

The classification of a loan as non-accrual does not necessarily indicate that the principal of the loan is uncollectable in whole or in part as this depends in each case on the individual circumstances of the loan, including the adequacy of any collateral securing the loan. Therefore, classification of a loan as non-accrual does not always require that a provision be made against such a loan. In accordance with the NatWest Group's provisioning policy for bad and doubtful debts, it is considered that adequate provisions for the above risk elements in lending have been made in the financial statements. Total provisions for bad and doubtful debts as a percentage of loans to customers was 2.1% at December 31, 2000, (2.4% at December 31, 1999) principally due to new provisions exceeding the amounts written-off in the year together with the growth in the loan portfolio (new loans do not generally require provisions at least initially) and the continued growth in domestic mortgages which historically have required a low level of specific provisions.

Gross interest income not recognised, but which would have been recognised under the original terms of the non-accrual and restructured loans, amounted to (pound)118 million for the year ended December 31, 2000 (1999 - (pound)117 million) from domestic loans and (pound)24 million (1999 - (pound)10 million) from foreign loans. Interest on non-accrual and restructured loans included in net income in the year ended December 31, 2000 was (pound)39 million (1999 - (pound)55 million) from domestic loans and (pound)1 million (1999 - (pound)nil) from foreign loans.

Liabilities

Deposits

A substantial portion of the NatWest Group's assets are funded by deposits, principally current accounts and various types of interest bearing deposit accounts, collected through the Bank's UK branch network, and subsidiary undertakings. The remainder of the assets of the NatWest Group are funded by wholesale deposits, debt securities in issue, loan capital and shareholders' equity.

At December 31, 2000 and 1999, approximately 18.3%, and 19.3% respectively, of domestic deposits were in non-interest bearing current accounts and approximately 39.7%, and 38.3% respectively, of domestic deposits were interest bearing deposits repayable on demand. Interest bearing demand deposits are current accounts with credit balances and retail deposits repayable on demand, obtained primarily through the Bank's UK branch network, and wholesale deposits repayable on demand, booked mainly within the Bank's treasury operation. Interest rates applicable to such deposits are generally calculated on the basis of a margin under the Bank's base rate. Deposits in currencies other than sterling are collected principally by Corporate Banking and Financial Markets and Wealth Management. The former raises most of its deposits through the wholesale markets whereas Wealth Management's deposits are principally demand and savings deposits.

Savings deposits are specific products which are designed to attract larger savings from personal customers who do not require withdrawals on demand and therefore in general offer better rates of return than interest bearing demand deposits. At December 31, 2000 and 1999, approximately 12.6%, and 14.9% respectively, of the NatWest Group's domestic deposits were in savings deposits.

Other time deposits are collected centrally from the money market to bridge the gap between retail resources and sterling assets. Chief sources of wholesale deposits are the inter-bank market, corporations and non-bank financial institutions which place funds on the inter-bank market, and issuance of certificates of deposit and medium term notes. All are priced in relation to money market rates. Rate considerations and the ability to provide funds in the maturity periods required by the Bank to fulfil its liquidity management objectives affect the choice of instrument. Customers are offered rates related to inter-bank market rates for the term of the deposit depending on the amounts and term. Larger deposits (typically (pound)1 million and over) earn the money market rates paid in the inter-bank market, and smaller amounts earn progressively wider spreads under the money market rate. Rates are centrally communicated throughout the NatWest Group by the central treasury operation. While competitive rates influence the quantity of deposits obtained through the branch network, the branch network enables a wide variety of local depositor sources to be accessed.

Analysis of deposits

The following table shows the distribution of deposits by banks and customer accounts by sterling and other currencies at December 31 in each of the past three years:

                                    2000          1999          1998
                                    ----          ----          ----
                                (pound)m      (pound)m      (pound)m
Deposits by banks
  Sterling                         7,701         4,843         4,363
  Other currencies                22,442        22,608        22,199
                              --------------------------------------
Total deposits by banks           30,143        27,451        26,562
                              --------------------------------------

Customer accounts
  Sterling                        78,434        73,489        69,650
  Other currencies                31,288        24,628        26,644
                              --------------------------------------
Total customer accounts          109,722        98,117        96,294
                              --------------------------------------

Total deposits                   139,865       125,568       122,856
                              --------------------------------------

Average deposits and average interest rates of the banking business

The following table shows details of the NatWest Group's average deposits of the banking business in each of the past three years:

                                                                Year ended December 31
                                       ----------------------------------------------------------------------
                                                2000                     1999                    1998
                                                ----                     ----                    ----
                                         Average     Average     Average      Average     Average     Average
                                         balance        rate     balance         rate     balance        rate
                                         -------        ----     -------         ----     -------        ----
                                        (pound)m           %    (pound)m            %    (pound)m           %
UK offices
  Interest free demand                    15,660           -      14,462            -      13,047           -
  Deposits by banks                       10,197         5.3      11,186          3.9      11,989         4.7
  Customer accounts
    Demand                                29,098         3.4      26,110          3.4      25,228         4.2
    Savings                               10,662         4.3      11,387          4.0      11,287         6.0
    Other time                            25,701         5.8      25,597          5.2      27,436         6.5
                                       ---------               ---------                ---------
Total UK office deposits                  91,318                  88,742                   88,987
                                       ---------               ---------                ---------

Overseas offices
  Interest free demand                     1,312           -         974            -         766           -
  Deposits by banks                        6,212         5.7       6,999          5.0       8,378         6.4
  Customer accounts
    Demand                                 2,533         5.3       1,593          3.0       1,389         3.9
    Savings                                   61         3.3          77          2.6         113         5.3
    Other time                             5,249         5.5       5,454          4.0       7,215         4.9
                                       ---------               ---------                ---------
Total overseas office deposits            15,367                  15,097                   17,861
                                       ---------               ---------                ---------

Total deposits of banking business       106,685                 103,839                  106,848
Total deposits of trading business        26,072                  19,685                   22,774
                                       ---------               ---------                ---------
Total deposits                           132,757                 123,524                  129,622
                                       ---------               ---------                ---------

Certificates of deposit and other time deposits

The following table shows details of the NatWest Group's certificates of deposit issued and other time deposits over (pound)50,000 (or the equivalent of $100,000 for currencies other than sterling) at December 31, 2000, by time remaining until maturity:


                                                                              December 31, 2000
                                                    -------------------------------------------------------------------
                                                                  Over 3 but     Over 6 but
                                                        Within       within 6      within 12      Over 12
                                                      3 months         months        months        months         Total
                                                      --------         ------        ------        ------         -----
                                                      (pound)m       (pound)m       (pound)m     (pound)m      (pound)m
UK based companies and branches
    Certificates of deposit                              2,191              -              -            -         2,191
    Other time deposits                                 23,701            519            199           68        24,487

Overseas based companies and branches
    Certificates of deposit                              2,478            899            846            -         4,223
    Other time deposits                                  7,484            362            112          508         8,466
                                                    -------------------------------------------------------------------
Total                                                   35,854          1,780          1,157          576        39,367
                                                    -------------------------------------------------------------------

Analysis of deposits by product type and geographical area

The following table shows the distribution of the NatWest Group's deposits by product type and geographical area as at December 31, for each of the past three years:

                                       2000          1999          1998
                                       ----          ----          ----
                                   (pound)m      (pound)m      (pound)m
Domestic
    Interest-free                    15,003        14,584        12,695
    Interest bearing                 67,205        60,902        58,796
                                 --------------------------------------
Total domestic deposits              82,208        75,486        71,491
                                 --------------------------------------

Foreign
    Interest-free                     3,301         2,331         1,959
    Interest bearing                 54,356        47,751        49,406
                                 --------------------------------------
Total foreign deposits               57,657        50,082        51,365
                                 --------------------------------------

Total deposits                      139,865       125,568       122,856
                                 --------------------------------------

Banking business                    115,054       107,542       104,312
Trading business                     24,811        18,026        18,544
                                 --------------------------------------
Total deposits                      139,865       125,568       122,856
                                 --------------------------------------

Deposits by banks                    30,143        27,451        26,562
Customer accounts                   109,722        98,117        96,294
                                 --------------------------------------
Total deposits                      139,865       125,568       122,856
                                 --------------------------------------
Analysis of foreign by
  geographical area:
Foreign - UK based                   21,798        23,349        21,946
United States                        22,137        14,701        16,106
Rest of the World                    13,722        12,032        13,313
                                 --------------------------------------
Total foreign                        57,657        50,082        51,365
                                 --------------------------------------

Short-term borrowings

The following table shows details of the NatWest Group's short-term borrowings as at December 31, for each of the past three years:

                                                                           2000          1999          1998
                                                                           ----          ----          ----
                                                                       (pound)m      (pound)m      (pound)m
Commercial paper:
    Outstanding at December 31                                               681         1,189         1,532
    Maximum amount outstanding at any month-end during the year            1,084         1,696         2,163
    Approximate average amount outstanding during the year                   873         1,237         1,840
    Approximate weighted average interest rate during the year               6.1%          5.5%          5.7%
    Approximate weighted average interest rate at December 31                4.7%          5.8%          5.1%

Other short-term borrowings:
    Outstanding at December 31                                            25,566        18,743        18,392
    Maximum amount outstanding at any month-end during the year           30,911        22,496        21,179
    Approximate average amount outstanding during the year                25,673        20,738        17,705
    Approximate weighted average interest rate during the year               5.9%          5.1%          4.7%
    Approximate weighted average interest rate at December 31                6.1%          4.6%          4.5%

Average interest rates during the year are computed by dividing total interest expense by the average amount borrowed. Average interest rates at year-end are average rates for a single day and as such may reflect one-day market distortions which may not be indicative of generally prevailing rates. Original maturities of commercial paper are not in excess of nine months. 'Other short-term borrowings' consist principally of borrowings in the inter-bank market included within 'Deposits by banks' in the Consolidated Financial Statements, and generally have original maturities of one year or less.

Competition

In the UK, NatWest Group's principal competitors are other clearing banks, building societies (which are similar to savings and loans associations in the US) and the other major international banks represented in London.

Competition to serve corporate and institutional customers in the UK remains strong. In addition to the UK clearing banks, large US and European financial institutions are also active, and offer combined investment and commercial banking capabilities. The capital markets continue to innovate and provide a broader range of financing and risk management solutions for corporate customers. In asset finance, Lombard competes with both banks and specialised asset finance providers, both captive and non-captive.

In the small business banking market, the NatWest Group competes with other UK clearing banks, with specialist finance providers and building societies.

In the personal banking market, competition continues to intensify. In addition to UK banks and building societies, major retailers, life assurance companies and internet-only players have entered the market.

The UK credit card market is highly competitive, and new entrants, both UK and international, continue to join the large number of existing card issuers. Major retailers, utilities and specialist card issuers are active in the market in addition to the UK banks and building societies. Competition is across a range of dimensions, including aggressive pricing, loyalty and reward schemes, and packaged benefits.

In Wealth Management, NatWest Offshore competes with other UK and international banks to offer offshore banking services. Coutts Group competes as a private bank with UK clearing and private banks, and with international private banks. There has been an increased focus by a number of competitors, both UK and international, on the 'mass-affluent' segment of customers, and a number of new propositions have been launched.

In Northern Ireland and the Republic of Ireland, Ulster Bank competes in retail and commercial banking with the major Irish banks and building societies, and with other UK and international banks and building societies active in the market. Competition is intensifying as both UK and Irish institutions seek to expand their businesses.

In the United States, the NatWest Group competes in the large corporate lending and specialised finance market, and in fixed-income trading and sales. Competition is principally with the large US commercial and investment banks and international banks active in the US.

In other international markets, principally in continental Europe, the NatWest Group faces competition from the leading domestic and international players active in the relevant national markets.

Monetary policy

The earnings of the NatWest Group are affected by general economic conditions, both domestic and global. The policies of the UK government, and of governments in other countries in which the NatWest Group operates, also have an impact.

The UK government sets an inflation target, which the Chancellor of the Exchequer confirmed in the March 2001 Budget would remain at 2.5%. The Bank of England has operational independence in setting short-term interest rates to achieve this target. The Bank of England's Monetary Policy Committee ('MPC') meets each month to agree any change to interest rates, and the minutes of these meetings are published two weeks later. The Bank of England was given independence by the Chancellor of the Exchequer in 1997, with the intention of making monetary-policy free from political influence, and therefore more stable and credible.

The value of sterling is also important for UK monetary conditions. The monetary authorities do not have an exchange rate target, but concerns over the strength of sterling have played a role in several MPC monthly debates during the past year. Sterling remained strong against the euro ('(euro)') during 2000, but weakened against the US dollar.

European Economic and Monetary Union (EMU)

The third stage of EMU started on schedule on January 1, 1999. During the course of 1998, it was determined that eleven countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) would participate. The UK, along with Denmark, exercised its right to opt out at that stage, and Sweden also determined not to be part of this first wave. Initially, Greece was deemed not to qualify in terms of the criteria set out in the Maastricht Treaty.

The new European single currency, the euro, came into being on January 1, 1999. On December 31, 1998, the European Currency Unit (the ECU) was replaced by the euro on the international currency markets, on a one-for-one basis. The rates for the euro against other international currencies were based upon the official closing rates for the ECU. The bilateral rates for the legacy currencies of the participating states were derived from their rates within the Exchange Rate Mechanism and the closing value of the ECU. These rates, between the legacy currencies and between these currencies and the euro, were irrevocably locked as of January 1, 1999. The euro became the formal currency for all eleven participating states.

It was subsequently determined that Greece met the criteria set out in the Maastricht Treaty, and Greece was admitted to the third stage of EMU as from January 1, 2001. The drachma was irrevocably locked to the euro at that date. A referendum on EMU participation was held in Denmark in 2000, with a majority voting against entry.

The legacy currencies will continue to exist until 2002. Euro notes and coins will be introduced into circulation in all twelve participating states on January 1, 2002 and it is formally required under the Maastricht Treaty that legacy currency notes and coins be withdrawn by June 30, 2002. In practice, it is intended by all participating states that the end of legal tender status for legacy currency notes and coins be achieved by the end of February, 2002.

Also on January 1, 1999, the European Central Bank ('ECB') took over responsibility for the operation of monetary policy throughout the euro zone. They set one short-term interest rate to cover all twelve countries. Initially, on January 1, 1999, the 'refi' rate was set at 3%. The present rate is 4.75%.

The UK Government has indicated that it supports EMU entry in principle, but that the UK will not adopt the single currency until this is seen as being in the UK's economic interests and also not until there has been a positive vote at a referendum. The Chancellor of the Exchequer has laid down five key economic conditions for UK participation and the Prime Minister has indicated that an assessment of these five tests will be undertaken within two years of the recent General Election.

The NatWest Group continues to co-operate with the UK Government, and to work proactively within the financial sector, to develop thinking and plans regarding a range of practical issues that would arise if the UK were to determine to enter EMU. In particular, the NatWest Group is involved in discussions as to how a phased transition could be achieved, to minimise cost and risk. In addition, due attention is being paid to the implications, for elements of the NatWest Group and for customers, of the introduction of euro notes and coins and the subsequent withdrawal of legacy currencies.

Supervision and Regulation

UK banking business

Under the Banking Act 1987, originally the Bank of England was responsible for the supervision of the UK banking system and was the principal regulatory body supervising the Group's banking operations. In 1997, the Government decided that regulation for banking, insurance and financial services should be brought together in the Financial Services Authority ('FSA') which would assume the role of sole regulator for the UK financial services industry. On June 1, 1998, the prudential supervision of banks was transferred to the FSA under the Bank of England Act 1998.

A new statutory regime under which the FSA will take over the responsibilities of, and will have powers at least equivalent to, those of the current UK financial services regulators, will be created with the implementation of the Financial Services and Markets Act 2000 (the 'FSMA 2000') which received Royal Assent in June 2000. The FSMA 2000 sets out the Government's regulatory reform proposals and will eventually replace the majority of the existing UK financial services legislation, including the Financial Services Act 1986 (the 'FSA 1986'), the Insurance Companies Act 1982 and the Banking Act 1987, and will also contain legislation relating to building societies and friendly societies. None of the provisions of the FSMA 2000 are in force, as yet. The FSMA 2000 is expected to be implemented once the necessary secondary legislation has been completed, on a date currently referred to as 'N2'. The Treasury has recently announced its intention to ensure that the FSMA 2000 is implemented by the end of November 2001.

The FSA supervises the banking activities of 8 banks in the NatWest Group, namely, the Bank, Coutts & Co, Lombard North Central PLC, Lombard Bank Limited, Lombard & Ulster Limited, Ulster Bank Limited, GEM Money Management Limited (currently virtually dormant and not undertaking any banking business) and RoyScot Trust plc, all of which are authorised institutions under the Banking Act 1987. These authorised institutions may also be supervised by other regulators in relation to their conduct of any investment business in the UK. The FSA has certain indirect control over the holding companies of each of these authorised institutions as it is empowered to object to shareholder controllers of authorised institutions.

Broadly, the FSA is empowered to request information from, and to give directions to, authorised institutions. The FSA also sets standards and prudential requirements for, and provides guidance to, the banks under its supervision. Banks are required to submit regular returns to the FSA, which provide material for supervisory assessment. Senior management of banks also meet regularly with the FSA to discuss relevant issues such as risk control, loan portfolio composition, profitability, capital adequacy and liquidity management, organisational changes and operating practices. The FSA's supervision has become increasingly formalised through the issue of notices drawn up by the FSA in consultation with the banks, relating to, amongst other matters, the implementation of consolidated supervision, capital adequacy, liquidity and foreign currency exposure, large exposures to related borrowers, the adequacy of accounting procedures and controls, advertising, the FSA's relationship with a bank's external auditors and loan transfers and securitisation of loans.

The Banking Act 1987 also permits the FSA to require independent reports prepared by accountants or other persons with relevant professional skills to be provided by authorised institutions, relating to issues such as the accuracy of accounting records and prudential returns and the adequacy of internal controls. In addition, the FSA has statutory powers to object on prudential grounds, or by direction of the UK Treasury (under certain provisions of the FSA 1986) to persons who are, or who intend to become, 'controllers' or 'indirect controllers' of an authorised institution.

Capital adequacy

A bank is required to maintain adequate capital to absorb losses arising from the risks in its business. The basic capital adequacy framework is that set by the 1988 Basle Accord, as amended, and implemented in the EU by various Directives. The capital adequacy regime requires a bank to maintain certain levels of capital, which must be of certain specified types (or tiers), against particular business risks. The specific regime applying in the UK is set out in more detail in the FSA's Guide to Banking Supervisory Policy.

Large exposures

The FSA requires banks to report, and in some cases obtain consent for, large single exposures and large exposures to related borrowers. Generally, a bank is not permitted to have exposures exceeding 25% of its capital.

Liquidity

The FSA monitors the liquidity of the UK banking sector through a series of periodic returns covering both sterling and non-sterling operations

Deposit compensation

Deposit compensation under the EC Directive on Deposit Protection Schemes, implemented in the UK on July 1, 1995, is available to depositors with authorised institutions. Depositors with a failed institution will receive 90% of their protected deposits from the UK deposit protection fund. A protected deposit is limited to a maximum amount of (pound)20,000 (or the sterling equivalent of euro 22,222, whichever is the higher), including both principal and accrued interest. The deposit protection fund is financed by a levy on all authorised institutions in proportion to their deposit base which includes deposits in sterling, other European Economic Area currencies and euros. The maximum level of the initial levy on each institution is (pound)300,000 with arrangements existing for raising further contributions (which may not exceed (pound)300,000 each) and special contributions in certain circumstances, but the maximum amount of any such further or special contribution is limited (after taking into account such contribution, together with any previous initial, further and special contributions, and after allowing for any repayments) to 0.3% of the authorised institution's deposit base. Under certain circumstances specified in the Banking Act 1987, the figures referred to above may be varied. When the Act comes into force a new Single Financial Services Compensation Scheme will become operative, replacing the current Deposit Protection Scheme, Investors Compensation Scheme and Policyholders Protection Scheme. The level of protected deposit is expected to rise to (pound)35,000, with a maximum payment of (pound)31,700 (100% of (pound)2,000 and 90% of (pound)33,000).

UK securities and investment business

The NatWest Group's securities and investment businesses in the UK are currently regulated under the FSA 1986, which created a framework for strengthening investor protection by the regulation of investment businesses and securities markets. The FSA 1986 established a statutory regulator, the Securities and Investments Board ('SIB'), to which the Secretary of State transferred the majority of his powers and functions under the FSA 1986. In turn, the SIB transferred certain of its powers to various self-regulating organisations ('SROs') and recognised professional bodies, which authorise and supervise most securities and investment businesses in the UK.

In 1992, the Treasury assumed responsibility for the remaining functions of the Secretary of State under the FSA 1986. Overall policy responsibility for the regulatory system, insider dealing, financial markets and dematerialised settlement was vested in the Treasury. In 1997, the SIB was renamed the 'Financial Services Authority'.

Although, formally, regulatory functions in the UK continue to be performed by the SROs and the recognised professional bodies, the FSA now carries out most of the functions of the SROs on their behalf, under service level agreements which were entered into in 1998. When the FSMA 2000 is implemented, the FSA will assume the responsibilities and powers of the SROs and the recognised professional bodies.

The regulated activities of the NatWest Group currently fall within the scope of a number of SROs, namely the Personal Investment Authority, the Investment Management Regulatory Organisation and the Securities and Futures Authority. When the FSMA 2000 is implemented, the regulated activities of the NatWest Group in the UK will be supervised by the FSA.

Pursuant to rules promulgated under the FSA 1986, regulated entities such as NatWest are currently required to decide whether to market the investment products of only one company or to become an independent intermediary providing customers with advice across a broader range of products (these restrictions are currently under review and may be relaxed, in the future). In December 2000, the Bank sold National Westminster Life Assurance Limited ('NWL') to RBS Life Investments Limited. Shortly thereafter, the composite insurer CGNU plc, acting through its life assurance subsidiary, acquired a 49.999% stake in RBS Life Investments Limited, effectively establishing the business of NWL as a joint venture between The Royal Bank of Scotland Group plc and CGNU plc. The Bank markets through its branches NWL investment products and is not permitted to provide advice in relation to these types of products more generally. However, independent advice is available to customers who require it through, in the case of the Bank's branch network, National Westminster Insurance Services Limited.

United States

The Bank maintains a branch in the United States and consequently its operations are subject to regulation under the US International Banking Act of 1978, as amended, and the US Bank Holding Company Act of 1956, as amended (the 'BHCA'), by the Board of Governors of the Federal Reserve System (the 'Board'). The BHCA generally prohibits the Bank from acquiring, directly or indirectly, the ownership or control of more than 5% of the voting shares of any company engaged in non-banking activities in the United States unless the Board has determined, by order or regulation, that such activities are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In addition, the BHCA requires the Bank to obtain the prior approval of the Board before acquiring, directly or indirectly, the ownership or control of more than 5% of the voting shares of any US bank or holding company. Although the US Gramm-Leach-Bliley Act of 1999 permits bank holding companies and foreign banks that have met certain eligibility criteria and elected to become 'financial holding companies' to engage in a significantly broader range of non-banking activities than those described above, the Bank has not elected to become a financial holding company.

The Bank's US bank and non-bank subsidiaries are subject to direct supervision and regulation by various other federal and state authorities. The Bank's US securities affiliates are subject to regulation and supervision by the Securities and Exchange Commission.

ORGANISATIONAL STRUCTURE

The Bank is a wholly owned subsidiary of The Royal Bank of Scotland Group plc. Details of the principal subsidiary undertakings of NatWest are given in Note 19 to the Consolidated Financial Statements.

PROPERTY, PLANT AND EQUIPMENT

At December 31, 2000, the NatWest Group operated from approximately 2,100 locations world-wide, principally in the UK. The Bank had 1,643 retail branches in the UK. A substantial majority of the UK branches are owned by the Bank and its subsidiaries or are held under leases with unexpired terms of over 50 years. The NatWest Group's principal properties include its London headquarters at 135 Bishopsgate.

From 2000, freehold and long leasehold properties are revalued on a rolling basis, each property being valued at least every five years. Interim valuations outwith the five year cycle will be carried out on properties where there is an indication that its value has changed significantly, given market conditions. Previously, it was the Group's policy to carry out annual valuations of its principal freehold and long leasehold (more than fifty years unexpired) premises. Any increase or deficit on revaluation is reflected in the carrying value of premises at that time. Any impairment in the value of premises where there is a clear consumption of economic benefits is charged to the Consolidated Profit and Loss Account, together with the balance of the amount of other impairments of premises after eliminating any previous revaluation surplus on the premises. Any profit from the sale of revalued premises is calculated by deducting the revalued amount from the net proceeds. The revaluation of premises at December 31, 2000, resulted in a (pound)20 million increase in property revaluation reserves.

Total capital expenditure on premises, computers and other equipment for the year ended December 31, 2000 was (pound)234 million (1999 (pound)283 million, 1998 (pound)574 million).

              ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

OPERATING RESULTS

Overview

The following table summarises the NatWest Group's results for the three years ended December 31, 2000:

                                                                                    Year ended December 31
                                                                         ----------------------------------------------
Consolidated profit and loss account                                           2000            1999 (1)        1998 (1)
                                                                               ----            -----           -----
                                                                           (pound)m        (pound)m        (pound)m
Net interest income                                                           3,675           3,620           3,686
                                                                         --------------- --------------  ----------

Dividend income                                                                  14              19              18
Fees and commissions receivable                                               2,957           2,809           2,745
Fees and commissions payable                                                   (637)           (575)           (563)
Dealing profits                                                                 684             844             848
Other operating income                                                          803             798           1,070
                                                                         --------------- --------------  ----------
Non-interest income                                                           3,821           3,895           4,118
                                                                         --------------- --------------  ----------

Total income                                                                  7,496           7,515           7,804
                                                                         --------------- --------------  ----------
Administrative expenses
- staff costs                                                                (2,275)         (2,606)         (2,662)
- premises and equipment                                                       (451)           (709)           (807)
- other                                                                      (1,434)         (1,059)         (1,111)
Depreciation of tangible fixed assets                                          (548)           (510)           (647)
                                                                         --------------- --------------  ----------
Operating expenses                                                           (4,708)         (4,884)         (5,227)
                                                                         --------------- --------------  ----------

Operating profit before provisions                                            2,788           2,631           2,577
Provisions for bad and doubtful debts                                          (359)           (237)           (499)
Amounts written off fixed asset investments                                     (14)            (23)            (28)
Write-down of finance leases                                                      -               -             (55)
                                                                         --------------- --------------  ----------
Group operating profit before goodwill amortisation and restructuring
costs                                                                         2,415           2,371           1,995
Goodwill amortisation                                                           (27)            (51)            (80)
Restructuring costs                                                            (527)           (139)           (122)
                                                                         --------------- --------------  ----------
Operating profit                                                              1,861           2,181           1,793
Losses on termination of Equities operations                                      -             (14)              -
Profit/(loss) on disposal of businesses                                         967             (14)            265
Additional consideration on sale of Bancorp                                      74             110              84
                                                                         --------------- --------------  ----------
Group profit before tax                                                       2,902           2,263           2,142
                                                                         --------------- --------------  ----------
Tax                                                                            (694)           (584)           (501)
                                                                         --------------- --------------  ----------
Group profit after tax                                                        2,208           1,679           1,641
                                                                         --------------- --------------  ----------

Note:

(1) Certain data for prior years have been restated following changes in presentation that have been adopted to align the NatWest Group's financial statements with those of its parent (see Changes in Accounting Presentation on page 88).

2000 over 1999

Group profit before tax increased 28%, (pound)639 million to (pound)2,902 million, including (pound)967 million profit on disposal of businesses.

Net interest income increased by 2%, (pound)55 million to (pound)3,675 million. Good growth was achieved in both corporate advances and personal lending and deposits. Average interest-earning assets of the NatWest Group's banking business were broadly flat. Net interest margin of the banking business was maintained at 3.2%.

Non-interest income decreased by 2%, (pound)74 million, to (pound)3,821 million. Fees and commissions receivable increased by 5%, (pound)148 million to (pound)2,957 million. Dealing profits decreased 19%, (pound)160 million to (pound)684 million. Other operating income at (pound)803 million was up (pound)5 million.

Operating expenses were down (pound)176 million, 4% to (pound)4,708 million. Staff expenses were down (pound)331 million, 13% to (pound)2,275 million. Staff numbers fell by 11,400 to 55,800. Other expenses were up 7%, (pound)155 million to (pound)2,433 million.

Group cost:income ratio excluding goodwill amortisation and restructuring costs improved from 65.0% to 62.8%.

Provisions for bad and doubtful debts were up 51%, (pound)122 million, to (pound)359 million. Total provisions at December 31, 2000 were 81% of risk elements in lending, against 77% at December 31, 1999.

Goodwill amortisation decreased 47%, (pound)24 million to (pound)27 million largely due to the disposal of Gartmore during the year.

Restructuring costs, which is expenditure incurred in respect of cost reduction and income enhancement targets, were up (pound)388 million to (pound)527 million.

Profit on disposal of businesses was (pound)967m (1999 loss (pound)14m). This related mainly to the disposal of Gartmore and transfer of ownership of NatWest Life to a fellow subsidiary.

The final tranche of the contingent consideration on the sale of Bancorp was received.

The tax charge for 2000 was (pound)694 million on profit before tax of (pound)2,902 million - an effective rate of 24%. This is below the standard UK tax rate of 30% primarily due to low tax charges on the profit on disposal of businesses and additional consideration of sale of Bancorp.

Profit attributable to ordinary shareholders, after tax, minority interests and preference dividends, increased by 32%, from (pound)1,629 million to (pound)2,158 million.

Group post-tax return on equity, excluding goodwill, increased from 20% to 27%.

Group total assets were (pound)186.2 billion at December 31, 2000. Loans and advances to customers were (pound)98.8 billion.

Capital ratios at December 31, 2000 were 7.1% (tier 1) and 12.2% (total).

In November 2000, a substantial part of the trading assets of Financial Markets was novated to The Royal Bank of Scotland plc.

1999 over 1998

Group profit before tax increased 6%, (pound)121 million to (pound)2,263 million.

Net interest income decreased 2%, (pound)66 million to (pound)3,620 million.

Non-interest income decreased 5%, (pound)223 million to (pound)3,895 million. Fees and commissions receivable increased 2%, (pound)64 million to (pound)2,809 million. Dealing profits were down (pound)4 million to (pound)844 million. Other operating income was down 25%, (pound)272 million to (pound)798 million.

Operating expenses were down 7%, (pound)343 million to (pound)4,884 million.

Group cost:income ratio excluding goodwill amortisation and restructuring costs improved from 67.0% to 65.0%.

Provisions for bad and doubtful debts fell 53%, (pound)262 million to (pound)237 million.

The tax charge in 1999 was (pound)584 million on profit before tax of (pound)2,263 million - an effective rate of 26%. This is below the standard UK tax rate of 30.25% primarily due to low tax charges on the disposal/termination of businesses and additional consideration on sale of Bancorp.

Profit attributable to ordinary shareholders, after tax, minority interest and preference dividends, increased by 4%, from (pound)1,566 million to (pound)1,629 million.

Group total assets were (pound)185.7 billion at December 31, 1999. Loans and advances to customers were (pound)89.0 billion.

Capital ratios at December 31, 1999 were 9.2% (tier 1) and 16.2% (total).

Net interest income

                                                                            Year ended December 31
                                                                   --------------------------------------
                                                                         2000          1999          1998
                                                                         ----          ----          ----
                                                                     (pound)m      (pound)m      (pound)m

Interest receivable                                                     8,515         7,847         9,367
Interest payable                                                       (4,840)       (4,227)       (5,681)
                                                                   ---------------------------------------
Net interest income                                                     3,675         3,620         3,686
                                                                   ---------------------------------------

Average balances of banking business

Loans and advances to customers                                        71,410        64,153        61,587
Instalment credit and finance lease receivables                        11,711        11,883        17,633
Loans and advances to banks                                            18,115        20,072        21,825
Debt securities                                                        14,654        18,367        15,739
Treasury and other eligible bills                                         306           435           511
                                                                   ---------------------------------------
Total interest-earning assets of banking business                     116,196       114,910       117,295
                                                                   ---------------------------------------
Customer accounts                                                      73,304        70,218        72,668
Deposits by banks                                                      16,409        18,185        20,367
Debt securities in issue                                               10,043        12,675        16,415
Loan capital                                                            6,895         5,859         5,020
Internal funding of trading business                                  (10,976)      (10,770)      (13,629)
                                                                   ---------------------------------------
Total interest-bearing liabilities of banking business                 95,675        96,167       100,841
                                                                   ---------------------------------------
Net interest-free funds of banking business                            20,521        18,743        16,454
                                                                   ---------------------------------------
                                                                            %             %             %
Gross yield on interest-earning assets of banking business                7.3           6.8           8.0
Cost of interest-bearing liabilities of banking business                 (5.0)         (4.4)         (5.6)
                                                                   ---------------------------------------
Interest spread of banking business                                       2.3           2.4           2.4
Benefit from interest-free funds                                          0.9           0.8           0.7
                                                                   ---------------------------------------
Net interest margin of banking business                                   3.2           3.2           3.1
                                                                   ---------------------------------------


2000 over 1999

Net interest income increased by 2%, (pound)55 million to (pound)3,675 million. Good growth was achieved in both corporate advances and personal lending and deposits. Average interest-earning assets of the NatWest Group's banking business were broadly flat.

Interest spread declined 0.1% to 2.3% reflecting narrower margins in mortgages and cards, together with the run-off of higher yielding assets. Growth in net interest-free funds, up 9%, (pound)1.8 billion, coupled with the effect of higher interest rates, led to an increase in the benefit from interest-free funds, offsetting the decline in interest spread. As a result, net interest margin of the banking business was maintained at 3.2%.

1999 over 1998

Net interest income decreased by 2%, (pound)66 million to (pound)3,620 million. Average interest-earning assets of the banking business declined by 3%, (pound)3.0 billion to (pound)114.9 billion.

Interest spread was flat at 2.4%. Net interest-free funds increased 14%, (pound)2.3 billion and their overall value increased, despite lower interest rates, leading to an increase in net interest margin of 0.1% to 3.2%.

Changes in net interest income - volume and rate analysis

The following table allocates changes in net interest income between volume and rate for 2000 compared with 1999 and 1999 compared with 1998. Volume and rate variances have been calculated based on movements in average balances over the year and changes in interest rates on average interest-earning assets and average interest-bearing liabilities. Changes due to a combination of volume and rate are allocated pro rata to volume and rate movements.

                                                          2000 over 1999                        1999 over 1998 (1)
                                               -------------------------------------    ---------------------------------
                                                                  Increase/(decrease) due to changes in:
                                               --------------------------------------------------------------------------
                                                 Average     Average          Net         Average    Average          Net
                                                  volume        rate       change          volume        rate      change
                                               -------------------------------------    ---------------------------------
                                                (pound)m    (pound)m     (pound)m        (pound)m    (pound)m    (pound)m
INTEREST-EARNING ASSETS
Treasury bills and other eligible bills
    UK                                                 6           -            6               -           -           -
    Overseas                                          (9)          6           (3)             (2)         (5)         (7)
Loans to banks
    UK                                               (70)         47          (23)              4        (114)       (110)
    Overseas                                         (38)         94           56            (106)        (74)       (180)
Loans to customers
    UK                                               415         313          728             162        (447)       (285)
    Overseas                                         129          58          187              40        (119)        (79)
Instalment credit and finance lease
receivables
    UK                                               (23)        (81)        (104)           (615)       (225)       (840)
    Overseas                                           4           2            6              19         (13)          6
Debt securities
    UK                                              (249)          3         (246)            122        (157)        (35)
    Overseas                                          37          24           61              37         (27)         10
                                               -------------------------------------    ----------------------------------
Interest receivable of banking business
    UK                                                79         282          361            (327)       (943)     (1,270)
    Overseas                                         123         184          307             (12)       (238)       (250)
                                               -------------------------------------    ----------------------------------
Total interest receivable of banking business        202         466          668            (339)     (1,181)     (1,520)
                                               -------------------------------------    ----------------------------------

INTEREST-BEARING LIABILITIES
Deposits by banks
    UK                                               (41)        146          105             (36)        (87)       (123)
    Overseas                                         (42)         46            4             (80)       (107)       (187)
Customer accounts
    - demand deposits
    UK                                               102           5          107              36        (216)       (180)
    Overseas                                          38          49           87               7         (13)         (6)
    - savings deposits
    UK                                               (30)         30            -               6        (228)       (222)
    Overseas                                           -           -            -              (2)         (2)         (4)
    - other time deposits
    UK                                                 5         163          168            (112)       (330)       (442)
    Overseas                                          (8)         80           72             (77)        (57)       (134)
Debt securities in issue
    UK                                              (191)          6         (185)           (262)       (136)       (398)
    Overseas                                          50          61          111              39         (13)         26
Loan capital
    UK                                                68          35          103              57         (44)         13
    Overseas                                           3           1            4              (1)          2           1
Internal funding of trading business
    UK                                               (59)         59            -              73          42         115
    Overseas                                          47         (10)          37              72          15          87
                                               -------------------------------------    ---------------------------------
Interest payable of banking business
    UK                                              (146)        444          298            (238)       (999)     (1,237)
    Overseas                                          88         227          315             (42)       (175)       (217)
                                               -------------------------------------    ---------------------------------
                                                     (58)        671          613            (280)     (1,174)     (1,454)
                                               -------------------------------------    ---------------------------------
Movement in net interest income
    UK                                               225        (162)          63             (89)         56         (33)
    Overseas                                          35         (43)          (8)             30         (63)        (33)
                                               -------------------------------------    ---------------------------------
                                                     260        (205)          55             (59)         (7)        (66)
                                               -------------------------------------    ---------------------------------

Interest receivable and interest payable on trading assets and liabilities are included in dealing profits.

(1) Restated following changes in presentation that have been adopted to align the NatWest Group's financial statements with those of its parent (see Changes in Accounting Presentation on page 88) as well as changes discussed on page 6.

Average balance sheets and interest rates

The following table shows average balances and interest rates for each of the past three years. Interest income figures include interest income on non-accruing loans to the extent that cash payments have been received.

------------------------------------------------------------------------------------------------------------------------------
                                                                           Year ended December 31
                                               -------------------------------------------------------------------------------
                                                          2000                       1999(1)                   1998(1)
                                               --------------------------  -------------------------  ------------------------
                                                Average           Average   Average          Average  Average          Average
                                                balance Interest     rate   Balance Interest    rate  balance Interest    rate
                                               -------------------------------------------------------------------------------
ASSETS                                         (pound)m (pound)m        %  (pound)m (pound)m       % (pound)m (pound)m       %
Treasury bills and other eligible bills
    UK                                              180        8      4.4        45        2     4.4       40        2     5.0
    Overseas                                        126        6      4.8       390        9     2.3      471       16     3.4
Loans to banks
    UK                                           10,544      584      5.5    11,842      607     5.1   11,769      717     6.1
    Overseas                                      7,571      506      6.7     8,230      450     5.5   10,056      630     6.3
Loans to customers(2)
    UK                                           61,843    4,842      7.8    56,385    4,114     7.3   54,334    4,399     8.1
    Overseas                                      9,567      706      7.4     7,768      519     6.7    7,253      598     8.2
Instalment credit and finance lease receivables
    UK                                           10,548      953      9.0    10,782    1,057     9.8   16,814    1,897    11.3
    Overseas                                      1,163       74      6.4     1,101       68     6.2      819       62     7.6
Debt securities
    UK                                           10,114      577      5.7    14,500      823     5.7   12,554      858     6.8
    Overseas                                      4,540      259      5.7     3,867      198     5.1    3,185      188     5.9
                                                ----------------            ----------------          ----------------
Total interest-earning assets - Banking
                                 business       116,196    8,515      7.3   114,910    7,847     6.8  117,295    9,367     8.0
                              - Trading
                                 business(3)     52,844                      45,836                    45,062
                                                -------                     -------                   -------
Total interest-earning assets                   169,040                     160,746                   162,357
Non-interest-earning assets                      27,141                      28,829                    34,169
                                                -------                     -------                   -------
Total assets                                    196,181                     189,575                   196,526
                                                -------                     -------                   -------
Percentage of assets applicable to
  overseas activities                              29.8%                       26.7%                     31.4%

LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits by banks
    UK                                           10,197      542      5.3    11,186      437     3.9   11,989      560     4.7
    Overseas                                      6,212      354      5.7     6,999      350     5.0    8,378      537     6.4
Customer accounts
    - demand deposits
    UK                                           29,098      995      3.4    26,110      888     3.4   25,228    1,068     4.2
    Overseas                                      2,533      135      5.3     1,593       48     3.0    1,389       54     3.9
    - savings deposits
    UK                                           10,662      457      4.3    11,387      457     4.0   11,287      679     6.0
    Overseas                                         61        2      3.3        77        2     2.6      113        6     5.3
    - other time deposits
    UK                                           25,701    1,495      5.8    25,597    1,327     5.2   27,436    1,769     6.4
    Overseas                                      5,249      289      5.5     5,454      217     4.0    7,215      351     4.9
Debt securities in issue
    UK                                            4,122      226      5.5     7,617      411     5.4   12,095      809     6.7
    Overseas                                      5,921      376      6.4     5,058      265     5.2    4,320      239     5.5
Loan capital
    UK                                            6,400      447      7.0     5,395      344     6.4    4,546      331     7.3
    Overseas                                        495       55     11.1       464       51    11.0      474       50    10.6
Internal funding of trading book
    UK                                           (9,951)    (481)     4.8    (8,799)    (481)    5.5  (10,089)    (596)    5.9
    Overseas                                     (1,025)     (52)     5.1    (1,971)     (89)    4.5   (3,540)    (176)    5.0
                                                ----------------            ----------------          ----------------
Total interest-bearing liabilities
  - Banking business                             95,675    4,840      5.0    96,167    4,227     4.4  100,841    5,681     5.6
  - Trading business(3)                          49,628                      42,412                    44,062
                                                -------                     -------                   -------
Total interest-bearing liabilities              145,303                     138,579                   144,903
Non-interest bearing liabilities
  Demand deposits
    UK                                           15,929                      14,478                    13,678
    Overseas                                      1,320                         987                       788
  Other liabilities                              25,193                      26,680                    28,758
Shareholders' equity                              8,436                       8,851                     8,399
                                                -------                     -------                   -------
Total liabilities and shareholders' equity      196,181                     189,575                   196,526
                                                -------                     -------                   -------

Percentage of liabilities applicable to            28.6%                       25.5%                     34.3%
  overseas activities
------------------------------------------------------------------------------------------------------------------------------

Notes:
(1) Restated following changes in presentation that have been adopted to align the NatWest Group's financial statement with those of its Parent (see Changes in Accounting Presentation on page 88) as well as changes discussed on page 6.
(2) Loans to customers include non accrual loans and loans classified as doubtful. See 'Description of Assets and Liabilities - Assets - Provisions for bad and doubtful debts' on page 17.
(3) Interest receivable and interest payable on trading assets and trading liabilities are included in dealing profits.

Average interest rates, yields, spreads and margins

The following table gives average interest rates, yields and margins for the three years ended December 31, 2000.

--------------------------------------------------------------------------------
                                                          2000   1999   1998
                                                          ----   ----   ----
                                                             %      %      %

The Bank's base rate                                       6.0    5.3    7.2
London inter-bank offered rate:
  three month sterling                                     6.2    5.5    7.4
  three month eurodollar                                   6.5    5.4    5.5

Yields, spreads and margins of the banking business:
Gross yield (1)
  Group                                                    7.3    6.8    8.0
  UK                                                       7.5    7.1    8.2
  Overseas                                                 6.8    5.8    6.9

Interest spread (2)
  Group                                                    2.3    2.4    2.4
  UK                                                       2.6    2.8    2.6
  Overseas                                                 0.8    1.1    1.1

Net interest margin (3)
  Group                                                    3.2    3.2    3.1
  UK                                                       3.5    3.4    3.4
  Overseas                                                 1.7    1.9    2.0
--------------------------------------------------------------------------------

Notes:
(1) Gross yield is the average interest rate earned on average interest-earning assets of the banking business.
(2) Interest spread is the difference between the gross yield and the average interest rate paid on average interest-bearing liabilities of the banking business.
(3) Net interest margin is net interest income of the banking business as a percentage of average interest-earning assets of the banking business.

Non-interest income

--------------------------------------------------------------------------------
                                              Year ended December 31
                                      -----------------------------------------
                                           2000          1999          1998
                                           ----          ----          ----
                                       (pound)m      (pound)m      (pound)m

Dividend income                              14            19            18
Fees and commissions receivable           2,957         2,809         2,745
Fees and commissions payable               (637)         (575)         (563)
Dealing profits                             684           844           848
Other operating income                      803           798         1,070
                                      -----------------------------------------
                                          3,821         3,895         4,118
                                      -----------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Non-interest income decreased by 2%, (pound)74 million, to (pound)3,821 million. Fees and commissions receivable increased by 5%, (pound)148 million to (pound)2,957 million. Dealing profits decreased 19%, (pound)160 million to (pound)684 million. Other operating income at (pound)803 million was up (pound)5 million.

1999 over 1998

Non-interest income decreased by 5%, (pound)223 million, to (pound)3,895 million. This was primarily due to sale of Lombard businesses. Fees and commissions receivable increased by 2%, (pound)64 million to (pound)2,809 million. Dealing profits decreased (pound)4 million to (pound)844 million. Other operating income was down 25%, (pound)272 million to (pound)798 million.

Operating expenses

--------------------------------------------------------------------------------
                                               Year ended December 31
                                          --------------------------------------
                                              2000       1999        1998
                                              ----       ----        ----
                                          (pound)m   (pound)m    (pound)m

Administrative expenses                   ---------  ---------  ----------
   Staff costs                               2,275      2,606       2,662
   Premises and equipment                      451        709         807
   Other administrative                      1,434      1,059       1,111
                                          ---------  ---------  ----------
Total administrative expenses                4,160      4,374       4,580

Depreciation of tangible assets                548        510         647

                                          ---------  ---------  ----------
Operating expenses                           4,708      4,884       5,227
                                          ---------  ---------  ----------
--------------------------------------------------------------------------------

2000 over 1999

Operating expenses were down (pound)176 million, 4% to (pound)4,708 million. Staff costs were down (pound)331 million, 13% to (pound)2,275 million which reflects the 11,400 reduction in staff numbers. Premises and equipment and other administrative expenses were up (pound)117 million, 7% to (pound)1,885 million mainly due to additional provisions for pension mis-selling and litigation resulting from reassessment of the NatWest Group's provisions following its acquisition by The Royal Bank of Scotland Group plc, partially offset by the effects of disposals of businesses.

Group cost:income ratio excluding goodwill amortisation and restructuring costs improved from 65.0% to 62.8%.

1999 over 1998

Operating expenses were down (pound)343 million, 7% to (pound)4,884 million. Staff costs were down (pound)56 million, to (pound)2,606 million. Staff numbers fell by 4,500 to 67,200. Premises and equipment and other administrative expenses were down (pound)150 million, 8% to (pound)1,768 million, primarily reflecting the effect of disposal of businesses which more than offset bid defence costs, increased marketing spend and costs to support the development of financial systems. Depreciation of tangible fixed assets declined mainly due to disposals of businesses.

Group cost:income ratio excluding goodwill amortisation and restructuring costs improved from 67.0 % to 65.0 %.

Provisions for bad and doubtful debts

--------------------------------------------------------------------------------
                                               Year ended December 31
                                          --------------------------------------
                                              2000       1999        1998
                                              ----       ----        ----
                                          (pound)m   (pound)m    (pound)m
Specific provisions                            354        250         488
General provisions                               5        (13)         11
                                          --------------------------------------
                                               359        237         499
                                          --------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Provisions for bad and doubtful debts were up 51%, (pound)122 million, to (pound)359 million, principally resulting from the reassessment of the NatWest Group's provisions following its acquisition by The Royal Bank of Scotland Group plc. Total provisions at December 31, 2000 were 81% of risk elements in lending.

1999 over 1998

Provisions for bad and doubtful debts were down 53%, (pound)262 million to (pound)237 million. Excluding businesses exited or sold, provisions were 38%, (pound)145 million, lower at (pound)237 million. Provisions declined in Corporate Banking and Financial Markets reflecting specific provisions raised in 1998 in respect of Russian and South East Asian counterparties. There was also a large single charge relating to UK acquisition finance in 1998.

Amounts written-off fixed asset investments

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Amounts written-off fixed asset investments          14          23          28
                                               ---------------------------------
--------------------------------------------------------------------------------

2000 over 1999

In the year ended December 31, 2000, amounts written-off fixed asset investments decreased from (pound)23 million to (pound)14 million following the disposal of the venture capital portfolio of NatWest Equity Partners during 2000.

1999 over 1998

In the year ended December 31, 1999, amounts written-off fixed asset investments, decreased from (pound)28 million to (pound)23 million.

Write-down of finance leases

Changes in the UK corporation tax rate in 1998 affected tax variation clauses in finance lease contracts written by leasing subsidiaries in the NatWest Group. This resulted in an exceptional charge of (pound)55 million to NatWest Group operating profit for the year ended December 31, 1998. This was offset by reductions in the tax charge of (pound)55 million.

Profit/(loss) on disposal of businesses

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Profit/(loss) on disposals in the year              967         (14)        265
                                               ---------------------------------
--------------------------------------------------------------------------------

Gains of (pound)967 million (tax charge (pound)103 million) were made in 2000 in respect of the disposals of Gartmore Investment Management plc, National Westminster Life Assurance Limited and the investment management and services businesses of Ulster Bank Group.

In 1999, the net loss on disposal of businesses of (pound)14 million (tax charge (pound)17 million) consisted of losses on the sale of Hawkpoint Partners and the Bank's operations in Greece, which were partially offset by gains on the disposal of HDFC Bank and certain Lombard joint ventures.

In 1998, profits on disposal of businesses arose mainly from the Lombard point of sale businesses, Lex Vehicle Leasing, Cash and Equity Derivatives businesses, Coutts Bahamas and Coutts Institutional Trust and Custody businesses partially offset by losses on disposal of the Australian trading operations.

Additional consideration on sale of Bancorp

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m
Additional consideration received relating
  to the disposal in 1996 of Bancorp,
  a subsidiary undertaking (tax charge
  (pound)8 million, 1999 (pound)7 million,
  1998 (pound)2 million)                             74         110          84
                                               ---------------------------------
--------------------------------------------------------------------------------

The final tranche of the contingent consideration on the sale of Bancorp was received in 2000.

Applicable income taxes

The following table shows applicable income taxes split between continuing and discontinued operations and tax rates for each of the past three years:

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Continuing operations                               718         625         499
Discontinued operations                             (24)        (41)          2
                                              ----------------------------------
Tax charge for the year                             694         584         501
                                              ----------------------------------

UK corporate tax rate                              30.0%       30.3%       31.0%
Effective tax rate                                 23.9%       25.8%       23.4%
--------------------------------------------------------------------------------

The tax charge of (pound)694 million in 2000, equivalent to 23.9% of profit before tax of (pound)2,902 million, is below the standard UK tax rate primarily due to low tax charges on the profit on disposal of businesses and additional consideration on sale of Bancorp, partially offset by goodwill amortisation which is not allowable for UK tax.

The tax charge in 1999 was (pound)584 million, equivalent to 25.8% of profit before tax of (pound)2,263 million. Excluding the taxation credit relating to the disposal/termination of businesses, the underlying tax rate was 31.4%. This was higher than the 1999 effective UK tax rate of 30.3% mainly due to items, including goodwill amortisation, which are not allowable for tax purposes, partially offset by overseas profits taxed at lower rates.

In 1998, the tax charge of (pound)501 million, equivalent to 23.4% of profit before tax of (pound)2,142 million, benefited from a release of deferred tax of (pound)59 million following the reduction in the rate of UK Corporation Tax from 31% to 30% and a low tax charge on the profit on disposal of businesses. Excluding these items, the underlying tax rate was 29.5%. This was less than the 1998 effective UK tax rate at 31% reflecting non-taxable income and overseas profits taxed at lower rates, partially offset by overseas losses for which no relief is currently available, overseas profits taxed at higher rates and other items, mainly goodwill amortisation, which are not allowable for tax purposes.

The actual tax charge for continuing operations differs from the expected tax charge for continuing operations computed by applying the UK corporate tax rate as follows:

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Expected tax charge - continuing operations         848         651         638
Goodwill amortisation                                 8          15          25
Contribution to employee share trust                  -          (5)        (14)
Losses on termination of equities operation
  for which full tax relief had not
  previously been assumed                             -         (18)          -
Disposal of businesses taxed at non-standard
  rates                                            (187)         21         (70)
Foreign profits taxed at other rates                (17)        (20)        (13)
Taxable foreign exchange movements                    9           3           -
Prior year items                                      4         (35)          -
Unutilised losses (brought forward)/
  carried forward                                   (15)         (3)          8
Property provisions for which full tax
  relief has not been assumed                        43           4          14
Effect of change in corporate tax rate                -           -         (42)
Other                                                25          12         (47)
                                                 -------------------------------
Actual tax charge - continuing operations           718         625         499
                                                 -------------------------------
--------------------------------------------------------------------------------

Effect of certain UK and US accounting standards

Reconciliation of net income to US GAAP

The NatWest Group's net income available for ordinary shareholders in accordance with US GAAP amounted to (pound)2,743 million for the year ended December 31, 2000, compared with (pound)1,637 million in 1999. For a reconciliation of net income under UK GAAP to US GAAP, see Note 52 to the Consolidated Financial Statements - 'Significant differences between UK and US generally accepted accounting principles'.

Accounting developments

In February 1999, the Accounting Standards Board in the UK issued Financial Reporting Standard ('FRS') 15 'Tangible Fixed Assets', effective for accounting periods ending on or after March 23, 2000. The standard sets out the principles of accounting for the initial measurement, valuation and depreciation of tangible fixed assets. In December 1999, FRS 16 'Current Tax' was issued, effective for accounting periods ending on or after March 23, 2000. The implementation of FRS 15 and FRS 16 had no material impact on reported profits.

In November 2000, FRS 17 'Retirement Benefits' was issued, and will be fully effective for the Group's 2003 accounts. FRS 17 requires an asset or liability to be recognised on the Group's balance sheet in respect of the surplus or deficit on the defined benefit schemes and to recognise immediately gains and losses in the statement of total recognised gains and losses. FRS 17 contains transitional arrangements which will require additional disclosure in the NatWest Group's financial statements for 2001 and 2002.

In December 2000, FRS 18 'Accounting Policies' was issued, effective for the Group's 2001 accounts. FRS 18 requires entities to adopt accounting policies most appropriate to their circumstances, and to review these policies regularly.

In December 2000, FRS 19 'Deferred Tax' was issued, effective for the Group's 2002 accounts. FRS 19 requires deferred tax to be recognised on most types of timing differences.

For a discussion of developments in US GAAP, see Note 52 to the Consolidated Financial Statements on page 127.

Divisional performance

The results of each division before restructuring costs and goodwill amortisation are detailed below.

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Corporate Banking and Financial Markets           1,487       1,659       1,314
Retail Banking                                    1,874       1,651       1,457
Retail Direct                                       243         214         209
                                                --------------------------------
Contribution before manufacturing costs           3,604       3,524       2,980
Manufacturing                                    (1,185)     (1,403)     (1,368)
                                                --------------------------------
Operating profit                                  2,419       2,121       1,612
Wealth Management                                   280         250         211
Ulster Bank                                         199         166         160
Central Items                                      (749)       (335)       (237)
Exited businesses(1)                                266         169         249
                                                --------------------------------
Group operating profit before goodwill
  amortisation and restructuring costs            2,415       2,371       1,995
                                                --------------------------------
--------------------------------------------------------------------------------

Following the acquisition of the Bank by The Royal Bank of Scotland Group plc, the NatWest Group was reorganised as part of the enlarged RBSG into the following divisional structure: Corporate Banking and Financial Markets, Retail Banking, Retail Direct, Manufacturing, Wealth Management, Ulster Bank and Central Items. Prior period data has been restated to reflect the new divisional structure.

Note:

(1) Exited businesses comprises the results of Gartmore Investment Management plc, National Westminster Life Assurance Limited and the venture capital investment portfolios of NatWest Equity Partners disposed of in 2000; Hawkpoint Partners, the Bank's operations in Greece and HDFC Bank and certain Lombard joint ventures disposed of in 1999; and the Lombard point of sale businesses, Lex Vehicle Leasing, Cash and Equity Derivatives businesses, Coutts Bahamas and Coutts Trust and Custody businesses and the Australian trading operations disposed of in 1998, up to the dates of their respective disposals.

Corporate Banking and Financial Markets

--------------------------------------------------------------------------------
                                                    Year ended December 31
                                               ---------------------------------
                                                   2000        1999        1998
                                                   ----        ----        ----
                                               (pound)m    (pound)m    (pound)m

Net interest income                               1,165       1,240       1,120
Non-interest income                               1,681       1,880       1,713
                                             -----------------------------------
Total income                                      2,846       3,120       2,833
Direct expenses                                  (1,228)     (1,362)     (1,310)
                                             -----------------------------------
Contribution before provisions                    1,618       1,758       1,523
Provisions for bad and doubtful debts              (129)        (96)       (152)
Amounts written off fixed asset investments          (2)         (3)         (2)
Write down of finance leases                          -           -         (55)
                                             -----------------------------------
Contribution                                      1,487       1,659       1,314
                                             -----------------------------------

Direct cost:income ratio (%)                       43.1        43.7        46.2
Total assets ((pound)bn)                          131.3       125.5       127.6

Employees at year end
- permanent                                       8,500      10,000      11,100
- temporary                                         300         500         900
                                             -----------------------------------
Total                                             8,800      10,500      12,000
                                             -----------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Contribution was down 10%, (pound)172 million to (pound)1,487 million.

Total income was down by 9%, (pound)274 million, to (pound)2,846 million. Net interest income was down 6%, (pound)75 million to (pound)1,165 million. In the first half of 1999, Financial Markets benefited from favourable market conditions. Adjusting for this, underlying net interest income increased by 7%. Non-interest income decreased (pound)199 million, 11% to (pound)1,681 million.

Direct expenses were down 10%, (pound)134 million to (pound)1,228 million, primarily due to lower staff costs. Staff numbers fell by 1,700, 16% to 8,800. The direct cost:income ratio improved from 43.7% to 43.1%.

Provisions for bad and doubtful debts were up (pound)33 million, 34% to (pound)129 million. Amounts written off investments were (pound)2 million (1999
- (pound)3 million).

In November 2000, a substantial part of the trading assets of Financial Markets was novated to The Royal Bank of Scotland plc.

1999 over 1998

Contribution was up 26%, (pound)345 million to (pound)1,659 million.

Total income was up 10%, (pound)287 million to (pound)3,120 million. Net interest income increased 11%, (pound)120 million to (pound)1,240 million reflecting balance sheet growth in Corporate Banking together with lower funding costs in Financial Markets as UK interest rates fell. Non-interest income was 10%, (pound)167 million higher at (pound)1,880 million.

Direct expenses were up 4%, (pound)52 million to (pound)1,362 million, primarily due to higher staff costs. The direct cost:income ratio improved from 46.2% to 43.7%.

Provisions for bad and doubtful debts were down 37% to (pound)96 million.

Amounts written off fixed asset investments increased (pound)1 million to (pound)3 million.

Retail Banking

--------------------------------------------------------------------------------
                                                  Year ended December 31
                                         ---------------------------------------
                                               2000          1999          1998
                                               ----          ----          ----
                                           (pound)m      (pound)m      (pound)m

Net interest income                           1,793         1,675         1,655
Non-interest income                             752           720           691
                                         ---------------------------------------
Total income                                  2,545         2,395         2,346
Direct expenses                                (629)         (704)         (834)
                                         ---------------------------------------
Contribution before provisions                1,916         1,691         1,512
Provisions for bad and doubtful debts           (42)          (40)          (55)
                                         ---------------------------------------
Contribution                                  1,874         1,651         1,457
                                         ---------------------------------------

Direct cost:income ratio (%)                   24.7          29.4          35.5
Total assets ((pound)bn)                       30.1          28.3          26.8

Employees at year end
- permanent                                  18,100        22,800        27,000
- temporary                                     700         1,200         2,800
                                         ---------------------------------------
Total                                        18,800        24,000        29,800
                                         ---------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Contribution increased by 14%, (pound)223 million to (pound)1,874 million.

Total income was up 6%, (pound)150 million to (pound)2,545 million. Net interest income was up 7%, (pound)118 million at (pound)1,793 million reflecting growth in loans and deposits, including current accounts. Loans to customers including mortgages were up (pound)2.3 billion, 9% to (pound)28.5 billion. Deposits were 5%, (pound)2 billion higher. Non-interest income was up (pound)32 million, 4%, to (pound)752 million mainly as a result of an increase in net fees and commissions.

Direct expenses at (pound)629 million were down 11%, (pound)75 million due mainly to lower staff costs. Staff numbers fell by 5,200, 22%, to 18,800. The direct cost:income ratio was 24.7% against 29.4% in 1999.

Provisions for bad and doubtful debts were up (pound)2 million, 5% to (pound)42 million.

1999 over 1998

Contribution increased by 13%, (pound)194 million to (pound)1,651 million.

Total income was 2%, (pound)49 million higher at (pound)2,395 million. Net interest income increased 1%, (pound)20 million to (pound)1,675 million benefiting from growth in mortgage and personal lending, partially offset by a reduction in small business loans. Non-interest income increased 4%, (pound)29 million to (pound)720 million due in part to higher embedded value profits in NW Life.

Direct expenses fell (pound)130 million, 16% to (pound)704 million. This reduction reflects the migration of back-office functions to the Manufacturing Division as part of the Retail Transformation Programme. Staff numbers fell by 5,800, 19%, to 24,000. The direct cost:income ratio was 29.4% against 35.5% in 1998.

Provisions for bad and doubtful debts fell (pound)15 million, 27% to (pound)40 million.

Retail Direct

--------------------------------------------------------------------------------
                                                 Year ended December 31
                                          --------------------------------------
                                              2000          1999          1998
                                              ----          ----          ----
                                          (pound)m      (pound)m      (pound)m

Net interest income                            230           256           205
Non-interest income                            401           361           336
                                          --------------------------------------
Total income                                   631           617           541
Direct expenses                               (270)         (299)         (256)
                                          --------------------------------------
Contribution before provisions                 361           318           285
Provisions for bad and doubtful debts         (118)         (104)          (76)
                                          --------------------------------------
Contribution                                   243           214           209
                                          --------------------------------------

Direct cost:income ratio (%)                  42.8          48.5          47.3
Total assets ((pound)bn)                       5.0           4.8           3.8

Employees at year end
- permanent                                  2,600         3,000         3,100
- temporary                                    500           500           500
                                          --------------------------------------
Total                                        3,100         3,500         3,600
                                          --------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Contribution rose by 14%, (pound)29 million to (pound)243 million.

Total income was up 2%, (pound)14 million to (pound)631 million. Net interest income reduced 10%, (pound)26 million to (pound)230 million. The benefit of higher lending volumes was more than offset by pressure on margins in Cards and the adverse effect of exchange rates on income of European businesses. Non-interest income increased 11%, (pound)40 million to (pound)401 million as a result of higher fee income in the Cards businesses.

Direct expenses at (pound)270 million were down 10%, (pound)29 million. The direct cost:income ratio improved from 48.5% to 42.8%.

Provisions for bad and doubtful debts increased 13%, (pound)14 million to (pound)118 million due to the increase in lending.

1999 over 1998

Contribution rose by 2%,(pound)5 million to (pound)214 million

Total income was 14%, (pound)76 million higher at (pound)617 million. Net interest income increased 25%, (pound)51 million to (pound)256 million, due to widening margins and increased customer balances, principally in the UK issuing business. Non-interest income rose 7%, (pound)25 million to (pound)361 million benefiting from higher fee income reflecting increased card usage.

Direct expenses increased 17%, (pound)43 million to (pound)299 million as a result of higher marketing and staff costs to support business growth, together with investment expenditure on E-Commerce initiatives. Staff numbers fell 100 to 3,500. The direct cost:income ratio deteriorated from 47.3% to 48.5%.

Provisions for bad and doubtful debts rose 37%, (pound)28 million to (pound)104 million reflecting lending growth in both NatWest Cards and Lombard Direct.

Manufacturing

--------------------------------------------------------------------------------
                                                 Year ended December 31
                                        ----------------------------------------
                                              2000          1999          1998
                                              ----          ----          ----
                                          (pound)m      (pound)m      (pound)m

Staff costs                                    355           483           406
Other costs                                    830           920           862
                                        ----------------------------------------
Total manufacturing costs                    1,185         1,403         1,268
                                        ----------------------------------------

Employees at year end
- permanent                                 12,800        14,200        10,700
- temporary                                  1,200         1,700         1,800
                                        ----------------------------------------
Total                                       14,000        15,900        12,500
                                        ----------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Total manufacturing costs declined by 16%, (pound)218 million, to (pound)1,185 million. The reduction reflects improved efficiency and the positive benefits of integrating The Royal Bank of Scotland plc and NatWest operations, particularly reduced technology related expenditure. The programme to centralise all back-office work out of NatWest branches in England and Wales was completed five months earlier than planned. Staff numbers fell by 1,900, 12% to 14,000.

1999 over 1998

Total manufacturing costs increased by 11%, (pound)135 million, to (pound)1,403 million. The increase reflects the migration of back-office functions particularly from within Retail Banking as part of the Retail Transformation Programme. Staff numbers increased 3,400 to 15,900.

Wealth Management

--------------------------------------------------------------------------------
                                                 Year ended December 31
                                          --------------------------------------
                                              2000          1999          1998
                                              ----          ----          ----
                                          (pound)m      (pound)m      (pound)m

Net interest income                            303           283           277
Non-interest income                            392           347           306
                                          --------------------------------------
Total income                                   695           630           583
Expenses                                      (420)         (383)         (361)
                                          --------------------------------------
Profit before provisions                       275           247           222
Provisions for bad and doubtful debts            5             3           (11)
                                          --------------------------------------
Profit before restructuring costs              280           250           211
                                          --------------------------------------

Cost:income ratio (%)                         60.4          60.8          61.9
Total assets ((pound)bn)                       7.1           6.7           6.0

Employees at year end
- permanent                                  5,100         5,000         5,200
- temporary                                    500           600           500
                                          --------------------------------------
Total                                        5,600         5,600         5,700
                                          --------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

Profit before restructuring costs increased by 12%, (pound)30 million to (pound)280 million.

Total income was up 10%, (pound)65 million to (pound)695 million. Net interest income grew by 7%, (pound)20 million to (pound)303 million, driven largely by higher deposits and loans principally in offshore banking. Non-interest income increased 13%, (pound)45 million to (pound)392 million reflecting strong growth in fee income in Coutts Group including NatWest Stockbrokers.

Expenses were up 10%, (pound)37 million at (pound)420 million, predominantly due to increased performance related staff costs. The cost:income ratio improved from 60.8% to 60.4%.

There was a net recovery of provisions for bad and doubtful debts of (pound)5 million (1999 - recovery of (pound)3 million).

1999 over 1998

Profit before restructuring costs increased by 18%, (pound)39 million to (pound)250 million.

Total income grew 8%, (pound)47 million to (pound)630 million. Net interest income grew by 2%, (pound)6 million to (pound)283 million. Non-interest income increased 13%, (pound)41 million to (pound)347 million reflecting strong growth in fee income from higher levels of assets under management.

Expenses were up 6%, (pound)22 million at (pound)383 million primarily reflecting higher staff costs.

There was a net recovery of provisions for bad and doubtful debts of (pound)3 million (1998 - charge of (pound)11 million) reflecting tighter credit control and improved economic conditions.

Ulster Bank

--------------------------------------------------------------------------------
                                                  Year ended December 31
                                           -------------------------------------
                                               2000          1999          1998
                                               ----          ----          ----
                                           (pound)m      (pound)m      (pound)m

Net interest income                             294           270           255
Non-interest income                             172           147           138
                                           -------------------------------------
Total income                                    466           417           393
Expenses                                       (248)         (234)         (217)
                                           -------------------------------------
Profit before provisions                        218           183           176
Provisions for bad and doubtful debts           (19)          (17)          (16)
                                           -------------------------------------
Profit before tax                               199           166           160
                                           -------------------------------------

Cost:income ratio (%)                          53.2          56.1          55.2
Total assets ((pound)bn)                       11.1           9.2           9.5

Employees at year end
- permanent                                   4,400         4,500         4,400
- temporary                                     200           400           200
                                           -------------------------------------
Total                                         4,600         4,900         4,600
                                           -------------------------------------

Average exchange rate -(euro)/(pound)         1.642         1.518         1.477
Spot exchange rate -(euro)/(pound)            1.606         1.609         1.419
--------------------------------------------------------------------------------

2000 over 1999

Profit before tax of (pound)199 million was 20%, (pound)33 million higher, despite the adverse effect of exchange rate movements. At constant exchange rates, profit rose by 25%, (pound)41 million.

Total income increased by 12%, (pound)49 million to (pound)466 million. Net interest income rose 9%, (pound)24 million to (pound)294 million reflecting strong volume growth in corporate, business and retail banking, particularly in the Republic of Ireland. Average interest-earning assets increased by 7%, (pound)563 million. Average customer account balances were up 9%, (pound)524 million.

Non-interest income was up 17%, (pound)25 million to (pound)172 million reflecting increased fee income, up 9%, and dealing profits up 15%. Expenses rose by 6%, (pound)14 million to (pound)248 million due mainly to increased staff costs. The cost:income ratio improved from 56.1% to 53.2%.

Provisions for bad and doubtful debts were up 12%, (pound)2 million, to (pound)19 million.

1999 over 1998

Profit before tax of (pound)166 million was 4%, (pound)6 million higher, despite the adverse effect of exchange rate movements. At constant exchange rates, profit rose by 7%, (pound)11 million.

Total income increased by 6%, (pound)24 million to (pound)417 million. Net interest income rose 6%, (pound)15 million to (pound)270 million, mainly in the Republic of Ireland, reflecting the continued buoyancy of the economy, a higher market share and lower interest rates in the euro environment. Non-interest income increased 7%, (pound)9 million to (pound)147 million, with higher fee income only partially offset by lower dealing profits.

Expenses rose by 8%, (pound)17 million to (pound)234 million due mainly to increased staff costs up 7%, (pound)9 million. The cost:income ratio deteriorated from 55.2% to 56.1%.

Provisions for bad and doubtful debts were up 6%, (pound)1 million to (pound)17 million.

Central Items

--------------------------------------------------------------------------------
                                                Year ended December 31
                                         ---------------------------------------
                                             2000          1999          1998
                                             ----          ----          ----
                                         (pound)m      (pound)m      (pound)m

Funding costs                                 (84)          (34)          (22)
Central department costs                     (251)         (278)         (168)
Other corporate items - net                  (414)          (23)         (147)

                                         ---------------------------------------
Loss before goodwill amortisation
  and restructuring costs                    (749)         (335)         (337)
                                         ---------------------------------------

Employees at year end
- permanent                                   800         1,400         1,500
- temporary                                   100           200           400
                                         ---------------------------------------
Total                                         900         1,600         1,900
                                         ---------------------------------------
--------------------------------------------------------------------------------

2000 over 1999

The loss before goodwill amortisation and restructuring costs increased by (pound)414 million to (pound)749 million mainly due to additional provisions for pensions mis-selling and litigation resulting from reassessment of the Group's provisions following its acquisition by RBSG. Staff numbers at 900 were down 700, 44% reflecting the benefits of integration.

1999 over 1998

The loss before goodwill amortisation and restructuring costs decreased (pound)2 million to (pound)335 million. Lower provisions in 1999 for pension mis-selling and bad and doubtful debts, reflecting a large single charge relating to UK acquisition finance in 1998, more than offset defence costs associated with the bids by Bank of Scotland and The Royal Bank of Scotland Group plc, together with increased costs to support the development of financial systems. Staff numbers at 1,600 were 300, 16% lower.

Liquidity and capital resources

The following table analyses the NatWest Group's capital resources at December 31, 2000 and for each of the previous two years, in accordance with supervisory requirements:

--------------------------------------------------------------------------------
                                                          December 31
                                             -----------------------------------
                                                 2000        1999        1998
                                                 ----        ----        ----
                                             (pound)m    (pound)m    (pound)m
Capital base
Tier 1                                          6,977       8,938       8,048
Tier 2                                          6,484       7,258       5,244
Tier 3                                            167         154           -
                                             -----------------------------------
Total capital                                  13,628      16,350      13,292
Less investments in insurance subsidiaries,
  associated undertakings and
  other supervisory deductions                (1,676)       (616)       (605)
                                             -----------------------------------
Total net capital                              11,952      15,734      12,687
                                             -----------------------------------

Weighted risk assets Banking book:
  On-balance sheet                             80,500      76,400      74,200
  Off-balance sheet                            10,500      10,200       9,200
Trading book                                    7,300      10,600      13,000
                                             -----------------------------------
                                               98,300      97,200      96,400
                                             -----------------------------------

Risk asset ratio                                    %           %           %
Tier 1                                            7.1         9.2         8.3
Total                                            12.2        16.2        13.2
--------------------------------------------------------------------------------

The Financial Services Authority uses Risk Asset Ratio ('RAR') as a measure of capital adequacy in the UK banking sector, comparing a bank's capital resources with its weighted risk assets (the assets and off-balance sheet exposures are 'weighted' to reflect the inherent credit and other risks); by international agreement, the RAR should be no less than 8%. At December 31, 2000, the NatWest Group's total RAR was 12.2% (1999 - 16.2%) and the tier 1 RAR was 7.1% (1999 - 9.2%).

TREND INFORMATION

The financial services sector is likely to remain competitive with increasing numbers of providers of financial services and alternative distribution channels. Further consolidation in the sector is likely as the other major banks look to increase their market share or combine with complementary businesses.

Following a review of banking services in the UK, the Government announced that banking services to small and medium sized enterprises would be the subject of a Competition Commission ('CC') enquiry. In March 2001, the CC published its provisional findings that a number of banks in the UK, including the NatWest Group, are part of two complex monopoly situations, but has yet to determine if they operate against the public interest. It also published a list of hypothetical remedies. In October 2001 (originally expected to be June 2001), the CC is due to deliver its final report to the Department of Trade and Industry and Her Majesty's Treasury, which are not expected to publish their findings and any orders for a further three to four months.

               ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT

Board of directors

The board of directors, which is responsible for leading and controlling the Bank, currently comprises the chairman, six executive directors and ten non-executive directors.

The following changes in the directors of the Bank have taken place during the year ended December 31 and in the period to date.

RESIGNATIONS

Resigned on March 6, 2000 except where indicated.

Sir Michael Angus
Professor Susan Joyce Birley
Lord Blyth of Rowington
Mr Richard Delbridge (resigned April 30, 2000)
Sir Richard Evans
Mr Anthony John Hapgood
Mr Bernard Philip Horn
Mr Pendarell Hugh Kent
Sir Sydney Lipworth
Mr Paul Myners
Lord Powell of Bayswater
Sir David Rowland
Mr Ronald Sandler
Mr Martin Gibbeson Taylor

APPOINTMENTS

Appointed on March 6, 2000 except where indicated.

Don Emilio Botin
Mr Lawrence Kingsbaker Fish
Mr Frederick Anderson Goodwin
Mr Ian Faulconer Heathcoat Grant (died on December 2, 2000)
Sir Angus McFarlane McLeod Grossart
Miss Eileen Alison Mackay
Sir George Ross Mathewson
Mr Cameron McLatchie
Mr Norman Cardie McLuskie
Mr Gordon Francis Pell (appointed on February 1, 2000)
Mr Iain Samuel Robertson
Don Juan Rodriguez Inciarte
Mr Robert Avisson Scott (appointed on January 31, 2001)
Mr Charles Murray Stuart
Mr Peter Denis Sutherland (appointed on January 31, 2001)
Sir Iain David Thomas Vallance
Mr Frederick Inglis Watt (appointed on September 4, 2000)
Mr William Moore Wilson
The Rt Hon Viscount Younger of Leckie

On April 24, 2001, the appointment of Sir Steve Robson as a non-executive director was announced. Sir Steve, a retired senior civil servant, will take up his position with effect from July 25, 2001.

Chairman

Viscount Younger retired from the Board on April 11, 2001 and was succeeded as Chairman by Sir George Mathewson.

COMPENSATION

Remuneration Committee

The Remuneration Committee comprises Viscount Younger of Leckie (Chairman) up to his retirement, Sir Angus Grossart, Mr C. M. Stuart, Sir Iain Vallance and Mr W. M. Wilson. Following the retirement of Viscount Younger on April 11, 2001, Mr R. A. Scott was appointed Chairman of the Remuneration Committee.

Directors' remuneration

The current directors of NatWest Group are also directors of the The Royal Bank of Scotland Group plc and are remunerated for their services to The Royal Bank of Scotland Group plc as a whole. Their emoluments are disclosed in the Annual Report and Accounts of RBSG. The table below sets out the emoluments of all other directors who served during the year. With the exception of Mr R. Delbridge who resigned on April 30, 2000 and Mr G. Pell who remains a director of the Bank, all other directors resigned on March 6, 2000, the date RBSG's offer became unconditional in all respects. Mr G. Pell was appointed a director of The Royal Bank of Scotland Group plc on March 6, 2000 and his emoluments from that date are disclosed in RBSG's Annual Report and Accounts.

--------------------------------------------------------------------------------
                                                              2000          1999
                                                       (pound)'000   (pound)'000
                                                       -------------------------

Non-executive directors - emoluments                           213           322
Executive directors     - emoluments                         4,157         3,762
                        - received by directors under
                            long-term incentive schemes      2,017           310
                                                       -------------------------
                                                             6,387         4,394
                        - gains on exercise of share
                            options                             17         3,149
Pensions paid to former directors and their dependents         274           209
                                                       -------------------------
                                                             6,678         7,752
                                                       -------------------------
--------------------------------------------------------------------------------

1 director (1999 - 4) is accruing retirement benefits under defined benefit schemes.

The emoluments of the highest paid director in the UK in 2000, Mr R. Delbridge, were (pound)1,709,000 (1999 Mr D. Wanless (pound)1,653,000). That amount included gains on exercise of share options of (pound)1,000 (1999 - Mr D Wanless, gains on exercise of options, (pound)994,000).

During the year, (pound)3,294,000 in aggregate was paid to 5 directors (1999 (pound)940,000) by way of liquidated damages under the terms of their contracts at the time of their departure from the NatWest Group. A further 9 directors (1999 nil) received in aggregate (pound)242,000 by way of compensation for loss of office.

BOARD PRACTICES

Audit Committee

The Audit Committee comprises Mr W. M. Wilson (Chairman), Sir Angus Grossart, Miss E. A. Mackay and Mr C. M. Stuart, all of whom are non-executive directors of the company.

EMPLOYEES

The total number of employees in the NatWest Group was 55,800 (1999 - 67,200).

SHARE OWNERSHIP

Directors' interests in shares

Certain information as of February 28, 2001 concerning the directors and executive officers of the Bank and their ownership of ordinary shares of 25p each of The Royal Bank of Scotland Group plc, options to purchase such ordinary shares, and their ownership of Additional Value Shares is set forth below:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Beneficially owned
                                                                                                         at February 28, 2001
                                                                                                   --------------------------------
                                                                                                   Shares of            Additional
 Name                                Occupation                                     Director since 25p each   Options  Value Shares
 ----                                ----------                                     -------------- --------------------------------
 Chairman
 --------
 Viscount Younger of Leckie*         Chairman of the Bank                                2000        13,251   110,430     13,251

 Vice-chairmen
 Sir Angus Grossart(1)(2)(4)(5)      Chairman and Managing Director,
                                     Noble Grossart Limited                              2000             -         -          -

 Sir Iain Vallance(1)(4)(5)          Chairman, British Telecommunications plc            2000         2,500         -      2,500

 Executive directors
 -------------------
 Sir George Mathewson*(3)(4)(5)      Executive Deputy Chairman                           2000       242,843   530,403    173,674

 Frederick Anderson Goodwin(5)       Chief Executive                                     2000        64,703   350,351     64,703

 Lawrence Kingsbaker Fish            Chairman, President and Chief Executive
                                     Officer, Citizens Financial Group, Inc              2000        10,950   108,027     10,950

 Iain Samuel Robertson(5)            Chief Executive, Corporate Banking and
                                     Financial Markets, RBSG                             2000       114,780   267,872    112,747

 Norman Cardie McLuskie(3)           Chief Executive, Retail Direct, RBSG                2000       140,385    73,113     26,584

 Gordon Francis Pell                 Chief Executive, Retail Banking, RBSG               2000             -    51,366          -

 Frederick Inglis Watt(5)            Group Finance Director                              2000             -    70,148          -

 Non-executive directors
 -----------------------
 Emilio Botin                        Chairman, Banco Santander Central Hispano S.A.      2000             -         -          -

 Juan Rodriguez Inciarte             Director, Banco Santander Central Hispano S.A       2000             -         -          -

 Eileen Alison Mackay(2)(3)          Non-executive director, Edinburgh Investment
                                     Trust plc                                           2000         6,086         -      6,086

 Cameron McLatchie                   Chairman and chief executive,  British
                                     Polythene Industries plc                            2000             -         -          -

 Robert Avisson Scott(1)             Formerly chief executive, CGNU plc                  2001         1,437         -          -

 Charles Murray Stuart(1)(2)(3)      Chairman, Intermediate Capital Group plc            2000         3,385         -      3,361

 Peter Denis Sutherland              Chairman and managing director, Goldman Sachs       2001             -         -          -
                                     International

 William Moore Wilson(1)(2)(4)(5)    Chartered Accountant and company director           2000         9,289         -      9,237

 Secretary
 ---------
 Miller Roy McLean(5)                Secretary of the Bank                          Secretary       155,617   175,609    114,545
                                                                                   since 2000
-----------------------------------------------------------------------------------------------------------------------------------

* Viscount Younger retired on April 11, 2001 and Sir George Mathewson was appointed Chairman from that date. Viscount Younger was a member of the Remuneration Committee, the Nominations Committee and the Chairman's Advisory Group up to the date of his retirement.

(1) Member of the Remuneration Committee
(2) Member of the Audit Committee
(3) Member of the Personnel Committee
(4) Member of the Nominations Committee
(5) Member of the Chairman's Advisory Group

Directors' options

Options to subscribe for ordinary shares of 25p each in The Royal Bank of Scotland Group plc granted to, and exercised by, directors during the year to December 31, 2000 are included in the table below:

------------------------------------------------------------------------------------------------------------------------------------
                   Options held
                   at January 1,                                                                   Potential
                    2000 or date   Average  Options granted#  Options exercised         Market  pre-tax gain  Options held   Average
                  of appointment  exercise  ----------------  -----------------  price at date    at date of   at December  exercise
                        if later    price*             price              Price    of exercise      exercise      31, 2000     price
                        --------    ------             -----              -----    -----------      --------      --------     -----
                                   (pound)   Number   (pound)  Number    (pound)        (pound)       (pound)       Number   (pound)
------------------------------------------------------------------------------------------------------------------------------------
L. K. Fish               107,877      9.33      150    12.40        -         -              -             -       108,027      9.33

F. A. Goodwin            194,840      9.24      150    12.40        -         -              -             -       350,351      8.62
                                            153,648     7.81
                                              1,713     9.85

Sir George Mathewson     533,837      5.14      150    12.40   72,174      2.46          15.38     1,836,300       530,403      6.43
                                            147,247     7.81   46,349      3.98          15.38
                                                               30,194      3.70          15.38
                                                                2,114      4.61          15.38

N. C. McLuskie           270,849      5.68   33,291     7.81   20,479      3.98          15.38     2,389,751        73,113      9.11
                                                150    12.40   16,175      3.70          15.38
                                                 90     9.85  144,536      4.96          15.23
                                                               49,544      5.58          15.23
                                                                  533      2.97          12.13

G. F. Pell                     -         -   51,216     7.81        -         -              -             -        51,366      7.82
                                                150    12.40

I. S. Robertson          309,784      7.52  128,040     7.81    1,225      4.61          13.16     1,404,342       267,872      9.18
                                                150    12.40   50,621      5.58          13.38
                                                393     9.85  118,649      4.96          13.38

F. I. Watt                     -         -   70,148    12.83        -         -              -             -        70,148     12.83

Viscount Younger         110,280      5.10      150    12.40        -         -              -             -       110,430      5.11
------------------------------------------------------------------------------------------------------------------------------------

* Following the issue of Additional Value Shares ('AVS') on June 20, 2000, all outstanding options were adjusted, by an Inland Revenue approved formula, to reflect the change in The Royal Bank of Scotland Group plc's capital structure. The figures at January 1, 2000 or date of appointment if later, included in the above table are the adjusted figures. Prior to this adjustment, the options outstanding and average exercise price at January 1, 2000 or date of appointment if later, were as follows: L. K. Fish - 100,000 options at(pound)10.065; F. A. Goodwin - 180,770 options at(pound)9.96; Sir George Mathewson - 495,161 options at(pound)5.53; N. C. McLuskie - 251,199 options at(pound)6.13; I. S. Robertson - 287,292 options at(pound)8.11; and Viscount Younger - 102,300 options at(pound)5.52.

# The 'options granted' figures show, where applicable, the number of options and option price after the AVS adjustment discussed above.

The market price of The Royal Bank of Scotland Group plc's ordinary shares at December 31, 2000 was (pound)15.82 and the range during the year to December 31, was (pound)6.21 to (pound)16.11. Outstanding options under the executive share option scheme, the sharesave scheme and the option 2000 scheme are exercisable between now and September 3, 2010; between July 1, 2001 and March 31, 2006 and between August 9, 2003 and August 8, 2006, respectively.

 The Royal Bank of Scotland Group plc's Register of Directors' Interests, which is open to inspection, contains full details of directors' shareholdings and options to subscribe.

At the date of his appointment, Mr I. S. Robertson held 210 ordinary shares of (pound)1 each in National Westminster Bank Plc. At December 31, 2000, his holding was nil. No other directors held an interest in the ordinary shares of National Westminster Bank Plc during the year.

No director had an interest in The Royal Bank of Scotland Group plc's or National Westminster Bank Plc's preference shares during the year.

No director had an interest in The Royal Bank of Scotland Group plc's loan notes during the year.

There has been no change in the directors' interests in the shares of The Royal Bank of Scotland Group plc shown above between December 31, 2000 and February 28, 2001. No director held a non-beneficial interest in the shares of the company at December 31, 2000, at January 1, 2000 or date of appointment if later.

Terms of office of directors

At each annual general meeting of shareholders of the Bank, the terms of office of directors appointed since the previous annual general meeting, together with the terms of one-third by rotation of the remaining directors, expire.

Service agreements

Mr G F Pell was appointed a director of the Bank with effect from February 1, 2000 and has a service agreement which is terminable by the Bank on 24 months' notice for the first two years of employment decreasing on a monthly basis to 12 months' notice after 3 years' employment. The service agreement is terminable on six months notice by Mr Pell.

           ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

The Bank's ultimate holding company and controlling party is The Royal Bank of Scotland Group plc which is incorporated in Great Britain and registered in Scotland. This company heads the only group in which the NatWest Group is consolidated. Copies of the consolidated accounts of The Royal Bank of Scotland plc may be obtained from The Secretary, The Royal Bank of Scotland Group plc, 42 St Andrew Square, Edinburgh EH2 2YE.

Related party transactions

Banco Santander Central Hispano, S.A. (BSCH)

Under the terms of an alliance agreement, RBSG and BSCH co-operate in certain banking and financial activities in Europe. RBSG holds 2.96% of BSCH's capital stock and BSCH holds 9.62% of The Royal Bank of Scotland Group plc's ordinary shares and in addition has a 50% minority shareholding in The Royal Bank of Scotland (Gibraltar) Limited.

In March 2000, a total of 191.5 million new ordinary shares of 25p each were issued by The Royal Bank of Scotland Group plc to BSCH for a total consideration of (pound)1.7 billion. In December 2000, the NatWest Group invested (pound)475 million in BSCH in the form of 44.7 million ordinary shares of (euro)0.50 each for a total consideration of (euro)494 million ((pound)307 million) and 10.3 million preference shares of US$ 25 nominal per share for a total consideration of US$ 250 million ((pound)168 million).

Transactions with directors, officers and others

2000

At December 31, 2000, (pound)369,538 was outstanding in respect of loans by the NatWest Group companies to 27 persons who were directors of the Bank (or persons connected with them) at any time during the financial year and (pound)3,171,978 to 37 people who were officers of the Bank at any time during the financial year.

1999

At December 31, 1999, (pound)43,000 was outstanding in respect of loans by the NatWest Group to 16 persons who were directors of the Bank (or persons connected with them) at any time during the financial year and (pound)716,000 to 35 people who were officers of the Bank at any time during the financial year.

Mr B P Horn, a director, and his wife had entered into two three year agreements with subsidiary undertakings of the Bank for the lease of cars. The combined annual rentals amounted to (pound)10,186. Both agreements were on usual commercial terms.

Mr R Delbridge, a director, had entered into a 3 year agreement with a subsidiary of the Bank for the lease of a car. The annual rental amounted to (pound)6,380. The agreement was on usual commercial terms.

As at December 31, 1999, National Westminster Home Loans Limited, which is not an authorised institution under the Banking Act 1987, had made available mortgage finance which amounted to (pound)1,222,522 to 6 other executive officers and one member of the close family of a past director. All transactions were at usual commercial rates and terms.

1998

At December 31, 1998, (pound)61,000 was outstanding in respect of loans by the NatWest Group to 13 persons who were directors of the Bank (or persons connected with them) at any time during the financial year and (pound)904,000 to 24 people who were officers of the Bank at any time during the financial year.

Mr B P Horn , a director , and his wife had entered into two three year agreements with subsidiary undertakings of the Bank for the lease of cars. The combined annual rentals amounted to (pound)10,186. Both agreements were on usual commercial terms.

Mr R Delbridge, a director, had entered into a 3 year agreement with a subsidiary of the Bank for the lease of a car. The annual rental amounted to (pound)6,380. The agreement was on usual commercial terms.

As at December 31, 1999, National Westminster Home Loans Limited, which is not an authorised institution under the Banking Act 1987, had made available mortgage finance which amounted to (pound)1,450,006 to 8 other executive officers and one member of the close family of a past director. All transactions were at usual commercial rates and terms.

Except as stated above, there were no contracts material to the business of the company and its subsidiaries during the three years ended, in which any director of the company had a material interest.

                         ITEM 8. FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS AND OTHER FINANCIAL INFORMATION

The Consolidated Financial Statements are included in Item 18 of this Annual Report.

Legal proceedings

The NatWest Group is party to various legal proceedings in the ordinary course of business, the ultimate resolution of which is not expected to have a material adverse effect on the liquidity, financial position or the results of operations of the NatWest Group.


SIGNIFICANT CHANGES

Post balance sheet events

No significant changes have occurred between the date of the financial statements and the date on which this report was approved, June 28, 2001.

                         ITEM 9. THE OFFER AND LISTING

OFFER AND LISTING DETAILS

Nature of trading market

On April 10, 2000, following the acquisition by The Royal Bank of Scotland Group plc, the Bank's ordinary shares were delisted from the London Stock Exchange and the ordinary shares represented by American Depositary Shares were delisted from the New York Stock Exchange. All of the Bank's ordinary share capital is ultimately held by The Royal Bank of Scotland Group plc.

On June 9, 1993 and April 8, 1997 the Bank issued respectively the following American Depositary Shares ('ADSs'), each in connection with a public offering in the United States:

10,000,000 Series B ('Series B ADSs') representing 10,000,000 non-cumulative dollar preference shares, Series B; 12,000,000 Series C ('Series C ADSs') representing 12,000,000 non-cumulative dollar preference shares, Series C;

Each of the respective ADSs represents the right to receive one corresponding preference share, is evidenced by an American Depositary Receipt ('ADR') and is listed on the New York Stock Exchange ('NYSE').

The ADRs evidencing the ADSs above were issued pursuant to a Deposit Agreement dated as of September 25, 1991, covering both the Series B ADSs and the Series C ADSs, among the Bank, Morgan Guaranty Trust Company of New York as the depository, and all holders from time to time of ADRs issued thereunder. Currently, there is no non-United States trading market for any of the non-cumulative dollar preference shares although Series B dollar preference shares are listed on the London Stock Exchange. All of the non-cumulative dollar preference shares are held by the depository, as custodian, in bearer form.

At December 31, 2000, there were 529 record holders of the Series B ADSs and 136 record holders of the Series C ADSs. Since certain of such Series B ADSs and Series C ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial holders.

On November 4, 1993, the Bank issued $500 million 7.875% Exchangeable Capital Securities, $25 each, Series A ('Capital Securities') in connection with a public offering in the United States. The Capital Securities are listed on the New York Stock Exchange and commenced trading under the symbol 'NWXPRA' on November 29, 1993. Currently, there is no non-US market for the Capital Securities, although they are listed on the London Stock Exchange.

The following table shows the high and low sales prices for each of the ADS's and the capital securities for each full quarterly period indicated as reported on the NYSE composite tape:

--------------------------------------------------------------------------------
                                           Series B      Series C       Capital
                                              ADS's         ADS's     Securites
                                       -----------------------------------------
By month
May 2001                     High             25.40         26.00         25.55
                              Low             24.96         25.45         24.91
April 2001                   High             25.50         26.00         25.75
                              Low             24.85         25.36         24.80
March 2001                   High             25.50         25.95         26.20
                              Low             24.87         25.19         25.05
February 2001                High             25.50         25.96         25.39
                              Low             25.01         25.45         25.02
January 2001                 High             25.25         25.90         25.63
                              Low             24.25         24.00         24.31
December 2000                High             24.44         24.56         25.13
                              Low             23.88         23.81         24.13
By quarter
2001: First Quarter          High             25.50         25.96         26.20
                              Low             24.25         24.00         24.31
2000: Fourth quarter         High             24.44         24.56         25.13
                              Low             23.00         22.81         22.63
2000: Third quarter          High             24.13         24.31         24.00
                              Low             22.63         22.50         22.38
2000: Second quarter         High             23.41         23.13         23.13
                              Low             21.63         21.75         21.56
2000: First quarter          High             22.75         23.38         22.69
                              Low             20.94         21.44         20.88
1999: Fourth quarter         High             24.69         25.00         24.06
                              Low             20.63         21.00         22.23
1999: Third quarter          High             25.75         26.25         25.04
                              Low             24.25         24.63         24.00
1999: Second quarter         High             26.75         26.81         25.96
                              Low             25.56         25.81         25.33
1999: First quarter          High             26.75         26.94         26.63
                              Low             25.81         26.06         25.96

By year
2000                         High             24.44         24.56         25.13
                              Low             20.94         21.44         20.88
1999                         High             26.75         26.94         26.63
                              Low             20.63         21.00         22.23
1998                         High             27.00         27.75         26.50
                              Low             24.88         25.25         25.33
1997                         High             26.38         27.75         26.38
                              Low             24.38         24.13         23.75
1996                         High             26.62             -         25.62
                              Low             24.37             -         23.75
--------------------------------------------------------------------------------

MARKETS

The ADSs and Capital Securities are listed on the New York Stock Exchange. The Series B non-cumulative dollar preference shares and the Capital Securities are listed on the London Stock Exchange.


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                        ITEM 10. ADDITIONAL INFORMATION

MEMORANDUM AND ARTICLES OF ASSOCIATION

The following information is a summary of certain terms of Memorandum of Association (the 'Memorandum') and Articles of Association (the 'Articles') as in effect at the date of this Annual Report and certain relevant provisions of the Companies Act 1985, as amended (the 'Act') as relevant to the holders of any class of share. The following summary description is qualified in its entirety by reference to the terms and provisions of the Memorandum and Articles. The Memorandum and Articles are registered with the Registrar of Companies of England and Wales. Holders of any class of share are encouraged to read the full Memorandum and Articles, which are filed as an exhibit to this Annual Report.

Incorporation and registration

National Westminster Bank Plc (the 'Bank') was incorporated and registered in England and Wales under the Companies Act 1948 to 1967 as a limited company on March 18, 1968 under the name National Westminster Bank Limited. On February 1, 1982, it changed its name to its present name and was reregistered under the Companies Act 1948 to 1980 as a public company with limited liability. The Bank is registered under Company No. 929027.

Purpose and objects

The Memorandum provides that the Bank's principal objects are to carry on the business of banking in all its forms. The objects of the Bank are set out in full in paragraph 4 of the Memorandum.

Directors

At each annual general meeting of the Bank, one third of the directors (or the number nearest to one third) subject to retirement will retire by rotation and be eligible for re-election. The directors to retire will be those who are due to retire by reason of age or who do not wish to stand for re-election and those who have been longest in office since their last appointment or reappointment or, in the case of those who were appointed or reappointed on the same day, will (unless they otherwise agree) be determined by lot.

Directors may be appointed by the Bank by ordinary resolution or by the board. A director appointed by the board holds office only until the next annual general meeting, whereupon he will be eligible for re-election, and is not taken into account in determining the directors who are to retire by rotation at that meeting.

Unless and until otherwise determined by ordinary resolution, the directors (other than alternative directors) shall be not more than twenty five. There is no stipulation in the Articles regarding a minimum number of directors, but if the number falls below twelve, the directors must appoint further directors to make up the shortfall or convene a general meeting for the sole purpose of appointing extra directors.

Directors' interests

A director shall not vote at a meeting of the board or a committee of the board on any resolution of the board concerning a matter in which he has an interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, the Bank) which (together with any interest of any person connected with him) is, to his knowledge, material unless his interest arises only because the resolution relates to one or more of the following matters:

(i) the giving of any security or indemnity in respect of money lent, or obligations incurred by him or any other person at the request of, or for the benefit of, the Bank or any of its subsidiary undertakings;

(ii) the giving of any security or indemnity to a third party in respect of a debt or obligation of the Bank or any of its subsidiary undertakings for which he has assumed responsibility (in whole or in part) under a guarantee or indemnity or by the giving of security;

(iii) a proposal concerning an offer of shares, debentures or other securities of the Bank, or any of its subsidiary undertakings, for subscription or purchase, in which offer he is, or may be, entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;


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(iv)  any proposal about any other company if the director, and any person connected with the director under section 346 of the Act, has a direct or indirect interest of any kind, including holding any position in that company, or being a shareholder of that company. But this does not apply if he knows that he, and any persons connected with him, hold an interest in shares representing 1% or more of any class of equity share capital of the company or the voting rights in the company.

(v) an arrangement for the benefit of the employees of the Bank or any of its subsidiary undertakings which does not award him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

(vi) a proposal concerning any insurance which the Bank proposes to purchase and/or maintain for, or for the benefit of, any directors or for persons who include directors of the Bank.

A director may (or any firm of which he is a partner, employee or member may) act in a professional capacity for the Bank (other than as auditor) and be remunerated for so doing. A director may also be or become a director or other officer of, or be otherwise interested in, any company promoted by the Bank or in which the Bank may be interested and will not be liable to account to the Bank or the members for any benefit received by him.

Borrowing powers

Subject to the Act, the directors may exercise all the powers of the Bank to borrow money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Bank, or of any third party.

Retirement

In accordance with section 293 of the Act and the Articles, no person who has attained the age of 70 may be appointed to the board and any serving director reaching that age must vacate his office at the conclusion of the annual general meeting commencing next after he or she attains the age of 70.

Notwithstanding the foregoing, directors of any age may be appointed to or remain on the board if that appointment is or was made or approved by the Bank in a general meeting provided that special notice containing the age of the relevant director is given. On reappointment, the director will not be treated, for the purpose of determining the time at which he or she is to retire by rotation, as becoming a director on the day on which he or she was last appointed before retirement.

Classes of shares

The Bank has two general classes of shares, ordinary shares and preference shares, to which the provisions set forth below apply.

Dividends

Ordinary shares
Subject to the provisions of the Act and any special rights attached to any shares, the holders of the ordinary shares are entitled pari passu amongst themselves, but in proportion to the amounts paid up on the ordinary shares held by them, to share in the profits of the Bank paid out as dividends.

Preference shares
Each preference share confers the right to a non-cumulative preferential dividend payable half-yearly for the sterling preference shares and quarterly for the dollar preference shares. Each preference share confers the right to a preferential dividend (not exceeding a specified amount) payable in the currency of the relevant share. The rate of such dividend and the date of payment thereof, together with the terms and conditions of the dividend are as may be determined by the directors prior to allotment.

The preference shares rank pari passu with each other and any shares expressed to rank, in terms of participation in the profits of the Bank, in some or all respects pari passu therewith and otherwise in priority to dividends payable on the ordinary shares.

Dividends will be declared and paid in full on the preference shares if, in the opinion of the directors of the Bank, the Bank has sufficient distributable profits to cover full payment of dividends on the preference shares (including all dividends accrued on any cumulative preference shares) and all dividends payable at that time on any other shares which rank equally in sharing in profits.


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If, in the opinion of the directors, insufficient profits of the Bank are available to cover the payment in full of dividends, dividends will be declared by the directors pro rata on the preference shares to the extent of the available distributable profits.

If any dividend is not payable for the reasons described above, or if payment of any dividend would cause a breach of the UK Financial Services Authority's capital adequacy requirements applicable to the Bank or its subsidiaries, none of that dividend will be declared or paid.

If the whole or part of any dividend on any non-cumulative preference share is not paid for any of the reasons, the directors will, as far as the law allows, allot and issue extra non-cumulative preference shares to the holders of those shares. The condition is that there must be an amount in the Bank's profit and loss account, or in any of the Bank's reserves (including any share premium account and capital redemption reserve), which can be used for paying up the full nominal value of extra non-cumulative preference share.

The extra shares will be credited as fully paid and in the same currency, have the same rights and restrictions, and rank pari passu with the shares on which the dividend could not be paid in cash. The total nominal value of the extra shares to be allotted will be decided by the directors on allotment. The extra shares will be allotted and issued when the unpaid dividend was due to be paid.

If the Bank does not have sufficient authorised share capital, or the directors do not have the requisite authority to allot the extra shares under section 80 of the Act, the directors must call a general meeting. The directors will propose resolutions to increase the authorised share capital, or to grant the necessary authority to allot the extra shares.

If the dividend payable on any series of preference shares on the most recent payment date is not paid in full, or if a sum is not set aside to provide for such payment in full, (or, if applicable, extra shares have not been allotted), no dividends may be declared on any other share capital of the Bank that ranks equally with, or behind the preference shares and no sum may be set aside for the payment of a dividend on any other share capital, unless, on the date of declaration, an amount equal to the dividend payable in respect of the then current dividend period for such series of preference shares is set aside for payment in full on the next dividend payment date.

If any dividend payable on the preference shares is not paid in full or if a sum is not set aside to provide for such payment in full, the Bank may not redeem or purchase or otherwise acquire any other share capital of the Bank that ranks equally with, or behind the preference shares and may not set aside any sum nor establish any sinking fund for its redemption, purchase or other such acquisition, until such time as dividends have been declared and paid in full in respect of successive dividend periods together aggregating not less than twelve months.

Voting rights

General
Subject to any rights or restrictions as to voting attaching to any shares or class of shares, on a show of hands every member who is present in person at a general meeting shall have one vote and on a poll every member present in person or by proxy shall have one vote for each share held by him. No member shall be entitled to vote at a general meeting or at a separate meeting of the holders of shares in the capital of the Bank, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

The quorum required for a meeting of members is not less than two members present in person or by proxy and entitled to vote. If a meeting was called by shareholders and adjourned because of the lack of a quorum, it will be dissolved. Any other meeting will be adjourned for one week, reconvening at the same time and in the same place. If there is still no quorum at the adjourned meeting, the shareholders personally present and entitled to vote will be quorum.

Preference shares
The holders of preference shares are not entitled to receive notice of, attend, or vote at any general meeting unless the dividend for that series of preference share has not been paid in full for the dividend period immediately prior to the notice convening the relevant general meeting or the business of the meeting includes the consideration of a resolution for the winding up of the Bank or the sale of the whole of the business of the Bank or any resolution directly affecting any of the special rights or privileges attached to any of the classes of preference shares or other circumstances have arisen which the directors had set out before a series of preference shares was first allotted.


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Distribution of assets on liquidation

Ordinary shares
On a winding-up of the Bank, the liquidator may, with the authority of an extraordinary resolution and any other sanction required by the Insolvency Act 1986 and subject to the rights attaching to any class of shares after payment of all liabilities, including the payment to holders of preference shares, divide amongst the members according to the number of ordinary shares held by them in specie the whole or any part of the assets of the Bank or vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members and may determine the scope and terms of those trusts. No member shall be compelled to accept any assets on which there is a liability.

Preference shares
In the event of a return of capital on a winding-up or otherwise, the holders of cumulative preference shares are entitled to receive out of the surplus assets of the Bank available for distribution amongst the members in priority to the holders of the ordinary shares, the amount paid up or credited as paid up on such shares together with any premium paid on issue and the arrears of any dividends including the amount of any dividend due for payment after the date of commencement of any winding-up or liquidation.

Redemption
Unless the directors determine, prior to allotment of any particular series of preference shares, that some or all of such series shall be non-redeemable, the preference shares will be redeemable at the option of the Bank on any date (a 'Redemption Date') which (subject to certain exceptions described in the terms of such shares) falls no earlier than such date (if any) as may be fixed by the directors, prior to allotment of such shares. On redemption, there shall be paid on each preference share the aggregate of its nominal amount together with any premium paid on issue, where applicable a redemption premium and accruals of dividend.

If the Bank is only going to redeem some of a series of preference shares, it will arrange for a draw to decide which shares to redeem. This will be drawn at the registered office of the Bank, or at any other place which the directors decide on. The auditors of the Bank must be present at the draw.

Purchase

Subject to the Act, the Bank may, by special resolution, reduce its share capital, any capital redemption reserve and any share premium account and may also, subject to the Act, the requirements of the London Stock Exchange and the rights attached to any class of shares, purchase its own shares (including redeemable shares). The shares can be purchased upon such terms and conditions as the directors shall determine and can be bought back through the market, by tender or by private arrangement.

Conversion rights

If any preference shares are issued which can be converted into ordinary shares, or into any other class of shares which rank equally with, or behind, existing preference shares these are called 'convertible preference shares'.

The directors can decide to redeem any convertible preference shares at their nominal value. The redemption must be made out of the proceeds of a fresh issue of ordinary shares or any other shares which they can be converted into. When the convertible preference shares become due to be converted they will give their holders the right and obligation to subscribe for the number of ordinary shares, or other shares, set by the terms of the convertible preference shares. The new shares will be subscribed for at the premium (if any) which is equal to the redemption money, less the nominal amount of the new shares. Each holder of convertible preference shares will be treated as authorising and instructing the company secretary, or anybody else the directors decide on, to subscribe for the shares in this way.

Changes in share capital and variation of rights

Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Bank may by ordinary resolution determine or, subject to and in default of such determination, as the board shall determine. Subject to the provisions of the Act, the Bank may issue shares which are, or at the option of the Bank or the holder are liable, to be redeemed. Subject to the provisions of the Act and the Articles, unissued shares are at the disposal of the board.

The Bank may by ordinary resolution: increase its share capital; consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; subject to the provisions of the Act, subdivide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum; or cancel any shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.


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Subject to the Act, the Bank may by special resolution reduce its share capital, capital redemption reserve or share premium account in any way. The capital paid up on the preference shares cannot be reduced unless the holders of such preference shares have approved this by passing an extraordinary resolution at a separate meeting.

Subject to the provisions of the Act, if at any time the capital of the Bank is divided into different classes of shares, the special rights attached to any class of shares may (unless further conditions are provided by the terms of issue of the shares of that class) be varied or abrogated, whether or not the Bank is being wound up, either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of an extraordinary resolution passed at a separate general meeting of holders of the shares of the class (but not otherwise).

To any such separate general meeting the provision of the Articles relating to general meetings will apply, save that:

(i) at least two people who hold, or who act as proxies for, at least one third of the total nominal value of the existing shares of the class will form a quorum. However, if at any adjourned meeting of such holders, a quorum as defined above is not present, one person who holds shares of the class, or his proxy, will be a quorum; and

(ii)  any such holder present in person or by proxy may demand a poll.

The rights attaching to any class of shares having preferential rights are not, unless otherwise expressly provided by the terms of issue thereof, deemed to be varied by the creation or issue of further shares ranking, as regards participation in the profits or assets of the Bank, pari passu therewith, but in no respect in priority thereto.

Disclosure of interests in shares

The Act gives the Bank the power to require persons who it believes to be, or have been within the previous three years, interested in its shares, to disclose prescribed particulars of those interests. Failure to supply the information or supplying a statement which is materially false may lead to the board imposing restrictions upon the relevant shares.

The restrictions available are the suspension of voting or other rights conferred by membership in relation to meetings of the Bank in respect of the relevant shares and, additionally, in the case of a shareholding representing at least 0.25 per cent. of the class of shares concerned, the withholding of payment of dividends on, and the restriction of transfers of, the relevant shares.

Limitations on rights to own shares

There are no limitations imposed by English Law or the Memorandum and Articles on the right of non-residents or foreign persons to hold or vote the Bank's shares other than the limitations that would generally apply to all of the Bank's shareholders.

Members resident abroad

Members with registered addresses outside the United Kingdom are not entitled to receive notices from the Bank unless they have given the Bank an address within the United Kingdom at which such notices may be served.

Certain other UK law provisions

Pre-emptive rights

As the Bank is a public company incorporated in Great Britain and registered in England and Wales, in general, holders of ordinary shares have automatic pre-emptive rights pursuant to section 89 of the Act.

Lien and forfeiture
The Bank will have a first and paramount lien (enforceable by sale) on every partly paid share (including dividends payable on such a share) for all moneys payable to the Bank in respect of that share. The board may call any moneys unpaid on shares and may forfeit shares on which calls payable are not duly paid. The forfeiture shall include all dividends payable in respect of the forfeited shares which have not been paid before the forfeiture.


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Untraced shareholders

The Bank shall be entitled to sell, at the best price reasonably obtainable, the shares of a member or the shares to which a person is entitled by transmission if:

(i) during a period of 12 years prior to the date of advertising its intention to sell such shares at least three cash dividends in respect of such shares have become payable but all dividends or other moneys payable remain unclaimed;

(ii) as soon as practicable after the expiry of the period referred to in sub-paragraph (i) above, the Bank inserts advertisements in a leading London daily newspaper and one newspaper circulating in the area of the last known address of the member or other person giving notice of its intention to sell the shares;

(iii) during the period referred to in sub-paragraph (i) above and the period of three months following the publication of the advertisements referred to in sub-paragraph (ii) above, the Bank receives no indication of the whereabouts or existence of the member or other person; and

(iv) if the shares are listed on the London Stock Exchange, the Bank gives notice to the London Stock Exchange of its intention to sell the shares prior to publication of the advertisements.

The net proceeds of such sale shall belong to the Bank, which shall be obliged to account to the former member or other person previously entitled to the shares for an amount equal to the proceeds as a creditor of the Bank.

MATERIAL CONTRACTS

The Bank and its subsidiaries are party to various contracts in the ordinary course of business. For the year ended December 31, 2000, there have been no material contracts entered into outside the ordinary course of business.

EXCHANGE CONTROL

The Bank has been advised that there are currently no UK laws, decrees or regulations which would prevent the remittance of dividends or other payments to non-UK resident holders of the Bank's non-cumulative dollar preference shares.

There are no restrictions under the Articles of Association of the Bank or under UK law, as currently in effect, which limit the right of non-UK resident owners to hold or, when entitled to vote, freely to vote the Bank's non-cumulative dollar preference shares.

TAXATION

The following discussion summarises certain US federal and UK tax consequences of the acquisition, ownership and disposition of non-cumulative dollar preference shares, ADSs or Capital Securities by a beneficial owner of non-cumulative dollar preference shares, ADSs evidenced by ADRs or Capital Securities that is a citizen or resident of the United States or that otherwise will be subject to US federal income tax on a net income basis in respect of the non-cumulative dollar preference shares, Capital Securities or ADSs (a 'US Holder'). This summary does not address the tax consequences to a US Holder (i) that is resident (or, in the case of an individual, ordinarily resident) in the UK for UK tax purposes or, generally, (ii) that is a corporation which alone or together with one or more associated companies, controls, directly or indirectly, 10% or more of the voting stock of the company.

The statements regarding US and UK tax laws (including the US/UK double taxation convention relating to income and capital gains) (the 'Treaty') and the US/UK double taxation convention relating to estate and gift taxes (the 'Estate Tax Treaty') and practices set forth below are based on those laws and practices as in force and as applied in practice on the date of this Report. The US and the UK are currently negotiating the terms of a new tax treaty, which might alter the rules described in this discussion. This summary is not exhaustive of all possible tax considerations and holders are advised to satisfy themselves as to the overall tax consequences, including specifically the consequences under US federal, state, local and other laws, of the acquisition, ownership and disposition of non-cumulative dollar preference shares, ADSs evidenced by ADRs or Capital Securities by consulting their own tax advisers.

For the purposes of the Treaty and the Estate Tax Treaty and for purposes of the US Internal Revenue Code of 1986, as amended (the 'Code'), US Holders of ADRs will be treated as owners of the non-cumulative dollar preference shares underlying such ADRs.


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Preference shares or ADSs evidenced by ADRs

Taxation of dividends

The company is not required to withhold tax at source from dividend payments it makes or from any amount (including any amounts in respect of accrued dividends) distributed by the company.

When the company pays a dividend, an amount equal to 10/90ths of the amount of the cash dividend is generally allowed as a credit (the 'Tax Credit') against the UK tax liability of individuals who receive (or who are treated as receiving) the dividend and who are resident in the UK for UK tax purposes.

Under the Treaty, an Eligible US Holder (as defined below) is entitled to a payment from the United Kingdom of the Tax Credit to which an individual resident in the UK for UK tax purposes would have been entitled (the 'Tax Credit Amount'). Such payment will be subject to a deduction withheld of an amount not exceeding 15% of the sum of the cash dividend and the Tax Credit Amount but not in excess of the Tax Credit Amount (the 'UK Withholding Tax'). Accordingly, Eligible US Holders will not receive any actual payment since the withholding tax will cancel out the Tax Credit Amount. In addition, Eligible US Holders will have no further UK tax liability in respect of such excess of the UK Withholding Tax over the Tax Credit Amount or otherwise in respect of the dividend.

Cash distributions made with respect to the non-cumulative dollar preference shares or ADSs representing preference shares will constitute dividends for US federal income tax to the extent paid out of our current or accumulated earnings and profits, as determined for US federal income tax purposes. Dividends paid by the company will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain restrictions and limitations, an Eligible US Holder who complies with the applicable filing requirements may elect to claim a foreign tax credit for UK Withholding Tax. An Eligible US Holder will realise dividend income for US federal income tax purposes in an amount equal to the sum of any cash dividend paid by us and, if the US Holder elects to claim such foreign tax credit, the Tax Credit Amount associated with the dividend. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we distribute will constitute 'passive income'or, in the case of certain US Holders, 'financial services income'.

The term 'Eligible US Holder' means a US Holder that is a beneficial owner of a non-cumulative dollar preference share or an ADS evidenced by an ADR and of the cash dividend paid thereon, and that satisfies the following conditions: the US Holder (i) is an individual or a corporation resident in the United States for purposes of the Treaty (and, in the case of a corporation, is not also resident in the UK for UK tax purposes); (ii) is not a corporation which, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting stock of the company; (iii) whose holding of the non-cumulative dollar preference shares or ADRs is not effectively connected with a permanent establishment in the UK through which such US Holder carries on business or with a fixed base in the UK from which such US Holder performs independent personal services; (iv) under certain circumstances, is not an investment or holding company, 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of, the United States; (v) under certain circumstances, is not exempt from federal income tax on dividend income in the United States; and (vi) under certain circumstances, does not own 10% or more of the series of non-cumulative dollar preference shares in respect of which the dividend is paid.

A US Holder that is a partnership, trust or estate may be entitled to the benefit of the Treaty in respect of a cash dividend paid by the company but only to the extent that the dividend income derived by such US Holder is taxable in the United States as the income of a US resident in the hands of such US Holder or of its partners or beneficiaries, as the case may be.

Taxation of capital gains

A US Holder that is not resident (or, in the case of an individual, ordinarily resident) in the UK will not normally be liable for UK tax on capital gains realised on the disposition of such holder's non-cumulative dollar preference share or ADS unless at the time of the disposal such US Holder carries on a trade, profession or vocation in the UK through a branch or agency and such non-cumulative dollar preference share or ADS is or has been used, held or acquired for the purposes of such trade (or profession or vocation), branch or agency. Special rules apply to individuals who are temporarily not resident or ordinarily resident in the UK.

A US Holder will, upon the sale, exchange or redemption of a non-cumulative dollar preference share or ADS representing preference shares, generally recognise capital gains or losses for US federal income tax purposes (assuming in the case of a redemption, that such US Holder does not own, and is not deemed to own, any ordinary shares of the Bank) in an amount equal to the difference between the amount realised (excluding any declared but unpaid dividends, which will be treated as a dividend for US federal income tax purposes) and the US Holder's tax basis in the non-cumulative dollar preference share or ADS. Gain or loss will generally be US source.


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A US Holder who is liable for both UK and US tax on a gain recognised on the disposal of the non-cumulative dollar preference share or ADS will generally be entitled, subject to certain limitations, to credit the UK tax against its US federal income tax liability in respect of such gain.

Holders should consult their tax advisors regarding the US federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

Estate and gift tax

A non-cumulative dollar preference share or ADR held by an individual, whose domicile is determined to be the United States for purposes of the Estate Tax Treaty and who is not a national of the UK, will not be subject to UK inheritance tax on the individual's death or on a lifetime transfer of the non-cumulative dollar preference share or ADR, except in certain cases where the non-cumulative dollar preference share or ADR (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the UK); (ii) is part of the business property of a UK permanent establishment of an enterprise; or (iii) pertains to a UK fixed base of an individual used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit against US federal tax liability for the amount of any tax paid in the UK in a case where the non-cumulative dollar preference share or ADR is subject both to UK inheritance tax and to US federal estate or gift tax.

UK stamp duty and stamp duty reserve tax

The following is a summary of the UK stamp duty and stamp duty reserve tax consequences of transferring an ADR in registered form (otherwise than to the custodian on cancellation of the ADR). It does not set out the UK stamp duty or stamp duty reserve tax consequences of transferring, or agreeing to transfer, non-cumulative dollar preference shares or any interest therein or right thereto (other than interests in ADRs) on which investors should consult their own tax advisers.

A transfer of a registered ADR executed and retained in the US will not give rise to stamp duty and an agreement to transfer a registered ADR will not give rise to stamp duty reserve tax.

Capital Securities

United States

Because the Capital Securities have no stated maturity, can be exchanged for preference shares or ADSs at the option of the Bank and would be treated as if they were preference shares in a winding-up of the Bank, and because the Bank may elect not to make payments on the Capital Securities, the Capital Securities will be treated as equity for US federal income tax purposes.

Payments (including any UK tax withheld therefrom) will constitute foreign source dividend income for US federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for US federal income tax purposes. Payments will not be eligible for the dividends received deduction allowed to corporations. For foreign tax credit limitation purposes, payments will generally constitute 'passive income,' or in the case of certain US Holders, 'financial services income.' A US holder who is entitled under the Treaty to a refund of UK tax, if any, withheld on a payment will not be entitled to claim a foreign tax credit with respect to such tax.

A US Holder will, upon the sale, exchange or redemption of Capital Securities, generally recognise capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realised and the US Holder's tax basis in the Capital Securities (assuming, in the case of a redemption, that such US Holder does not own, and is not deemed to own, any ordinary shares of the Bank).

Gain or loss will not be recognised by a US Holder upon the exchange of Capital Securities for preference shares or ADSs pursuant to the Bank's exercise of its exchange right. A US Holder's basis in the preference shares or ADSs received in exchange for its Capital Securities will be the same as the US Holder's basis in the Capital Securities at the time of the exchange and the US Holder's holding period for the preference shares or ADSs received in the exchange will include the holding period of the Capital Securities exchanged.

United Kingdom

Taxation of payments of interest

Payments of interest made on or after April 1, 2001 will not be subject to withholding or deduction for or on account of UK taxation as long as Capital Securities are and remain at all times listed on the New York Stock Exchange or some other 'recognised stock exchange' within the meaning of section 841 of the Income and Corporation Taxes Act 1988. So long as the Capital Securities are so listed, withholding will not be required whether the Capital Securities are in bearer or registered form. In all other cases an amount must be withheld on account of UK income tax at the lower rate (currently 20%) subject to any direction to the contrary by the Inland Revenue under the Treaty.

Any paying agent or other person through whom interest is paid to, or by whom interest is received on behalf of, an individual, may be required to provide information in relation to the payment and the individual concerned to the UK Inland Revenue. The Inland Revenue may communicate this information to the tax authorities of other jurisdictions.

The UK Inland Revenue has confirmed that interest payments would not be treated as distributions for UK tax purposes (i) by reason of the fact that interest may be deferred under the terms of issue or (ii) by reason of the undated nature of the Capital Securities, provided that at the time an interest payment is made, the Capital Securities are not held by a Bank which is 'associated' with the Bank or by a 'funded company'. A company will be associated with the Bank if, broadly speaking, it is in the same group as the Bank. A company will be a 'funded company' for these purposes if there are arrangements involving that company being put in funds (directly or indirectly) by the Bank, or an entity associated with the Bank. In this respect, the Inland Revenue has confirmed that a bank holding an interest in Capital Securities which incidentally has banking facilities with the Bank will not be a 'funded company' by virtue of such facilities.

Disposal (including Redemption)

A disposal (including redemption) of Capital Securities by a US Holder, who is an individual or other non corporation tax payer, will not give rise to any liability to UK taxation on capital gains unless the US Holder carries on a trade (which for this purpose includes a profession or vocation) in the UK through a branch or agency and the Capital Securities are, or have been, held or acquired for the purposes of that trade or branch or agency. However, the exchange by such a US Holder of Capital Securities for ADRs pursuant to the bank's exercise of its exchange right will not give rise to a charge to UK tax on capital gains.

A transfer of Capital Securities by a US Holder will not give rise to a charge to UK tax on accrued but unpaid interest payments, unless the US Holder is an individual or other non corporation tax payer and at any time in the relevant year of assessment or accounting period carries on a trade in the UK through a branch or agency to which the Capital Securities are attributable.

Annual tax charges

Corporate holders of Capital Securities may be subject to annual UK tax charges (or relief) by reference to fluctuations in exchange rates and in respect of profits, gains and losses arising from the Capital Securities, in place of the tax treatment referred to in the two preceding paragraphs. These rules will not, however, apply to corporate US Holders who do not carry on a trade, profession or vocation in the UK through a branch or agency in the UK to which the Capital Securities are attributable.

Inheritance tax

Capital Securities in bearer form physically held outside the UK should not be subject to UK inheritance tax in respect of a lifetime transfer by, or the death of, a US Holder who is not domiciled in the UK for inheritance tax purposes. However, in relation to Capital Securities held through DTC (or any other clearing system), the position is not free from doubt and the Inland Revenue are known to consider that the situs of securities held in this manner is not necessarily determined by the place in which the securities are physically held. If Capital Securities in bearer form are or become situated in the UK, or if Capital Securities are held in registered form, there may be a charge to UK inheritance tax as a result of a lifetime transfer at less than fair market value by, or on the death of, such a US Holder. However, exemption from, or a reduction of, any such UK tax liability may be available under the Estate Tax Treaty in the same manner as for non-cumulative dollar preference shares.

Stamp duty and stamp duty reserve tax

No UK stamp duty is payable on the transfer by delivery or redemption of bearer Capital Securities, whether in definitive form or in the form of one or more global Capital Securities. No stamp duty reserve tax is payable on any agreement to transfer bearer Capital Securities provided that the agreement is not made in contemplation of, or as part of an arrangement for, a takeover of the company. No UK stamp duty will be payable in respect of any instrument of transfer of depositary interests respectively representing Capital Securities, provided that any instrument relating to such a transfer is not executed in the UK, and remains at all times outside the UK. The transfer on the sale of Capital Securities in registered form will attract ad valorem UK stamp duty or (if an unconditional agreement to transfer Capital Securities is not completed by a duly stamped transfer) UK stamp duty reserve tax, generally, at the rate of 0.5% of the consideration paid, which, in the case of stamp duty, will be rounded up to (pound)5 or multiples thereof. The transfer of Capital Securities in registered form (i) to, or to a nominee, or agent for, a person whose business is or includes issuing depositary receipts or (ii) to, or to a nominee for, a person whose business is or includes the provision of clearance services, will give rise to a liability to UK stamp duty or (to the extent that UK stamp duty is not paid on an instrument of transfer) UK stamp duty reserve tax, generally, at the rate of 1.5% of the price of the Capital Securities transferred, which, in the case of stamp duty, will be rounded up to (pound)5 or multiples thereof. Such a transfer of Capital Securities in bearer form will give rise to a charge to UK stamp duty reserve tax, generally, at the rate of 1.5% of the price of the Capital Securities transferred. A charge to UK stamp duty reserve tax will also arise on the issue of Capital Securities whether in registered or bearer form (i) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or (ii) to, or to a nominee for, a person whose business is or includes the provision of clearance services, generally at the rate of 1.5% of the price of the Capital Securities issued.

DOCUMENTS ON DISPLAY

Documents concerning the Bank may be inspected at 135 Bishopsgate, London EC2M 3UR.

In addition, we file reports and other information with the SEC. You can read and copy these reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at I-800-SEC-0330 for further information on the Public Reference Room. You can also read and copy these reports and other information at the SEC's New York regional office at 7 World Trade Center, Suite 1300, New York, NY 10048, and at its Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or at the offices of The New York Stock Exchange, on which certain of our securities are listed, at 20 Broad Street, New York, New York 10005.

       ITEM 11. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

(a)  Risk management

Through its normal operations, the NatWest Group is exposed to a number of risks, the most significant of which are credit risk, market risk, liquidity risk and operational risk; responsibility for managing these risks throughout RBSG is vested in the Group Executive Management Committee ('GEMC'), a sub-committee of the Board of Directors of RBSG. RBSG Group Risk is responsible for formulating high-level risk policies, setting standards, monitoring concentrations and providing an independent review. The RBSG Asset and Liability Management Committee ('GALCO'), a sub-committee of the GEMC, sets policy for the management of the overall Group balance sheet in relation to capital ratios, structural hedging and liquidity. Supporting GALCO, Group Treasury is responsible for capital raising, liquidity and structural hedging policies and the management of the balance sheet. Operational responsibility for asset and liability management is in turn delegated to appropriate management in each major business grouping.

Credit risk

Credit risk is the risk that companies, financial institutions, individuals and other counterparties will be unable to meet their obligations to the NatWest Group. The NatWest Group controls this risk at transaction, counterparty and portfolio level through (1) the process for the initial approval and granting of credit, (2) subsequent monitoring of counterparty creditworthiness and (3) the active management of credit exposures.

Group Risk is responsible for establishing the high-level credit policies for all activities (including securities and derivatives business), for monitoring geographic, product, credit quality and market sector concentrations in RBSG's portfolio and managing its most significant credit exposures. Credit authority is based on defined limits with responsibility for significant transactions residing with the RBSG Group Credit Committee. The day-to-day management of credit is devolved to individual business units, each of which has specialist credit functions. Particular attention is paid to the manner in which new risks are assumed, the management of existing credit exposures, the early detection of deterioration in counterparty credit standing and the overall composition of the credit portfolio in the light of market conditions and economic projections.

Market risk

Market risk is the risk that changes in interest rates (including credit spreads), foreign exchange rates or the prices of equity shares and indices, commodities, debt securities and other financial contracts, including derivatives, will have an adverse financial effect on the NatWest Group's financial condition and results.

The principal market risks to which the NatWest Group is exposed are interest rate (including credit spreads) and foreign exchange risk. Activity in debt securities, interest-rate derivatives and money-market instruments is the primary source of interest rate risk in the NatWest Group's trading and treasury portfolios. Mismatches between the repricing of the NatWest Group's non-trading financial assets and liabilities account for most of the interest rate risk associated with its commercial banking activities; this structural interest rate risk is transferred to the NatWest Group's trading units for management within their approved limits. Non-trading currency risk arises from the NatWest Group's investments in overseas subsidiaries, associates and branches. The NatWest Group's venture capital portfolio and strategic equity investments account for most of its non-trading equity price risk.

Value-at-risk

The NatWest Group manages the market risk in its trading and treasury portfolios through value-at-risk ('VaR') limits, together with stress testing, position and sensitivity limits. GEMC approves the high-level VaR and stress limits. Stress testing measures the impact of abnormal changes in market rates and prices on the fair value of the NatWest Group's trading portfolios.

VaR is a technique that produces estimates of the potential negative change in the market value of a portfolio over a specified time horizon at given confidence levels. For internal risk management purposes, the NatWest Group's VaR assumes a time horizon of one day and a confidence level of 95%. In other words, a one-day loss greater than VaR is likely to occur on average on only one in every 20 business days. In addition, the NatWest Group's VaR is also estimated assuming a 10-day holding period.

The NatWest Group uses historical simulation models in computing VaR. This approach, in common with many other VaR models, assumes that risk factor changes observed in the past are a good estimate of those likely to occur in the future and is, therefore, limited by the relevance of the historical data used. The NatWest Group's method, however, does not make any assumption about the nature or type of the underlying loss distribution. The NatWest Group typically uses the previous two years of market data.

The NatWest Group's VaR should be interpreted in light of the limitations of the methodologies used. These limitations include:

o Historical data may not provide the best estimate of the joint distribution of risk factor changes in the future and may fail to capture the risk of possible extreme adverse market movements which have not occurred in the historical window used in the calculations.

o VaR using a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or hedged within one day.

o VaR using a 95% confidence level does not reflect the extent of potential losses beyond that percentile.

o The NatWest Group largely computes the VaR of trading portfolios at the close of business and positions may change substantially during the course of the trading day. Controls are in place to limit the NatWest Group's intra-day exposure and the VaR for selected portfolios is computed intra-day.

These limitations and the nature of the VaR measure mean that it should not be viewed as a guarantee of the NatWest Group's ability to limit its market risk. The NatWest Group cannot be certain that losses will not exceed the VaR amounts indicated nor that losses in excess of the VaR amounts will not occur more frequently than once in twenty business days.

For a discussion of the NatWest Group's accounting policies for, and information with respect to its exposures to derivative financial instruments, see Accounting Policies (n) 'Derivatives' and Note 36 to the Consolidated Financial Statements on pages 87 and 109 respectively.

Trading

The NatWest Group's trading activities comprise: market making - quoting firm bid (buy) and offer (sell) prices with the intention of profiting from the spread between the quotes; customer facilitation - providing products to the NatWest Group's client base at competitive prices; arbitrage - entering into offsetting positions in different but closely related markets to profit from market imperfections; and proprietary activity - taking positions in financial instruments as principal to take advantage of anticipated market conditions. Financial instruments held in the NatWest Group's trading portfolios include, but are not limited to, debt securities, loans, deposits, securities sale and repurchase agreements and derivative financial instruments (futures, forwards, swaps and options).

The VaR for the NatWest Group's trading portfolios, segregated by type of market risk exposure, is presented in the tables below.

-----------------------------------------------------------------------------------------------
                                                           Year ended December 31, 2000
                                                -----------------------------------------------
                         At December 31,
                                    2000             Maximum           Minimum          Average
                                 (pound)m           (pound)m          (pound)m         (pound)m
                              -----------------------------------------------------------------
Interest rate                         6.0               11.3               5.2              9.0
Currency                              1.2                3.1               0.8              1.6
Equity                                1.0                1.0                 -              0.2
Diversification effects              (1.6)
                              -----------------------------------------------------------------
Total                                 6.6               11.5               6.2              9.3
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                           Year ended December 31, 2000
                                                -----------------------------------------------
                         At December 31,
                                    1999             Maximum           Minimum          Average
                                 (pound)m           (pound)m          (pound)m         (pound)m
                              -----------------------------------------------------------------
Interest rate                         9.2               13.6               6.3              9.9
Currency                              1.7                6.3               0.6              2.3
Equity                                0.2                1.1               0.1              0.5
Diversification effects              (1.7)
                              -----------------------------------------------------------------
Total                                 9.4               13.8               7.1             10.3
-----------------------------------------------------------------------------------------------

The NatWest Group's trading activities are carried out principally by Financial Markets. In the year ended December 31, 2000, the average daily profit including net interest for Financial Market's trading portfolios was (pound)3.1 million (year ended December 31, 1999 - (pound)2.9 million) and the standard deviation of profits was (pound)3.0 million (year ended December 31, 1999 - (pound)4.1 million).

Non-trading

The NatWest Group's portfolios of non-trading financial instruments, arising from its treasury activities and from retail and corporate banking, mainly comprise loans (including finance leases), debt securities, deposits, certificates of deposit and other debt securities issued, loan capital and derivatives (mainly interest rate swaps). The NatWest Group's long-term assurance assets and liabilities attributable to policyholders have been excluded from these market risk disclosures.

Treasury

The NatWest Group's treasury activities include its money-market business and the management of internal funds flows with the NatWest Group's businesses. Money-market portfolios include cash instruments (principally debt securities, loans and deposits) and related hedging derivatives.

The VaR for the NatWest Group's treasury portfolios, which relates mainly to interest rate risk, is presented in the table below.

------------------------------------------------------------------------------
                              Year end      Maximum      Minimum      Average
                              (pound)m     (pound)m     (pound)m     (pound)m
                              ------------------------------------------------
Year to December 31, 2000          2.9          4.4          1.5          2.7
                              ------------------------------------------------
Year to December 31, 1999          2.8         12.8          2.8          7.7
------------------------------------------------------------------------------

Retail and corporate banking

Structural interest rate risk arises in the NatWest Group's commercial banking activities where assets and liabilities have different repricing dates. NatWest Group policy requires that all material interest rate risk arising from retail and corporate banking activities is transferred to a trading or treasury unit for management within its approved limits.

Structural interest rate risk is calculated in each business unit on the basis of establishing the repricing behaviour of each asset and liability product. For many products, the actual interest rate repricing characteristics differ from the contractual repricing. In most cases, the repricing maturity is then determined by the market interest rate that most closely fits the historical behaviour of the product interest rate. For non-interest bearing current accounts, the repricing maturity is determined by the stability of the portfolio. The product maturities used are reviewed by both the RBSG Balance Sheet Management Committee and business unit asset and liability committees annually, or more often if appropriate.

A static maturity gap report is produced as at the month-end for each material business unit, in each functional currency based on the behaviouralised repricing for each product. It is NatWest Group policy to include non-financial assets and liabilities, mainly tangible fixed assets and the NatWest Group's capital and reserves, spread over medium and longer term maturities, in the gap report. This report also includes hedge transactions, principally derivatives. Any residual non-trading interest rate exposures are measured and monitored against limits using the same VaR methodology that is used for the NatWest Group's trading portfolios. Limits are also set on the net interest income exposure over 12 months to a 1% parallel movement in interest rates.

This VaR calculation is extended quarterly to include all non-trading assets and liabilities in the NatWest Group's balance sheet. At December 31, 2000 the total VaR exposure relating to structural interest rate risk was estimated to be (pound)1.2 million (1999 (pound)0.8 million) with the major exposure being to changes in longer term sterling interest rates. During the year, the maximum VaR was (pound)2.4million (1999 (pound)2.7 million), the minimum (pound)1.0 million (1999 (pound)0.8 million) and the average (pound)1.4 million (1999 (pound)1.4 million).

In calculating the VaR exposure for the retail and commercial businesses there are two main limitations:

(i) only principal flows are included in the maturity ladders i.e. interest flows are not included;
(ii) whilst embedded option risk is managed (see below), the related VaR is not included in the above VaR disclosure.

Option risk in the non-trading businesses principally occurs in certain fixed rate assets and liabilities. An example is where businesses undertake to provide funding to, or to accept deposits from, customers at a future date at a pre-determined fixed interest rate. Derivatives are used to manage the risk of interest rate movements from the date a commitment is made to a customer to the date the transaction closes. Option risk also arises where customers can repay fixed rate loans or withdraw fixed rate deposits prior to their maturity. In managing this risk, modelling of how the level of early repayment varies with interest rate movements is undertaken for the major fixed rate books. The NatWest Group also seeks to protect itself from early repayment risk through the imposition of early repayment interest charges.

Currency risk

The NatWest Group does not maintain material non-trading open currency positions other than the structural foreign currency translation exposures arising from its investments in overseas subsidiary and associated undertakings and their related currency funding. The NatWest Group's policy in relation to structural positions is to match fund the structural foreign currency exposure arising from net asset value, excluding goodwill, in overseas subsidiaries, equity accounted investments and branches, except where doing so would materially increase the sensitivity of either the NatWest Group's or subsidiary's regulatory capital ratios to currency movements. The policy requires structural foreign exchange positions to be reviewed regularly by the GALCO. Gains or losses on foreign currency investments net of any gains or losses on related foreign currency funding or hedges are recognised in the statement of total recognised gains and losses.

The table below sets out the NatWest Group's structural foreign currency exposures.

----------------------------------------------------------------------------------------------------------------
                                                               At December 31, 2000
                                         -----------------------------------------------------------------------
                                                                   Foreign currency
                                         Foreign currency       liabilities hedging        Structural foreign
Functional currency of net investment     net investments           net investments        currency exposures
                                                 (pound)m                  (pound)m                  (pound)m
                                         -----------------------------------------------------------------------
US dollar                                             717                       670                        47
Euro                                                  750                       204                       546
Swiss franc                                           201                       193                         8
Other non-sterling                                     82                        79                         3
                                         -----------------------------------------------------------------------
Total                                               1,750                     1,146                       604
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                               At December 31, 1999
                                         -----------------------------------------------------------------------
                                                                   Foreign currency
                                         Foreign currency       liabilities hedging        Structural foreign
Functional currency of net investment     net investments           net investments        currency exposures
                                                 (pound)m                  (pound)m                  (pound)m
                                         -----------------------------------------------------------------------
US dollar                                             516                       414                       102
Euro                                                  497                       106                       391
Swiss franc                                           158                       153                         5
Other non-sterling                                     87                        84                         3
                                         -----------------------------------------------------------------------
Total                                               1,258                       757                       501
----------------------------------------------------------------------------------------------------------------

The structural foreign currency exposure in euros is principally due to Ulster Bank running an open structural foreign exchange position to minimise the sensitivity of its capital ratios to possible movements in the euro exchange rate against sterling.

Equity risk

The NatWest Group does not have any material exposure to adverse movements in the value of equities and commodities other than its holdings of equity shares as shown in Note 17 to the Consolidated Financial Statements. At December 31, 2000, equity shares held as investment securities had a book value of (pound)423 million (December 31, 1999 - (pound)280 million) and a valuation of (pound)425 million (December 31, 1999 - (pound)441 million).

Liquidity risk

The NatWest Group's funding requirements and liquidity risks are managed to ensure that its businesses can meet deposit withdrawals either on demand or at contractual maturity, to meet customers' demand for new loans and finance, to repay borrowings as they mature, and to enable term asset commitments to be funded on an economic basis over their life. Diversification of sources of deposits and borrowings, management of maturity mismatches and concentrations, the maintenance of a diversified portfolio of high quality liquid and marketable assets, and the management of contingent liquidity risks are used to ensure ready access to funds at all times. Liquidity risk is mitigated by the NatWest Group's well diversified retail and corporate customer deposit base, which forms a substantial part of the NatWest Group balance sheet and provides a stable source of funding due to the number and diversity of depositors. Liquidity requirements are also actively managed through dealings in the wholesale markets, in which the NatWest Group is a significant participant, which provide access to wholesale funding from a wide range of counterparties.

In the UK, the Financial Services Authority ('FSA') requires the NatWest Group to be able to meet its sterling obligations without recourse to the wholesale markets for a period of at least five business days. A similar policy is maintained for currency obligations across the NatWest Group. Monthly reports are made to the FSA for both sterling and other currency liquidity. Subsidiaries and branches of the NatWest Group in other countries also comply with their local regulatory liquidity management and reporting requirements.

The NatWest Group measures and manages its cash flow commitments and marketable asset holdings on a daily basis, using various methods, including predictions of daily cash positions, and monitors concentrations of funding maturing at any point in time or from any particular source. Maturity mismatches between lending and funding are managed within internal limits.

Operational risk

Operational risk is the risk of direct or indirect loss resulting from inadequate or failed internal processes, people and systems or from external events. The NatWest Group's business units manage operational risk through appropriate risk controls and loss mitigation actions. These include policies, procedures, internal controls and business continuity arrangements. RBSG Group Risk provides the businesses with the framework, tools and techniques to improve operational risk management.

(b)  Financial instruments

Financial instruments are fundamental to the NatWest Group's business and constitute the core element of its operations. The risks associated with financial instruments are a significant component of the risks faced by the NatWest Group. Financial instruments create, modify or reduce the liquidity, credit and market risks of the NatWest Group's balance sheet. Each of these risks and the NatWest Group's policies and objectives for managing such risks are discussed above.

The purpose for which the NatWest Group holds or issues financial instruments can be classified into five main categories.

o    Customer loans and deposits

Customer loans and deposits (both retail and institutional) form a substantial part of the NatWest Group's business. The customer loan portfolio is the NatWest Group's largest asset and the interest received from such loans is the NatWest Group's core source of income.

The NatWest Group has detailed policies and strategies in respect of its customer loans and deposits which seek to minimise the risks associated with these financial instruments.

o    Investments (equity shares and debt securities)

The NatWest Group holds shares and other securities, excluding strategic investments for use on a continuing basis in the NatWest Group's activities. The objective of holding such financial instruments is to generate funds over the term of the investment, in the form of distributions and/or appreciation in value. Funds generated are used in the NatWest Group's operations.

Control over quoted investments is exercised by the RBSG Group Investment Committee ('GIC'). The GIC determines which entity holds the investment and whether the investment is strategic. The GIC also sets guidelines for the disposal and hedging of non-strategic investments.

o Finance (money market loans and deposits, loan capital, debt securities in issue, preference shares)

The NatWest Group issues financial instruments to fund that portion of the NatWest Group's assets not funded by customer deposits. The objective of using financial instruments for financing purposes is to manage the NatWest Group's balance sheet in terms of minimising market risk. Responsibility for overseeing and implementing balance sheet management lies with RBSG Group Treasury.

o Trading (foreign exchange, derivatives, debt securities, loans and deposits)

The NatWest Group trades in financial instruments for customer facilitation and as principal. The objective of trading in financial instruments is to maximise short term gains for both the customer and/or the NatWest Group. Trading activity is restricted to certain areas in the NatWest Group and is subject to strict policies and limits. Responsibility for setting trading policies and monitoring adherence thereto lies with RBSG Group Risk. Derivatives used for trading purposes are discussed in more detail below.

o    Hedging (derivatives, loans and deposits, debt securities)

Where financial instruments form part of the NatWest Group's risk management strategy they are classified as hedges. The objective for holding financial instruments as hedges is to match or eliminate the risk arising because of adverse movements in interest rates, exchange rates, credit ratings, equity prices or commodity prices. Derivatives are the main instruments used for hedging and are discussed further below.

Funding in the form of loans and deposits and preference shares is used to hedge certain of the NatWest Group's equity investments. Fixed rate debt securities are periodically used to hedge issued preference shares.

(c)  Derivatives

In the normal course of business, the NatWest Group enters into a variety of derivative transactions principally in the foreign exchange and interest rate markets. These are used to provide financial services to customers and to actively take, hedge and modify positions as part of trading activities. Derivatives are also used to hedge or modify risk exposures arising on the balance sheet from a variety of activities including lending and securities investment. The majority of the counterparties in the NatWest Group's derivative transactions are banks and other financial institutions. The risks involved in derivatives include market, credit and liquidity risk. Analyses of the derivatives entered into by the NatWest Group both for trading and non-trading purposes are provided in Note 36 to the Consolidated Financial Statements.

The principal types of derivative contracts into which the NatWest Group enters are described below.

Swaps

These are over-the-counter ('OTC') agreements between two parties to exchange periodic payments of interest, or payments for the change in value of a commodity, or related index, over a set period based on notional principal amounts. The NatWest Group enters into swap transactions in several markets. Interest rate swaps exchange fixed rates for floating rates of interest based on notional amounts. Basis swaps exchange floating or fixed interest calculated using different bases. Cross currency swaps are the exchange of interest based on notional values of different currencies. Equity and commodity swaps exchange interest for the return on an equity or commodity, or equity or commodity index.

Options

Currency and interest rate options confer the right, but not the obligation, on the buyer to receive or pay a specific quantity of an asset or financial instrument for a specified price at or before a specified date. Options may be exchange traded or OTC agreements. The NatWest Group principally buys and sells currency and interest rate options.

Futures and forwards

Short term interest rate futures, bond futures and forward foreign exchange contracts are all agreements to deliver, or take delivery of, a specified amount of an asset or financial instrument based on the specified rate, price or index applied against the underlying asset or financial instrument, at a specified date. Futures are exchange traded at standardised amounts of the underlying asset or financial instrument. Forward contracts are OTC agreements and are principally dealt in by the NatWest Group in interest rates as forward rate agreements and in currency as forward foreign exchange contracts.

Collateral

The NatWest Group may require collateral in respect of the credit risk in derivative transactions. The amount of credit risk is principally the positive fair value of contracts. Collateral may be in the form of cash or more commonly in the form of a lien over a customer's assets entitling the NatWest Group to make a claim for current and future liabilities.

The following table sets forth activities of a non-trading nature undertaken by the NatWest Group, the related risks associated with such activities, and provides details of the types of derivatives used in managing such risks.

------------------------------------------------------------------------------------------------------------------------------
Activity                                     Risk                                    Type of hedge

Management of the return on variable rate    Reduced profitability due to falls in   Receive fixed interest rate swaps
assets funded by shareholders' funds and     short-term interest rates               Purchased interest rate options
net non-interest bearing liabilities

Fixed-rate lending funded by floating rate   Sensitivity to increases in             Pay fixed interest rate swaps
liabilities                                  short-term interest rates
                                             Sensitivity to decreases in             Purchased interest rate caps
                                             medium/long term interest rates,
                                             due to prepayment

Fixed-rate retail and wholesale funding      Sensitivity to falls in short-term      Receive fixed interest rate swaps
                                             interest rates

Fixed-rate asset investments                 Sensitivity to increases in             Pay fixed interest rate swaps
                                             short-term interest rates

Investment in foreign currency assets        Sensitivity to strengthening of         Cross-currency swaps
                                             sterling against other currencies       Foreign currency funding

Profit earned in foreign currencies          Sensitivity to strengthening of         Forward foreign exchange contracts
                                             sterling against other currencies       Purchased currency options
------------------------------------------------------------------------------------------------------------------------------

                   ITEM 18. CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                           Page
                                                                           ----
Statement of directors' responsibilities....................................78

Reports of independent accountants..........................................79

National Westminster Bank Plc

        Consolidated profit and loss account for the years ended
        December 31, 2000, 1999 and 1998 ...................................81

        Consolidated balance sheet at December 31, 2000 and 1999 ...........82

        Statement of consolidated total recognised gains and losses for the years ended December 31, 2000, 1999 and 1998....................83

        Note of consolidated historical cost profits and losses for the years ended December 31, 2000, 1999 and 1998 ...................83

        Reconciliation of movements in consolidated shareholders' funds for the years ended December 31, 2000, 1999 and 1998................83

        Consolidated cash flow statement for the years ended December 31,
        2000, 1999 and 1998.................................................84

        Accounting policies.................................................85

        Changes in accounting presentation..................................88

        Notes to the consolidated financial statements......................89

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

UK company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Bank and the NatWest Group as at the end of the financial year and of the profit or loss of the NatWest Group for that year. In preparing those financial statements, the directors are required to:

o    select suitable accounting policies and then apply them consistently;
o    make judgements and estimates that are reasonable and prudent; and
o state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the NatWest Group and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the NatWest Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.


By order of the board.

M.R. McLean
Secretary
Edinburgh, Scotland

February 28, 2001




                                    AUDITORS

KPMG Audit Plc resigned as auditors of the Bank and the directors appointed Deloitte & Touche as auditors with effect from May 12, 2000.

The consolidated financial statements for December 31, 2000 and for the year then ended were audited by Deloitte & Touche.

The consolidated financial statements for December 31, 1999 and for the two years then ended were audited by KPMG Audit Plc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and shareholders of National Westminster Bank Plc

We have audited the Consolidated Financial Statements of National Westminster Bank Plc (the 'Bank') and its subsidiary undertakings (the 'NatWest Group') as of December 31, 2000, and for the year then ended, set out on pages 81 to 138. These financial statements are the responsibility of the Bank's directors. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the NatWest Group as of December 31, 1999 and 1998 before the restatement for the change in accounting policy described on page 85, were audited by other auditors whose report, dated February 24, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such December 31, 2000 financial statements present fairly, in all material respects, the consolidated financial position of National Westminster Bank Plc and its subsidiary undertakings at December 31, 2000, and the results of their operations and consolidated cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United Kingdom.

We have also audited the restatement for the change in accounting policy explained in the accounting policies note on page 85 that was applied to the 1999 and 1998 financial statements. In our opinion, such adjustment was appropriate and has been properly applied.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the year ended December 31, 2000 and the determination of the consolidated shareholders' equity at December 31, 2000 to the extent described in Note 52 to the Consolidated Financial Statements.





Deloitte & Touche
Chartered Accountants
39 George Street
Edinburgh, Scotland


February 28, 2001, June 28, 2001 with respect to Note 52.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and shareholders of National Westminster Bank Plc

We have audited the consolidated balance sheets of National Westminster Bank Plc and its subsidiaries ('NatWest Group') as of December 31, 1999, and the related consolidated profit and loss accounts, statement of total consolidated gains and losses, reconciliation of movements in shareholders' funds and cash flows for each of the years in the two year period ended December 31, 1999, before the restatement for the change in accounting policy explained on page
85. These consolidated financial statements are the responsibility of NatWest Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the NatWest Group as of December 31, 1999, and the consolidated results of their operations and cash flows for each of the years in the two-year period ended December 31, 1999, in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the two-year period ended December 31, 1999 and consolidated shareholders' funds as of December 31, 1999 to the extent summarised in Note 52 to the Consolidated Financial Statements.




KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

February 24, 2000

CONSOLIDATED PROFIT AND LOSS ACCOUNT

----------------------------------------------------------------------------------------------------------------
                                                                              Year ended December 31
                                                                  ----------------------------------------------
                                                                        2000            1999            1998
                                                                        ----            ----            ----
                                                           Note     (pound)m        (pound)m        (pound)m
Interest receivable                                                    8,515           7,847           9,367
Interest payable                                                      (4,840)         (4,227)         (5,681)
                                                                  --------------  --------------  --------------
Net interest income                                                    3,675           3,620           3,686
                                                                  --------------  --------------  --------------

                                                                  --------------  --------------  --------------
Dividend income                                                           14              19              18
Fees and commissions receivable                                        2,957           2,809           2,745
Fees and commissions payable                                            (637)           (575)           (563)
Dealing profits                                              1           684             844             848
Other operating income                                                   800             798           1,070
                                                                  --------------  --------------  --------------
Non-interest income                                                    3,818           3,895           4,118
                                                                  --------------  --------------  --------------

Total income                                                           7,493           7,515           7,804
                                                                  --------------  --------------  --------------

Administrative expenses
                                                                  --------------  --------------  --------------
- staff costs                                                2        (2,572)         (2,740)         (2,738)
- premises and equipment                                                (609)           (716)           (830)
- other                                                               (1,492)         (1,057)         (1,134)
                                                                  --------------  --------------  --------------
                                                                      (4,673)         (4,513)         (4,702)
Depreciation and amortisation
                                                                  --------------  --------------  --------------
- tangible fixed assets                                                 (559)           (510)           (647)
- goodwill                                                               (27)            (51)            (80)
                                                                  --------------  --------------  --------------
                                                                        (586)           (561)           (727)
                                                                  --------------  --------------  --------------
Operating expenses                                                    (5,259)         (5,074)         (5,429)
                                                                  --------------  --------------  --------------

Profit before provisions for bad and doubtful debts                    2,234           2,441           2,375
Provisions for bad and doubtful debts                                   (359)           (237)           (499)
Amounts written off fixed asset investments                              (14)            (23)            (28)
Write-down of finance leases                                               -               -             (55)
                                                                  --------------  --------------  --------------
Group operating profit                                                 1,861           2,181           1,793
Losses on termination of Equities operations                               -             (14)              -
Profit/(loss) on disposal of businesses                      4           967             (14)            265
                                                                  --------------  --------------  --------------
Profit on continuing operations                                        2,828           2,153           2,058
Discontinued operations
Additional consideration on sale of Bancorp                  5            74             110              84
                                                                  --------------  --------------  --------------
Profit on ordinary activities before tax                     6         2,902           2,263           2,142
Tax on profit on ordinary activities                         7          (694)           (584)           (501)
                                                                  --------------  --------------  --------------
Profit on ordinary activities after tax                                2,208           1,679           1,641
Minority interests - equity                                               (9)            (11)            (24)
                                                                  --------------  --------------  --------------
Profit after minority interests                                        2,199           1,668           1,617
Preference dividends - non-equity                            8           (41)            (39)            (51)
                                                                  --------------  --------------  --------------
Profit attributable to ordinary shareholders                           2,158           1,629           1,566
Ordinary dividends                                           9        (4,573)           (219)           (613)
                                                                  --------------  --------------  --------------
Retention for the year                                      33        (2,415)          1,410             953
                                                                  --------------  --------------  --------------
-----------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 53 are an integral part of the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

----------------------------------------------------------------------------------------------------------------------------
                                                                                      Note         2000            1999
                                                                                      ----         ----            ----
                                                                                               (pound)m        (pound)m
ASSETS
Cash and balances at central banks                                                                1,195           1,503
Items in the course of collection from other banks                                                2,105           2,243
Treasury bills and other eligible bills                                                11         3,013           2,577
Loans and advances to banks                                                            12        34,995          28,793
Loans and advances to customers                                                        13        98,824          88,998
Debt securities                                                                        16        33,813          39,536
Equity shares                                                                          17           426             308
Interests in associated undertakings                                                   18            55              74
Intangible fixed assets                                                                20           186             540
Tangible fixed assets                                                                  21         3,303           3,604
Other assets                                                                           22         5,992           7,467
Prepayments and accrued income                                                                    2,215           1,807
                                                                                             --------------  --------------
                                                                                                186,122         177,450
Long-term assurance assets attributable to policyholders                               23           111           8,274
                                                                                             --------------  --------------
TOTAL ASSETS                                                                                    186,233         185,724
                                                                                             --------------  --------------

LIABILITIES
Deposits by banks                                                                      24        30,143          27,451
Items in the course of transmission to other banks                                                1,100           1,201
Customer accounts                                                                      25       109,722          98,117
Debt securities in issue                                                               26         9,172          11,556
Other liabilities                                                                      27        18,291          19,104
Accruals and deferred income                                                                      2,979           2,447
Provisions for liabilities and charges
   - deferred taxation                                                                 28           469             465
   - other provisions                                                                  29           199             128
Subordinated liabilities
   - dated loan capital                                                                30         4,203           4,311
   - undated loan capital including convertible debt                                   31         2,701           3,230
Minority interests
   - equity                                                                                          99              94
   - non-equity                                                                                       4               2
Called up share capital                                                                32         2,187           2,150
Share premium account                                                                  33         1,286           1,237
Other reserves                                                                         33           301             301
Revaluation reserve                                                                    33            46              30
Profit and loss account                                                                33         3,220           5,626
---------------------------------------------------------------------------------------------------------------------------
Shareholders' funds
   - equity                                                                                       6,531           8,864
   - non-equity                                                                        32           509             480
---------------------------------------------------------------------------------------------------------------------------
                                                                                                186,122         177,450
Long-term assurance liabilities to policyholders                                                    111           8,274
                                                                                             --------------  --------------
TOTAL LIABILITIES                                                                               186,233         185,724
                                                                                             --------------  --------------

MEMORANDUM ITEMS:
Contingent liabilities                                                                 38         7,155           8,057
                                                                                             --------------  --------------

Commitments (standby facilities, credit lines and other)                               38        62,419          56,252
                                                                                             --------------  --------------
----------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 53 are an integral part of the Consolidated Financial Statements.

STATEMENT OF CONSOLIDATED TOTAL RECOGNISED GAINS AND LOSSES

----------------------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31
                                                                                 ------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Profit attributable to ordinary shareholders                                          2,158         1,629         1,566
Currency translation adjustments and other movements                                      5           (49)            5
Revaluation of premises                                                                  20            23            40
                                                                                 ------------------------------------------
Total recognised gains and losses                                                     2,183         1,603         1,611
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

NOTE OF CONSOLIDATED HISTORICAL COST PROFITS AND LOSSES

-----------------------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31
                                                                                 ------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Profit on ordinary activities before tax                                               2902         2,263         2,142
Realisation of premises revaluation gains/(losses) of previous years                      4            14           (38)
                                                                                 ------------------------------------------
Historical cost profit on ordinary activities before taxation                         2,906         2,277         2,104
                                                                                 ------------------------------------------

Historical cost (loss)/profit for the year retained after taxation,
  minority interests and dividends                                                   (2,411)        1,424           915
                                                                                 ------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS

----------------------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31
                                                                                 ------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Profit attributable to ordinary shareholders                                          2,158         1,629         1,566
Ordinary dividends                                                                   (4,573)         (219)         (613)
                                                                                 ------------------------------------------
Retention for the year                                                               (2,415)        1,410           953
Other recognised gains and (losses)                                                      25           (26)           45
Issue of ordinary shares                                                                 57            47            42
Repurchase of ordinary shares                                                             -          (596)         (375)
Redemption of preference shares                                                           -             -          (147)
Currency translation adjustment on preferences shares                                    29             8            (4)
                                                                                 ------------------------------------------
Net (decrease)/increase in shareholders' funds                                       (2,304)          843           514
Shareholders' funds at January 1                                                      9,344         8,501         7,987
                                                                                 ------------------------------------------
Shareholders' funds at December 31                                                    7,040         9,344         8,501
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 53 are an integral part of the Consolidated Financial Statements.

CONSOLIDATED CASH FLOW STATEMENT

----------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31
                                                                             ----------------------------------------------
                                                                                   2000            1999            1998
                                                                                   ----            ----            ----
                                                                      Note     (pound)m        (pound)m        (pound)m
                                                                      ----
Net cash (outflow)/inflow from operating activities                    40        (5,001)          4,113           5,221
Dividends received from associated undertakings                                       3               2               6

Returns on investments and servicing of finance                              --------------  --------------  --------------
Preference dividends paid                                                           (40)            (39)            (53)
Dividends paid to minority shareholders in subsidiary undertakings                   (3)              -             (41)
Interest paid on subordinated liabilities                                          (470)           (348)           (386)
                                                                             --------------  --------------  --------------
Net cash outflow from returns on investments and
  servicing of finance                                                             (513)           (387)           (480)

Taxation                                                                     --------------  --------------  --------------
UK tax paid                                                                        (361)           (313)           (254)
Overseas tax paid                                                                  (119)           (140)            (60)
                                                                             --------------  --------------  --------------
Net cash outflow from taxation                                                     (480)           (453)           (314)

Capital expenditure and financial investment                                 --------------  --------------  --------------
Purchase of investment securities                                                (7,792)        (29,205)        (26,457)
Sale and maturity of investment securities                                       18,132          25,173          22,441
Purchase of tangible fixed assets                                                  (977)         (1,207)         (2,177)
Sale of tangible fixed assets                                                       737             631           1,400
                                                                             --------------  --------------  --------------
Net cash inflow/(outflow) from capital expenditure and financial
  investment                                                                     10,100          (4,608)         (4,793)
Acquisitions and disposals
                                                                             --------------  --------------  --------------
Net cash outflow from purchase of businesses                           41           (86)             (1)            (11)
Investment in associated undertakings                                  18            (5)             (5)             (7)
Net cash inflow from disposal of businesses                            42         1,966             134           1,843
                                                                             --------------  --------------  --------------
Net cash inflow from acquisitions and disposals                                   1,875             128           1,825

Ordinary equity dividends paid                                                   (3,973)           (631)           (575)
                                                                             --------------  --------------  --------------
Net cash inflow/(outflow) before financing                                        2,011          (1,836)            890

Financing                                                                    --------------  --------------  --------------
Proceeds from issue of ordinary share capital                                        57              47              42
Repurchase of  ordinary share capital                                                 -            (596)           (375)
Redemption of preference share capital                                                -               -            (147)
Net proceeds from issue of subordinated liabilities                                   -           2,692             294
Repayments of subordinated liabilities                                             (959)           (375)           (270)
Increase in minority interests                                                        -             (10)             37
                                                                             --------------  --------------  --------------
Net cash (outflow)/inflow from financing                                           (902)          1,758            (419)
                                                                             --------------  --------------  --------------
Increase/(decrease) in cash                                            45         1,109             (78)            471
                                                                             --------------  --------------  --------------
----------------------------------------------------------------------------------------------------------------------------

The accompanying Notes 1 to 53 are an integral part of the Consolidated Financial Statements.

ACCOUNTING POLICIES

The accounts have been prepared in accordance with applicable Accounting Standards in the UK and the Statements of Recommended Accounting Practice issued jointly by the British Bankers' Association and the Irish Bankers' Federation. A summary of the more important accounting policies is set out below. The consolidated accounts and the accounts of the Bank are prepared in accordance with the special provisions of Part VII of the Companies Act 1985 relating to banking groups. As provided by section 230(3) of the Companies Act 1985, no profit and loss account is presented for the company.

Previously, the NatWest Group wrote off loans when the normal banking relationship with the borrower had ceased and the debt became subject to recovery procedures. This practice has been amended in line with the RBSG approach of writing off generally when there is no realistic prospect of recovery. As a result, specific provisions have increased by (pound)1,014 million at December 31, 2000, (pound)1,098 million at December 31, 1999 and (pound)1,237 million at December 31, 1998 with a corresponding increase in the gross amount of loans to customers and non-accrual loans.

Implementation of Financial Reporting Standard (FRS) 15 'Tangible Fixed Assets' and FRS 16 'Current Tax' had no material effect on reported profits. From January 1, the NatWest Group's freehold and long leasehold buildings are being depreciated over 50 years, following a reassessment of their useful economic lives, and long leasehold properties are now revalued.

No other changes in accounting policies, set out below, have been made.

(a)  Accounting convention and bases of consolidation
     The accounts are prepared under the historical cost convention modified by the periodic valuation of premises and certain investments. To avoid undue delay in the presentation of the NatWest Group's accounts, the accounts of certain subsidiary undertakings have been made up to November 30. There have been no changes in respect of these subsidiary undertakings, in the period from their balance sheet dates to December 31, that materially affect the view given by the NatWest Group's accounts. Long-term assurance assets and liabilities attributable to policyholders are separately disclosed in the consolidated balance sheet in view of their distinct characteristics.

(b)  Goodwill
     The excess of the cost of shares in subsidiary and associated undertakings over the fair value of underlying identifiable net assets at the date of acquisition and other purchased goodwill are capitalised as intangible assets and amortised over their useful economic lives. The gain or loss on the disposal of a subsidiary or associated undertaking is calculated by comparing the carrying value of the net assets sold and any unamortised purchased goodwill with the proceeds received. Capitalised goodwill is amortised over periods of up to 20 years.

(c)  Foreign currencies
     Assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date. Profit and loss accounts of overseas branches and subsidiary undertakings are translated at the average rates of exchange for the year. Exchange differences arising from the application of closing rates of exchange to the opening net assets of overseas branches and subsidiary undertakings and from restating their results from average to period-end rates are taken to profit and loss reserves, together with exchange differences arising on related foreign currency borrowings.

(d)  Pensions and other post-retirement benefits
     The NatWest Group provides post-retirement benefits in the form of pensions to eligible employees. The cost of defined benefit pension schemes is assessed by independent professionally qualified actuaries and is recognised on a systematic basis over employees' service lives. Contributions to defined contribution pension schemes are recognised in the profit and loss account when payable.

(e)  Leases
     Total gross earnings under finance leases are allocated to accounting periods to give a constant periodic rate of return on the net cash investment. Finance lease receivables are stated in the balance sheet at the amount of the net investment in the lease. Progress payments made prior to the commencement of the lease are included at cost. Rental income from operating leases is credited to the profit and loss account on a receivable basis over the term of the lease.

(f)  Long-term life assurance business
     The value placed on the NatWest Group's long-term life assurance business is a prudent estimate of the net present value of the profits inherent in in-force policies together with the net assets of the business. Changes in the value are included in operating profit, grossed up at the underlying rate of taxation.

(g)  Taxation
     Provision is made for taxation at current rates on the taxable profits and relief for overseas taxation is taken where appropriate. Certain items of income and expenditure are accounted for in different periods for financial reporting purposes and for taxation purposes. Deferred taxation is provided on the liability method in respect of timing differences to the extent that they are likely to crystallise in the foreseeable future. It is calculated at rates expected to be applicable when the liabilities or assets are expected to crystallise.

(h)  Loans and advances
     Specific provisions are made against loans and advances when, as a result of a detailed appraisal of the portfolio, it is considered that recovery is doubtful. A general provision is made to cover bad and doubtful debts that have not been separately identified but are known from experience to be present in any portfolio of bank advances. The specific and general provisions are deducted from loans and advances. Provisions made during the year (less amounts released and recoveries of amounts written off in previous years) are charged against profits. Interest receivable on doubtful loans and advances is brought into the profit and loss account as it accrues provided that its collectibility is not subject to significant doubt. Interest debited to borrowers' accounts, the collectibility of which is subject to significant doubt, is credited to an interest in suspense account which is netted off against loans and advances to customers. Loans and advances classified as bad debts are written off in part or in whole when there is no realistic prospect of recovery.

(i)  Fees receivable
     Fees receivable that represent a return for services provided are recognised in the profit and loss account so as to match the cost of providing the service. Certain front-end lending fees are recognised over the life of the loan.

(j)  Debt securities and equity shares
     Debt securities and equity shares intended for use on a continuing basis in the NatWest Group's activities are classified as investment securities and are stated at cost less provision for any permanent diminution in value. The cost of dated investment securities is adjusted for the amortisation of premiums or discounts over periods to redemption and any such amortisation is included in interest receivable. Debt securities held for the purpose of hedging are carried at a value which reflects the accounting treatment of the items hedged. Debt securities and equity shares held for dealing purposes are carried at fair value, with changes in fair value recognised in the profit and loss account.

(k)  Shares in subsidiary undertakings
     The Bank's shares in subsidiary undertakings are stated in the balance sheet of the Bank at directors' valuation that takes account of the subsidiary undertakings' net asset values.

(l)  Interests in associated undertakings
     Interests in associated undertakings are accounted for by the equity method and are stated in the consolidated balance sheet at the NatWest Group's share of their net tangible assets. The NatWest Group's share of the results of associated undertakings is included in the consolidated profit and loss account. For this purpose, the latest available audited accounts are used together with available unaudited interim accounts.

(m)  Tangible fixed assets
     Freehold and long leasehold properties are revalued on a rolling basis, each property being revalued at least every five years. Other tangible fixed assets are stated at cost less depreciation and provisions for impairment. Costs of adapting premises for the use of the NatWest Group are separately identified and depreciated.

     Tangible fixed assets are depreciated over their estimated economic lives on a straight line basis, as follows:

     Land                                   not depreciated
     Freehold and long leasehold buildings  50 years
     Short leaseholds                       unexpired period of the lease
     Property adaptation costs              10-15 years
     Computer equipment                     up to 5 years
     Other equipment                        4-15 years

     Assets on operating leases are depreciated over their estimated useful lives on a straight line or reverse annuity basis.

(n)  Derivatives
     A description of the derivatives into which the NatWest Group enters for both trading and non-trading purposes is given on page 75 in the Operating and Financial Review. The accounting treatment for these instruments is dependent upon whether they are entered into for trading or non-trading (hedging) purposes.

     Trading
     Derivatives held for trading purposes are recognised in the accounts at fair values. Gains or losses arising from changes in fair value are included in dealing profits in the consolidated profit and loss account. Fair value is based on quoted market prices. Where representative market prices are not available, the fair value is determined from current market information using appropriate pricing or valuation models. Adjustments are made to quoted market prices where appropriate to cover credit risk, liquidity risk and future operational costs. In the consolidated balance sheet, positive fair values (assets) of trading derivatives are included in Other assets and negative fair values (liabilities) in Other liabilities. Positive and negative fair values of trading derivatives are offset where the contracts have been entered into under master netting agreements or other arrangements that give a legally enforceable right of set off.

     Non-trading
     Non-trading derivatives are entered into by the NatWest Group to hedge exposures arising from transactions entered into in the normal course of banking activities. They are recognised in the accounts (financial statements) in accordance with the accounting treatment of the underlying transaction or transactions being hedged. To be classified as non-trading, a derivative must significantly reduce the risk inherent in the hedged item from potential movements in interest rates, exchange rates and market values. In addition, there must be a demonstrable link to an underlying transaction, pool of transactions or specified future transaction or transactions. Specified future transactions must be reasonably certain to arise for the derivative to be accounted for as a hedge. In the event that a non-trading derivative transaction is terminated or ceases to be an effective hedge, the derivative is remeasured at fair value and any resulting profit or loss amortised over the remaining life of the underlying transaction or transactions being hedged. If a hedged item is derecognised, or a specified future transaction is no longer likely to occur, the related non-trading derivative is remeasured at fair value and the resulting profit or loss taken to the profit and loss account.

(o)  Sale and repurchase transactions
     Securities which have been sold with an agreement to repurchase continue to be shown on the balance sheet and the sale proceeds recorded as a deposit. Securities acquired in reverse sale and repurchase transactions are not recognised in the balance sheet and the purchase price is treated as a loan. The difference between the sale price and repurchase price is accrued evenly over the life of the transaction and charged or credited to the profit and loss account as interest payable or receivable.

CHANGES IN ACCOUNTING PRESENTATION

Following acquisition by The Royal Bank of Scotland Group plc, the following changes in presentation have been adopted to align the NatWest Group's financial statements with those of its parent:

(a) Rentals receivable less depreciation on operating lease assets which were included in net interest income are now shown in other operating income and depreciation and amortisation respectively. As a result of this change there is an increase of (pound)255 million (1999 (pound)255 million; 1998 (pound)366 million) in other operating income and a corresponding increase in operating expenses.

(b) Income from associated undertakings and profit/loss on disposal of property assets are now reported in other operating income resulting in a net increase in operating income of (pound)15 million (1999 (pound)23 million; 1998 (pound)16 million). Profits/losses on disposal of non-property assets are now reported in administrative expenses - other, increasing this caption by (pound)2 million (1999 (pound)7 million; 1998 (pound)8 million).

(c) Adjustments for finance leases as a result of corporation tax changes, which were included in net interest income, are now shown separately. As a result of this change, there is an increase in net interest income of (pound)55 million in 1998. There was no impact on 2000 or 1999.

Comparatives figures have been restated to reflect these changes in presentation which do not affect profit before tax, total assets or shareholders' funds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Dealing profits

--------------------------------------------------------------------------------
                                           2000          1999          1998
                                           ----          ----          ----
                                       (pound)m      (pound)m      (pound)m

Foreign exchange(1)                         282           226           363
Securities
  Equities(2)                                 8            15           (19)
  Debt(3)                                   355           491           258
Interest rate derivatives(4)                 39           112           246
                                     ------------------------------------------
                                            684           844           848
                                     ------------------------------------------
--------------------------------------------------------------------------------

Dealing profits include interest income and expense recognised on trading-related interest-earning assets and interest-bearing liabilities.

(1) Includes spot and forward foreign exchange contracts and currency swaps, futures and options and related hedges and funding.
(2)  Includes equities and equity derivatives and related hedges and funding.
(3)  Includes debt securities and related hedges and funding.
(4) Includes interest rate swaps, forward rate agreements, interest rate options, interest rate futures and credit derivatives and related hedges and funding.

2.   Administrative expenses - staff costs

--------------------------------------------------------------------------------
                                           2000          1999          1998
                                           ----          ----          ----
                                       (pound)m      (pound)m      (pound)m

Wages and salaries                        2,018         2,189         2,243
Social security costs                       148           150           154
Pension costs (see Note 3 below)             49            34            27
Other staff costs                           357           367           314
                                     ------------------------------------------
                                          2,572         2,740         2,738
                                     ------------------------------------------
--------------------------------------------------------------------------------

The average number of persons employed by the NatWest Group during the year, excluding temporary staff, was 62,000 (1999 - 72,100; 1998 - 74,900).

3.   Employee benefits

Pension costs

The NatWest Group operates a number of pension schemes throughout the world. The major schemes are defined-benefit schemes whose assets are independent of the NatWest Group's finances. The total pension cost for the NatWest Group was (pound)49 million (1999 - (pound)34 million; 1998 (pound)27 million). At December 31, 2000, there was a pension cost prepayment of (pound)19 million (1999 - (pound)38 million; 1998 (pound)56million).

Scheme valuations of the major UK pension scheme, the National Westminster Bank Pension Fund, are carried out by independent professionally qualified actuaries to determine pension costs, using the projected unit method; any imbalance between assets and liabilities is adjusted over the average future service life of members of the scheme. The assumptions that have the most significant effect on the results of the valuation are those relating to the valuation rate of interest and the rates of increases in salaries and pensions.

The latest formal valuation of the National Westminster Bank Pension Fund took place on March 31, 1998. The result of this valuation, the principal actuarial assumptions and the pension cost relating to this scheme were:

--------------------------------------------------------------------------------
Market value of scheme assets                                     (pound)9,501m
Funding level                                                              118%
Valuation rate of interest - past and future
  service liabilities (per annum)                                         7.25%
Salary growth (per annum)                                                  4.5%
Pension increases (per annum)*                                             3.0%
Dividend increases (per annum)                                               4%
Price inflation (per annum)                                                  3%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Pension costs for the year to December 31, 2000                        (pound)m
Regular cost                                                                153
Variation                                                                  (126)
                                                                  -------------
Net pension cost                                                             27
                                                                  -------------
--------------------------------------------------------------------------------

* In addition, allowance is made for promotional salary increases.

Five of the NatWest Group's UK defined benefit schemes merged with the National Westminster Bank Pension Fund on April 1, 1999.

4.   Profit/(loss) on disposal of businesses

--------------------------------------------------------------------------------
                                             2000          1999          1998
                                             ----          ----          ----
                                         (pound)m      (pound)m      (pound)m

Profit/(loss) on disposals in the year        967           (14)          265
                                       --------------------------------------
--------------------------------------------------------------------------------

Gains of (pound)967 million (tax charge (pound)103 million) were made in 2000 in respect of the disposals of Gartmore Investment Management plc, National Westminster Life Assurance Limited and the investment management and services businesses of Ulster Bank Group. These businesses contributed (pound)105 million to NatWest Group profit before tax in 2000 up to the dates of their respective disposals.

In 1999, the net loss on disposal of businesses of (pound)14 million (tax charge (pound)17 million) consisted of losses on the sale of Hawkpoint Partners and the Bank's operations in Greece, which were partially offset by gains on the disposal of HDFC Bank and certain Lombard joint ventures. These businesses made a net loss of (pound)4 million before tax in 1999 up to their disposal.

In 1998, net profits of (pound)265 million (tax charge (pound)12 million) on the disposal of businesses arose mainly from the Lombard point of sale businesses, Lex Vehicle Leasing, Cash and Equity Derivatives businesses, Coutts Bahamas and Coutts Institutional Trust and Custody businesses, partially offset by losses on disposal of the Australian trading operations. These businesses contributed (pound)16 million to NatWest Group profit before tax in 1998 up to the dates of their respective disposals.

5.   Additional consideration on sale of Bancorp

--------------------------------------------------------------------------------
                                             2000          1999          1998
                                             ----          ----          ----
                                         (pound)m      (pound)m      (pound)m
Additional consideration received
  relating to the disposal in 1996 of
  Bancorp, a subsidiary undertaking
  (tax charge (pound)8 million, 1999
  (pound)7 million, 1998 (pound)2
  million)                                     74           110            84
                                   ------------------------------------------
--------------------------------------------------------------------------------

6.   Profit on ordinary activities before tax

NatWest Group profit on ordinary activities before tax is stated after taking account of the following:

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
Income                                                                             (pound)m      (pound)m      (pound)m
Aggregate amounts receivable under finance leases, hire purchase and
  conditional sale contracts                                                          1,027         1,477         4,405
Aggregate amounts receivable under operating leases                                     355           350           546
Profit on disposals of investment securities and associated undertakings                234            84           123
Share of associated undertakings' income                                                 (3)           16            29

Expenses
Operating lease rentals of premises                                                     143           138           144
Operating lease rentals of computers and other equipment                                  7            10            15
Finance charges on leased assets                                                         24            28            23
Interest on subordinated liabilities                                                    502           395           386
Restructuring costs                                                                     527           139           122
Goodwill amortisation                                                                    27            51            80
----------------------------------------------------------------------------------------------------------------------------

The auditors' remuneration for statutory audit work was (pound)1.2 million for the Bank (1999 (pound)1.4 million; 1998 (pound)1.1 million) and (pound)3.0 million for the NatWest Group (1999 (pound)4.3 million; 1998 (pound)4.3 million). Remuneration paid to the current auditors for non-audit work in the year ended December 31, 2000 was (pound)0.4 million. Remuneration paid to the former auditors of the NatWest Group up to the date of their resignation, for non-audit work in the year ended December 31, 2000 was (pound)1.0 million and (pound)16.8 million in the year end December 31, 1999 (1998 (pound)20.0 million).

7.   Tax on profit on ordinary activities

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Based on the profit for the year:
UK corporation tax at 30% (1999 - 30.25%; 1998 - 31%)                                   631           632           411
Relief for overseas taxation                                                            (18)          (61)          (29)
Deferred taxation                                                                       (15)           12            50
                                                                                 ------------------------------------------
                                                                                        598           583           432
Overseas taxation                                                                       122            79           123
                                                                                 ------------------------------------------
                                                                                        720           662           555
Share of associated undertakings                                                          2             5             5
                                                                                 ------------------------------------------
                                                                                        722           667           560
Prior year items - UK                                                                     4           (28)            -
                 - Overseas                                                             (32)          (55)            -
                                                                                 ------------------------------------------
                                                                                        694           584           560
Change in the UK corporation tax rate (1998 31% to 30%)
Adjustment for finance leases                                                             -             -           (55)
Other                                                                                     -             -            (4)
                                                                                 ------------------------------------------
                                                                                        694           584           501
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

The tax charge of (pound)694 million, equivalent to 24% of profit before tax of (pound)2,902 million, is below the standard UK tax rate of 30% primarily due to low tax charges on the profit on disposal of businesses and additional consideration on sale of Bancorp, partially offset by goodwill amortisation which is not allowable for UK tax.

8.   Preference dividends

The following table shows the aggregate amount of dividends paid on each class of preference share for each of the years ended December 31, 2000, 1999, and 1998:

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
9% non-cumulative sterling preference shares of(pound)1, Series A                        13            13            12
Non-cumulative dollar preference shares of US$25, Series A                                -             -            10
Premium on redemption of non-cumulative dollar preference shares of US$25m,
  Series A                                                                                -             -             5
Non-cumulative dollar preference shares of US$25, Series B                               13            12            11
Non-cumulative dollar preference shares of US$25, Series C                               15            14            13
                                                                                 ------------------------------------------
Total non-equity dividends                                                               41            39            51
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

9.   Ordinary dividends

The following table shows the aggregate amount of dividends paid on ordinary shares for the years ended December 31, 2000, 1999 and 1998:

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Ordinary shares
   Paid                                                                               3,973           219           201
   Proposed                                                                             600             -           412
                                                                                 ------------------------------------------
Total dividends on equity shares                                                      4,573           219           613
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

10.  Profit dealt with in the accounts of the Bank

Of the profit attributable to ordinary shareholders, (pound)1,797 million (1999
- (pound)1,805 million; 1998 (pound)2,118 million) has been dealt with in the accounts of the Bank.

11.  Treasury bills and other eligible bills

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
Treasury bills and similar securities                                                               1,306           878
Other eligible bills                                                                                1,707         1,699
                                                                                               ----------------------------
                                                                                                    3,013         2,577
                                                                                               ----------------------------
Banking business                                                                                      402           495
Trading business                                                                                    2,611         2,082
                                                                                               ----------------------------
Amounts above include:
Subject to sale and repurchase agreement                                                              101           521
----------------------------------------------------------------------------------------------------------------------------

Treasury bills and other eligible bills are principally of short term maturity and their market value is not materially different from carrying value.

12.  Loans and advances to banks

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
Repayable on demand                                                                                 4,696         3,279
Remaining maturity
- three months or less                                                                             22,670        20,256
- one year or less but over three months                                                            6,188         4,772
- five years or less but over one year                                                                315           404
- over five years                                                                                   1,140            95
                                                                                               ----------------------------
                                                                                                   35,009        28,806
Specific bad and doubtful debt provisions                                                             (14)          (13)
                                                                                               ----------------------------
                                                                                                   34,995        28,793
                                                                                               ----------------------------
Banking business                                                                                   23,145        18,913
Trading business                                                                                   11,850         9,880
                                                                                               ----------------------------
Amounts above include:
Subordinated - third party
Due from holding company - unsubordinated                                                               -            19
Due from fellow subsidiary undertakings - unsubordinated                                              601             -
                                        - subordinated                                             11,699             -
                                                                                                      500             -
----------------------------------------------------------------------------------------------------------------------------

13.  Loans and advances to customers

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
On demand or short notice                                                                          12,650        15,230
Remaining maturity:
   - three months or less                                                                          18,058        14,172
   - one year or less but over three months                                                        13,777        11,146
   - five years or less but over one year                                                          25,466        23,568
   - over five years                                                                               30,957        27,061
                                                                                               ----------------------------
                                                                                                  100,908        91,177
General and specific bad and doubtful debt provisions                                              (2,084)       (2,179)
                                                                                               ----------------------------
                                                                                                   98,824        88,998
                                                                                               ----------------------------
Banking business                                                                                   86,089        75,678
Trading business                                                                                   12,735        13,320
                                                                                               ----------------------------
Amounts above include:
Subordinated - third party                                                                              4             8
Due from associated undertakings - unsubordinated                                                     154           260
Amounts receivable under finance leases                                                             4,087         3,798
Amounts receivable under hire purchase and conditional sale agreements                              3,268         2,564
----------------------------------------------------------------------------------------------------------------------------

The cost of assets acquired during the year for the purpose of letting under finance leases and hire purchase agreements was (pound)2,512 million (1999 - (pound)2,725 million).

The NatWest Group's exposure to risk from its lending activities is widely diversified both geographically and industrially. With the exception of lending for house mortgages in the UK, there were no loan concentrations in any individual sector or industry which exceeded 10% of the total loans and advances to customers (before provisions)

14.  Provisions for bad and doubtful debts

----------------------------------------------------------------------------------------------------------------------------
                                                                              2000                        1999
                                                                              ----                        ----
                                                                    Specific        General      Specific       General
                                                                    --------        -------      --------       -------
                                                                    (pound)m       (pound)m      (pound)m      (pound)m
At January 1                                                             701            393           965           407
Effect of change in accounting policy                                  1,098              -         1,237             -
                                                                  ---------------------------------------------------------
At January 1 (restated)                                                1,799            393         2,202           407
Currency translation and other adjustments                                10              4            (4)           (1)
Amounts written off                                                     (626)             -          (829)            -
Additions on acquisitions                                                  7              -             -             -
Released on disposal                                                       -              -            (3)            -
Recoveries of amounts written-off in previous years                      152              -           183             -
Charge to profit and loss                                                354              5           250           (13)
                                                                  ---------------------------------------------------------
At December 31                                                         1,696            402         1,799           393
                                                                  ---------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

15.  Interest in suspense

In certain cases, interest may be charged to a customer's account but, because its recoverability is in doubt, it is not recognised in the NatWest Group's consolidated profit and loss account but is held in a suspense account and netted off against loans and advances to customers in the consolidated balance sheet.

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
Loans and advances on which interest is being placed in suspense:
- before specific provisions                                                                          649           818
- after specific provisions                                                                           346           380
Loans and advances on which interest is not being applied
- before specific provisions                                                                        1,658         1,753
- after specific provisions                                                                           525           596
----------------------------------------------------------------------------------------------------------------------------

16.  Debt securities

-----------------------------------------------------------------------------------------------------------------------------------
                                                       2000                                              1999
                                                       ----                                              ----
                                                  Gross          Gross                               Gross         Gross
                                      Book  unrecognised  unrecognised                  Book  unrecognised  unrecognised
                                     value        gains         losses  Valuation      value         gains        losses  Valuation
                                     -----        -----         ------  ---------      -----         -----        ------  ---------
                                  (pound)m     (pound)m       (pound)m   (pound)m   (pound)m      (pound)m      (pound)m   (pound)m
Investment securities:
- British government                   743            3              -        746        980             8            (1)       987
- Other government                   2,755           64            (11)     2,808      3,173            80           (27)     3,226
- Other public sector bodies           718            3              -        721        528             1            (6)       523
- Bank and building society          1,339            1              -      1,340     10,040             3            (8)    10,035
- Other issuers                      5,033           23            (11)     5,045      5,789            33           (15)     5,807
                                 ------------------------------------------------  ------------------------------------------------
                                    10,588           94            (22)    10,660     20,510           125           (57)    20,578
                                 --------------------------------------------------------------------------------------------------
Other debt securities:
- British government                   663                                    663      1,050                                  1,050
- Other government                  12,188                                 12,188      9,666                                  9,666
- Other public sector bodies            88                                     88        171                                    171
- Bank and building society          4,328                                  4,328        213                                    213
- Other issuers                      5,958                                  5,958      7,926                                  7,926
                                 ---------                            -----------  ---------                                -------
                                    23,225                                 23,225     19,026                                 19,026
                                 ---------                            -----------  ---------                                -------

Total debt securities               33,813                                 33,885     39,536                                 39,604
                                 ---------                            -----------  ---------                                -------

Due within 1 year                   11,562                                            14,179
Due 1 year and over                 22,251                                            25,357
                                 ---------                                         ---------
                                    33,813                                            39,536
                                 ---------
Investment securities:
- Listed                             5,444                                  5,509      6,998                                  7,072
- Unlisted                           5,144                                  5,151      3,512                                 13,506
                                 ---------                            -----------  ---------                                -------
                                    10,588                                 10,660     20,510                                 20,578
                                                                                                                            -------
Other debt securities:
- Listed                             3,202                                  3,202      2,810                                  2,810
- Unlisted                          20,023                                 20,023     16,216                                 16,216
                                 ---------                            -----------  ---------                                -------
                                    33,813                                 33,885     39,536                                 39,604
                                 ---------                            -----------  ---------                                -------

Banking business                    11,207                                           20,956
Trading business                    22,606                                           18,580
                                 ---------                                         --------

Amounts above include:
Subordinated debt securities            60                                              259
Unamortised discounts on
  investment securities                 (4)                                              (1)
Debt securities subject to sale
  and repurchase agreements         17,229                                           17,361
-----------------------------------------------------------------------------------------------------------------------------------

The cost of securities carried at market value is not disclosed as it cannot be determined without unreasonable expense.

Movements in debt securities which are held as investment securities were as follows:

----------------------------------------------------------------------------------------------------------------------------
                                                                                    Discounts
                                                                         Cost    and premiums    Provisions    Book value
                                                                         ----    ------------    ----------    ----------
                                                                     (pound)m        (pound)m      (pound)m      (pound)m
At January 1, 2000                                                     20,577             (27)          (40)       20,510
Currency translation and other adjustments                                394               -             1           395
Additions                                                               7,423               -             -         7,423
Maturities and disposals                                              (17,741)              2            39       (17,700)
Transfer to equity shares                                                  (2)              -             -            (2)
Provisions written off                                                     (1)              -             1             -
Provisions made                                                             -               -            (2)           (2)
Amortisation of discounts and premiums                                      -             (36)            -           (36)
                                                                 ----------------------------------------------------------
At December 31, 2000                                                   10,650             (61)           (1)       10,588
                                                                 ----------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

17.  Equity shares

-----------------------------------------------------------------------------------------------------------------------------------
                                                       2000                                              1999
                                                       ----                                              ----
                                                   Gross          Gross                               Gross         Gross
                                      Book  unrecognised   unrecognised                  Book  unrecognised  unrecognised
                                     value         gains         losses  Valuation      value         gains        losses  Valuation
                                     -----         -----         ------  ---------      -----         -----        ------  ---------
                                  (pound)m      (pound)m       (pound)m   (pound)m   (pound)m      (pound)m      (pound)m   (pound)m
Investment securities:
- Listed                               378            2              -        380         59             8             -         67
- Unlisted                              45            -              -         45        221           153             -        374
                               ----------------------------------------------------------------------------------------------------
                                       423            2              -        425        280           161             -        441
                               ----------------------------------------------------------------------------------------------------
Other securities:
- Listed                                 3                                      3         11                                     11
- Unlisted                               -                                      -         17                                     17
                               -----------                             ---------------------                               --------
                                       426                                    428        308                                    469
                               -----------                             ---------------------                               --------

Banking business                       424                                               300
Trading business                         2                                                 8
                               -----------                             ---------------------
-----------------------------------------------------------------------------------------------------------------------------

The cost of securities carried at market value is not disclosed as it cannot be determined without unreasonable expense.

Movements in equity shares which are held as investment securities were as follows:

-------------------------------------------------------------------------------------------
                                                        Cost    Provisions    Book value
                                                        ----    ----------    ----------
                                                    (pound)m      (pound)m      (pound)m
At January 1, 2000                                       348           (68)          280
Currency translation and other adjustments                (3)            -            (3)
Additions                                                369             -           369
Disposals                                               (268)           71          (197)
Disposal of subsidiary undertaking                       (16)            -           (16)
Provisions made of net of write backs                      -           (12)          (12)
Shares written off                                        (9)            9             -
Transfers from debt securities                             2             -             2
                                                ------------------------------------------
At December 31, 2000                                     423             -           423
                                                ------------------------------------------
-------------------------------------------------------------------------------------------

18.  Interests in associated undertakings

Movements in interests in associated undertakings were as follows:

--------------------------------------------------------------------------
                                                                 Share of
                                                               net assets
                                                               ----------
                                                                 (pound)m
At January 1, 2000                                                     74
Currency translation and other adjustments                              1
Change in status of subsidiary undertaking                             17
Additions                                                               5
Disposals                                                             (34)
Share of profits and losses                                            (8)
                                                               ----------
At December 31, 2000 - Unlisted                                        55
                                                               ----------
--------------------------------------------------------------------------

None of the associated undertakings in 2000 or 1999 is a bank.

Associated undertakings are accounted for as such due to the NatWest Group's interest being held on a long term basis for the purpose of securing a contribution to its activities by the exercise of influence.

19.  Principal subsidiary undertakings

The principal subsidiary undertakings (all unlisted) at December 31, 2000, the capital of which consists of ordinary and preference shares, are shown below. All of the subsidiary undertakings are owned directly or indirectly through intermediate holding companies and are all wholly-owned unless otherwise indicated. The undertakings marked with an asterisk operate in the country of incorporation or registration; the others operate mainly in the UK.

--------------------------------------------------------------------------------------------------------
                                                                              Country of incorporation
                                                      Nature of business               or registration
                                               ---------------------------------------------------------
Coutts & Co (1)                                          Private banking                 Great Britain
Coutts Bank (Switzerland) Limited (2)                    Private banking                   Switzerland
Greenwich Capital Markets Inc (2)                          Broker dealer                 United States
NatWest Offshore Limited (2)                                     Banking                   Isle of Man
Lombard North Central PLC                        Banking, credit finance                 Great Britain
                                                             and leasing
National Westminster Home Loans Limited            Home mortgage finance                 Great Britain
Ulster Bank Limited (3)                                          Banking              Northern Ireland
--------------------------------------------------------------------------------------------------------

(1) Coutts & Co is incorporated with unlimited liability.
(2) Shares are not directly held by the Bank.
(3) Ulster Bank Limited and its subsidiary undertakings also operate in the Republic of Ireland.

At December 31, 2000, the Bank held, either directly or indirectly, 100% of the equity share capital and voting rights of the principal subsidiary undertakings. All the above subsidiary undertakings are included in the NatWest Group's accounts and have an accounting reference date of December 31.

Movements in shares in subsidiary undertakings during the year were as follows:

--------------------------------------------------------------------------------
                                                                   Share of
                                                               net tangible
                                                                     assets
                                                                     ------
                                                                   (pound)m
At January 1, 2000                                                    7,764
Currency translation adjustments                                         44
Additions                                                               541
Disposals                                                              (703)
Provisions in year                                                      (41)
Net increase in net assets                                              784
                                                                 ----------
At December 31, 2000                                                  8,389
                                                                 ----------
--------------------------------------------------------------------------------

On the historical cost basis, shares in subsidiary undertakings at December 31, 2000 would have been included at a cost of (pound)6,351 million (1999 - (pound)6,828 million).

20.  Intangible fixed assets

--------------------------------------------------------------------------------
                                                           2000          1999
                                                           ----          ----
Goodwill                                               (pound)m      (pound)m
Cost:
At January 1                                                713           919
Currency translation and other adjustments                    -            (5)
Disposal of business and termination of operations         (414)         (201)
                                                       -------------------------
At December 31                                              299           713
                                                       -------------------------

Amortisation:
At January 1                                                173           280
Currency translation and other adjustments                    -            (1)
Charge for the year                                          27            51
Disposal of business and termination of operations          (87)         (157)
                                                       -------------------------
At December 31                                              113           173
                                                       -------------------------

Net book value at December 31                               186           540
                                                       -------------------------
--------------------------------------------------------------------------------

21.  Tangible fixed assets

----------------------------------------------------------------------------------------------------------------------------
                                                                      Long       Short    Computers   Assets on
                                                      Freehold   leasehold   leasehold    and other   operating
                                                      premises    premises    premises    equipment      leases     Total
                                                      --------    --------    --------    ---------      ------     -----
                                                      (pound)m    (pound)m    (pound)m     (pound)m    (pound)m  (pound)m
Cost or valuation:
At January 1, 2000                                       1,547         221         299        1,958       1,640     5,665
Currency translation and other adjustments                   4           -          (1)           3          (2)        4
Reclassifications                                            -          (5)          5            -           -         -
Additions                                                   24          26          11          173         743       977
Disposals                                                  (50)         (1)         (8)        (429)       (819)   (1,307)
Disposal of businesses                                       -           -          (4)         (25)          -       (29)
Revaluation adjustments                                      7          13           -            -           -        20
                                                   ------------------------------------------------------------------------
At December 31, 2000                                     1,532         254         302        1,680       1,562     5,330
                                                   ------------------------------------------------------------------------
Consisting of:
At valuation  - 2000                                       219         133           -            -           -       352
              - 1999                                     1,092           -           -            -           -     1,092
At cost                                                    221         121         302        1,680       1,562     3,886
                                                   ------------------------------------------------------------------------
                                                         1,532         254         302        1,680       1,562     5,330
                                                   ------------------------------------------------------------------------
Accumulated depreciation and amortisation:
At January 1, 2000                                         326          72         121        1,275         267     2,061
Currency translation and other adjustments                   4           -           1            4           -         9
Disposals                                                  (12)          -          (5)        (397)       (172)     (586)
Disposal of businesses                                       -           -          (1)         (15)          -       (16)
Charge for the year                                         35           7          28          234         255       559
                                                   ------------------------------------------------------------------------
At December 31, 2000                                       353          79         144        1,101         350     2,027
                                                   ------------------------------------------------------------------------
Net book value at December 31, 2000                      1,179         175         158          579       1,212     3,303
                                                   ------------------------------------------------------------------------
Net book value at December 31, 1999                      1,221         149         178          683       1,373     3,604
                                                   ------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

On the historical cost basis, the NatWest Group's freehold and long leasehold premises would have been included at (pound)959 million (December 31, 1999 - (pound)776 million freehold only).

From 2000, freehold and long leasehold properties are revalued on a rolling basis, each property being valued at least every five years. Interim valuations outwith the 5 year cycle will be carried out on properties where there is an indication that its value has changed significantly, given market conditions. The directors are not aware of any material change in the valuation of the properties.

Where properties are occupied by the NatWest Group, they are valued on the basis of Existing Use Value, except for certain specialised properties which are valued on a Depreciated Replacement Cost basis. All other properties (vacant, surplus to requirements, or externally let) are valued to reflect Open Market Value. Valuations are carried out by internal and external qualified surveyors who are members of the Royal Institution of Chartered Surveyors or, in the case of some overseas properties, locally qualified valuers.

------------------------------------------------------------------------------------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                     (pound)m      (pound)m
Land and buildings occupied for own use                                 1,401         1,448
Properties under development                                               75            69
Properties to be disposed of                                               36            31
                                                                     --------------------------
Net book value at year end                                              1,512         1,548
                                                                     --------------------------
Net book value of assets held under finance leases                         28            28
                                                                     --------------------------
Depreciation for the year of assets held under finance leases               2             3
                                                                     --------------------------
Future expenditure:
Contracts not provided for in the accounts at year end                     48            79
------------------------------------------------------------------------------------------------

22.  Other assets

------------------------------------------------------------------------------------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                     (pound)m      (pound)m
Derivatives                                                             2,493         5,095
Settlement balances                                                     1,847           766
Other assets                                                            1,652         1,606
                                                                     --------------------------
                                                                        5,992         7,467
                                                                     --------------------------
------------------------------------------------------------------------------------------------

23.  Long-term assurance business

The long-term assurance assets and liabilities attributable to policyholders comprise:

------------------------------------------------------------------------------------------------
                                                                         2000          1999
                                                                         ----          ----
                                                                     (pound)m      (pound)m
Investments                                                               123         8,464
Value of in-force policies                                                  -           310
Computers and other equipment                                               -             5
Net current assets/(liabilities)                                            1           (48)
                                                                     --------------------------
                                                                          124         8,731
Long-term assurance business attributable to shareholders*                (13)         (457)
                                                                     --------------------------
                                                                          111         8,274
                                                                     --------------------------
------------------------------------------------------------------------------------------------

*The value placed on long-term assurance business is calculated by discounting estimated future flows of statutory profits from in-force business at a discount rate that includes a risk margin. The future flows are based on prudent assumptions about long-term economic and business experience determined with the advice of a qualified actuary. The risk margin is designed to reflect uncertainties in expected future flows.

The movement in the long-term assurance business attributable to shareholders comprises:

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                        (pound)m      (pound)m

Increase in value for the year before tax                     66            97
Tax                                                          (17)          (26)
                                                        ------------------------
Increase in value for the year after tax                      49            71
Dividends paid to shareholders                                (5)           (3)
Sale of subsidiary undertaking                              (488)            -
                                                        ------------------------
(Decrease)/increase in long-term assurance business
  attributable to shareholders                              (444)           68
                                                        ------------------------
--------------------------------------------------------------------------------

In December 2000, the Bank transferred National Westminster Life Assurance Limited to a newly formed subsidiary of RBSG as part of their bancassurance partnership with CGNU plc.

The key assumptions used are:

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                               %             %

Risk discount rate (net of tax)                               10            10
Growth of unit linked funds (gross of tax)                  7.25          7.25
Growth of non unit linked funds (gross of tax)                 6             6
Basic rate tax                                                22            23
Shareholder taxation - life                                   29            29
Expense inflation                                           3.75          3.75
--------------------------------------------------------------------------------

24.  Deposits by banks

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                        (pound)m      (pound)m

Repayable on demand                                        9,765         5,164
With agreed maturity dates or periods of notice,
 by remaining maturity
 -  three months or less                                  19,193        20,848
 -  one year or less but over three months                   985         1,294
 -  five years or less but over one year                     200           145
                                                       -------------------------
                                                          30,143        27,451
                                                       -------------------------
Banking business                                          21,997        20,330
Trading business                                           8,146         7,121
                                                       -------------------------
Amounts above include :
Due to fellow subsidiary undertakings                      7,575             -
--------------------------------------------------------------------------------

25.  Customer accounts

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                        (pound)m      (pound)m

Repayable on demand                                       53,648        50,452
With agreed maturity dates or periods of notice,
  by remaining maturity
  -  three months or less                                 51,148        42,975
  -  one year or less but over three months                2,559         2,383
  -  five years or less but over one year                  1,754         1,524
  -  over five years                                         613           783
                                                       -------------------------
                                                         109,722        98,117
                                                       -------------------------
Banking business                                          93,057        87,212
Trading business                                          16,665        10,905
                                                       -------------------------
Amounts above include:
Due to fellow subsidiary undertakings                          2             -
Due to associated undertakings                                 5             6
--------------------------------------------------------------------------------

26.      Debt securities in issue

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                        (pound)m      (pound)m
Bonds and medium-term notes, by remaining maturity
-  one year or less                                          100           125
-  two years or less but over one year                        60           387
-  five years or less but over two years                     820         1,216
-  over five years                                           217           359
                                                        ------------------------
                                                           1,197         2,087
                                                        ------------------------
Other debt securities in issue, by remaining maturity
-  three months or less                                    5,572         6,151
-  one year or less but over three months                  2,389         3,318
-  two years or less but over one year                        14             -
                                                        ------------------------
                                                           7,975         9,469
                                                        ------------------------
                                                           9,172        11,556
                                                        ------------------------
Banking business                                           9,172        11,495
Trading business                                               -            61
                                                        ------------------------
--------------------------------------------------------------------------------

27.  Other liabilities

--------------------------------------------------------------------------------
                                                              2000          1999
                                                              ----          ----
                                                          (pound)m      (pound)m

Notes in circulation                                           229           217
Derivatives                                                  2,834         6,000
Settlement balances                                          2,439           877
Short positions:
    Debt securities - Government                             8,862         9,310
                    -  Other issuers                           955           825
Current taxation                                               733           566
Proposed dividends                                             609             8
Obligations under finance leases (analysed below)              141           271
Other liabilities                                            1,489         1,030
                                                           ---------------------
                                                            18,291        19,104
                                                           ---------------------
Obligations under finance leases are analysed as follows:
Amounts falling due within one year                            108            31
Amounts falling due between one and five years                  33           238
Amounts falling due after more than five years                   -             2
                                                           ---------------------
                                                               141           271
                                                           ---------------------
--------------------------------------------------------------------------------

28.  Deferred taxation

Provision for deferred taxation has been made at 30% (1999 - 30%) being the anticipated rate of UK corporation tax when the liability is expected to crystallise:

--------------------------------------------------------------------------------
                                                            2000          1999
                                                            ----          ----
                                                        (pound)m      (pound)m

Short-term timing differences                               (151)         (146)
Capital allowances on computers and other equipment           10            23
Capital allowances on lease receivables                      610           588
                                                        ------------------------
                                                             469           465
                                                        ------------------------
Movements during the year:
At January 1                                                 465           578
Acquisition of subsidiaries                                   23             -
Disposal of businesses                                       (63)         (119)
Charge to profit and loss account
- current year                                               (15)           77
- prior year                                                  75           (65)
Currency translation and other adjustments                   (16)           (6)
                                                        ------------------------
At December 31                                               469           465
                                                        ------------------------
No provision has been made for the following potential amounts of deferred taxation:

Short-term timing differences                                  4             -
Capital allowances                                            98           100
                                                        ------------------------
                                                             102           100
                                                        ------------------------

Provision is also not made for any liability which might arise in the event of:

(i) NatWest Group undertakings and properties being realised at balance sheet values. Most of these assets are expected to be retained for the long term. In view of the large number of properties involved and rules relating to roll-over relief, it is considered that no useful purpose would be served by quantifying the potential amounts involved.

(ii) The reserves of overseas subsidiary and associated undertakings being remitted. A substantial proportion of such reserves are required to be retained by the overseas undertakings to meet local regulatory requirements.
--------------------------------------------------------------------------------

29.  Other provisions

--------------------------------------------------------------------------------------------------
                                                        Pensions and
                                                               other
                                                             similar
                                             Property    obligations      Other      Total
                                             --------    -----------      -----      -----
                                             (pound)m       (pound)m   (pound)m   (pound)m
At January 1, 2000                                 82              9         37        128
Currency translation and other adjustments          -              -          1          1
Disposal of subsidiaries                            -              -         (2)        (2)
Provisions utilised                               (23)             -         (4)       (27)
Charge to profit and loss account                  71              4         24         99
                                            -----------------------------------------------
At December 31, 2000                              130             13         56        199
                                            -----------------------------------------------
--------------------------------------------------------------------------------------------

30.  Dated loan capital

----------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
The Bank
US$180 million guaranteed floating rate notes 2000 (matured March 18, 2000)                             -           111
Subordinated unsecured loan capital stock, Series A and B (matured July 31, 2000)                       -             2
(pound)100 million 11.75% subordinated notes 2001                                                     100           100
US$750 million 9.45% subordinated notes 2001(1)                                                       503           464
US$250 million floating rate subordinated notes 2002                                                  167           154
US$500 million 9.375% guaranteed capital notes 2003 (2)                                               335           309
(pound)100 million 12.5% subordinated unsecured loan stock 2004                                       100           100
US$400 million guaranteed floating rate capital notes 2005                                            268           248
US$300 million variable rate capital notes 2008 (redeemed February 22, 2000)                            -           186
US$1,000 million 7.375% fixed rate subordinated notes 2009                                            664           612
US$650 million floating rate subordinated step-up notes 2009 (callable October 2004)                  434           400
(euro)600 million 6% subordinated notes 2010                                                          369           368
(pound)300 million 8.125% step-up subordinated notes 2011 (callable December 2006)                    298           298
(euro)500 million 5.125% subordinated notes 2011                                                      308           307
(pound)300 million 7.875% subordinated notes 2015                                                     296           295
(pound)300 million 6.5% subordinated notes 2021                                                       294           294
                                                                                               ----------------------------
                                                                                                    4,136         4,248
Greenwich Capital Holdings Inc.
US$100 million subordinated loan capital 2000 floating rate notes                                       -            63
US$100 million subordinated loan capital 2001 floating rate notes                                      67             -
                                                                                               ----------------------------
                                                                                                    4,203         4,311
                                                                                               ----------------------------
Dated loan capital in issue, by remaining maturity, repayable
-  in one year or less                                                                                670           176
-  two years or less but over one year                                                                167           564
-  five years or less but over two years                                                            1,137           563
-  in more than five years                                                                          2,229         3,008
                                                                                               ----------------------------
                                                                                                    4,203         4,311
                                                                                               ----------------------------
----------------------------------------------------------------------------------------------------------------------------

Notes:

1 Not redeemable prior to maturity except in the event that payments thereunder become subject to certain taxes. The notes are subordinated to the claims of depositors and other creditors of National Westminster Bank Plc except for claims which by their terms rank equally with or are subordinated to the notes.
2 Loan due by a subsidiary undertaking and on-lent to National Westminster Bank Plc on a subordinated basis. It has been guaranteed as to the payment of principal and interest by National Westminster Bank Plc.
3 In the event of certain changes in the tax laws of the UK, all of the dated loan capital issues are redeemable in whole, but not in part, at the option of the issuer, at the principal amount thereof plus accrued interest, subject to prior approval of the UK Financial Services Authority
4 Except as stated above, claims in respect of the NatWest Group's dated loan capital are subordinated to the claims of other creditors. None of the NatWest Group's dated loan capital is secured.
5 Interest payable on NatWest Group floating rate issues is at a margin over London interbank rates. Interest on (pound)1,000 million, US$2,250 million and (euro)1,000 million of fixed rate issues is swapped into floating rates at a margin over London interbank rates.

31.  Undated loan capital including convertible debt

---------------------------------------------------------------------------------------------------------------------------
                                                                                                     2000          1999
                                                                                                     ----          ----
                                                                                                 (pound)m      (pound)m
The NatWest Group and the Bank
US$500 million undated variable rate notes (redeemed January 27, 2000)                                  -           310
(pound)350 million undated variable rate notes (redeemed February 28, 2000)                             -           350
US$500 million primary capital floating rate notes, Series A (callable on any interest
   payment date)                                                                                      335           309
US$500 million primary capital floating rate notes, Series B (callable on any interest
   payment date)                                                                                      335           309
US$500 million primary capital floating rate notes, Series C (callable on any interest
   payment date)                                                                                      335           309
US$500 million 7.875% exchangeable capital securities (callable November 2003) (1)                    335           309
US$500 million 7.75% reset subordinated notes (callable October 2007)                                 333           308
(euro)100 million floating rate undated subordinated step-up notes (callable October 2009)             62            61
(euro)400 million 6.625% fixed/floating rate undated subordinated notes (callable October 2009)       247           246
(pound)325 million 7.625% undated subordinated step-up notes (callable January 2010)                  322           322
(pound)200 million 7.125% undated subordinated step-up notes (callable  October 2022)                 197           197
(pound)200 million 11.5% undated subordinated notes (callable December 2022) (2)                      200           200
                                                                                               ----------------------------
                                                                                                    2,701         3,230
                                                                                               ----------------------------
----------------------------------------------------------------------------------------------------------------------------

Notes:

1. Exchangeable at the option of the issuer into 20 million 8.75% (gross) non-cumulative dollar preference shares of US$25 each of National Westminster Bank Plc at any time.
2. Exchangeable at the option of the issuer into 200 million 8.392% (gross) non-cumulative sterling preference shares of (pound)1 each of National Westminster Bank Plc at any time.
3. Except as stated above, claims in respect of the NatWest Group's undated loan capital are subordinated to the claims of other creditors. None of the NatWest Group's undated loan capital is secured.
4. Interest payable on NatWest Group floating rate issues is at a margin over London interbank rates. Interest on (pound)525 million, US$500 million and
     (euro)400 million of fixed rate issues is swapped into floating rates at a margin over London interbank rates.

32.  Share capital

-----------------------------------------------------------------------------------------------------------------------------
                                                       Allotted, called up and fully paid                 Authorised
                                                 ------------------------------------------------  --------------------------
                                                          At                Issued             At             At           At
                                                  January 1,    Currency    during   December 31,   December 31, December 31,
                                                        2000 translation  the year           2000           2000         1999
                                                 ------------------------------------------------  --------------------------
                                                    (pound)m    (pound)m  (pound)m       (pound)m       (pound)m     (pound)m
Equity shares
Ordinary shares of(pound)1 each                        1,670           -         8          1,678          2,250        2,250
                                                 ------------------------------------------------  --------------------------
Total equity share capital                             1,670           -         8          1,678          2,250        2,250
                                                 ------------------------------------------------  --------------------------
Non-equity shares
Non-cumulative preference shares of $25 each             340          29         -            369          1,340        1,236
Non-cumulative preference shares of(pound)1 each         140           -         -            140          1,000        1,000
                                                 ------------------------------------------------  --------------------------
Total non-equity share capital                           480          29         -            509          2,340        2,236
                                                 ------------------------------------------------  --------------------------
Total share capital                                    2,150          29         8          2,187          4,590        4,486
                                                 ------------------------------------------------  --------------------------
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                          Allotted, called up
                                                                             and fully paid                Authorised
                                                                       --------------------------  --------------------------
                                                                                  At           At             At           At
                                                                        December 31, December 31,   December 31, December 31,
                                                                                2000         1999           2000         1999
                                                                       --------------------------  --------------------------
                                                                                    Number of shares - millions
                                                                                    ---------------------------
Equity shares
Ordinary shares of(pound)1 each                                                1,678        1,670          2,250        2,250
                                                                       ------------------------------------------------------
Non-equity shares
Non-cumulative preference shares of $25 each                                      22           22             80           80
Non-cumulative preference shares of(pound)1 each                                 140          140          1,000        1,000
-----------------------------------------------------------------------------------------------------------------------------

Ordinary shares

During the year, (pound)57 million was received in consideration for 8.3 million ordinary shares issued under share option schemes.

Preference shares

The non-cumulative dollar preference shares, Series B, of $25 each which carry a gross dividend of 8.75% inclusive of associated tax credit, are redeemable at the option of the Bank exercisable to June 9, 2003, at a premium per share of $0.90 in 2000 reducing by $0.30 in each successive year. There is no redemption premium if the date of redemption falls after June 9, 2003.

The non-cumulative dollar preference shares, Series C, of $25 each carry a gross dividend of 8.625% inclusive of associated tax credit. They are redeemable at the option of the Bank from April 9, 2002 to April 8, 2003 inclusive, at a premium per share of $1.50 in 2002 reducing by $0.30 in each successive year. There is no redemption premium if the date of redemption falls after April 8, 2007.

The 9% non-cumulative sterling preference shares, Series A, of (pound)1 each are non-redeemable.

The holders of sterling and dollar preference shares are entitled, on the winding-up of the Bank, to priority over the ordinary shareholders as regards payment of capital. Otherwise the holders of preference shares are not entitled to any further participation in the profits or assets of the Bank and accordingly these shares are classified as non-equity shares.

The holders of sterling and dollar preference shares are not entitled to receive notice of, attend, or vote at any general meeting unless the business of the meeting includes the consideration of a resolution for the winding-up of the Bank or the sale of the whole of the business of the Bank or any resolution directly affecting any of the special rights or privileges attached to any of the classes of preference shares.

33.  Reserves

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Share premium account:
At January 1                                                                          1,237         1,181         1,105
Employee share option payments                                                           49            56            76
                                                                                 ------------------------------------------
At December 31                                                                        1,286         1,237         1,181
                                                                                 ------------------------------------------
Other reserves:
At January 1                                                                            301           259            75
Ordinary shares repurchased                                                               -            42            37
Redemption of preferences shares                                                          -             -           147
                                                                                 ------------------------------------------
At December 31                                                                          301           301           259
                                                                                 ------------------------------------------
Evaluation reserve:
At January 1                                                                             30            23           (56)
Currency translation and other adjustments                                                -            (2)            1
Revaluation of premises                                                                  20            23            40
Transfer (to)/from profit and loss account                                               (4)          (14)           38
                                                                                 ------------------------------------------
At December 31                                                                           46            30            23
                                                                                 ------------------------------------------
Profit and loss account:
At January 1                                                                          5,626         4,861         4,509
Currency translation and other adjustments                                                5           (47)            4
Retention for the year                                                               (2,415)        1,410           953
Ordinary shares repurchased                                                               -          (596)         (375)
Redemption of preference shares                                                           -             -          (147)
Reduction in reserves resulting from shares issued to the QUEST in relation
   to share option schemes for staff                                                      -           (16)          (45)
Transfer from/(to) revaluation reserve                                                    4            14           (38)
                                                                                 ------------------------------------------
At December 31                                                                        3,220         5,626         4,861
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Exchange losses of (pound)52 million (1999 gains (pound)29 million; 1998 losses (pound)27 million) arising on foreign currency borrowings have been offset in the NatWest Group's profit and loss account reserves against differences on retranslating the net investment in overseas subsidiary and associated undertakings financed by these borrowings.

The tax effect of gains and losses taken directly to reserves was (pound)nil (1999 (pound)nil; 1998 (pound)nil).

Included in the closing balances of the NatWest Group's revaluation reserve and profit and loss account at December 31, 2000 are cumulative net losses of (pound)75 million (1999 (pound)81 million; 1998 (pound)35 million), relating to the retranslation of opening net assets of overseas subsidiary and associated undertaking offset by foreign currency borrowings.

34.  Lease commitments

The annual rental commitments under non-cancellable operating leases at December, 31 were:

-----------------------------------------------------------------------------------------------------------
                                                             2000                        1999
                                                             ----                        ----
                                                      Premises      Equipment      Premises     Equipment
                                                      --------      ---------      --------     ---------
                                                      (pound)m       (pound)m      (pound)m      (pound)m
Expiring within one year                                     8              -             7             -
Expiring between one and five years                         24              1            21             -
Expiring after five years                                   98              -           104             -
                                                     -----------------------------------------------------
                                                           130              1           132             -
                                                     -----------------------------------------------------
-----------------------------------------------------------------------------------------------------------

35.  Analysis of total assets and liabilities

--------------------------------------------------------------------------------
                                                         2000          1999
                                                         ----          ----
                                                     (pound)m      (pound)m
Assets:
Denominated in sterling                               101,715       113,006
Denominated in currencies other than sterling          84,518        72,718
                                                    ---------------------------
                                                      186,233       185,724
                                                    ---------------------------
Liabilities
Denominated in sterling                                99,611       111,877
Denominated in currencies other than sterling          86,622        73,847
                                                    ---------------------------
                                                      186,233       185,724
                                                    ---------------------------
--------------------------------------------------------------------------------

36.  Derivatives

Maturity of replacement cost of over-the-counter contracts (trading and non-trading)

Replacement cost indicates the NatWest Group's derivatives credit exposure. The following table sets forth the gross positive fair values by maturity. It includes the replacement cost of contracts entered into with fellow subsidiary undertakings and the NatWest Group's parent undertaking.

---------------------------------------------------------------------------------------------------------------------------
                                                December 31, 2000                            December 31, 1999
                                    ------------------------------------------  -------------------------------------------
                                      Within      One to        Over               Within      One to        Over
                                    one year  five years  five years     Total   one year  five years  five years     Total
                                    --------  ----------  ----------     -----   --------  ----------  ----------     -----
                                    (pound)m    (pound)m    (pound)m  (pound)m   (pound)m    (pound)m    (pound)m  (pound)m
Before netting:
Exchange rate contracts                3,029         600         220     3,849      7,189         789         336     8,314
Interest rate contracts                  415       1,597         562     2,574      3,338       7,441       6,423    17,202
Equity and commodity contracts            37          35           2        74         94          51           1       146
                                   --------------------------------------------  ------------------------------------------
                                       3,481       2,232         784     6,497     10,621       8,281       6,760    25,662
                                   --------------------------------------------  ------------------------------------------
Banks and investment firms                                               4,173                                       22,581
Others                                                                   2,324                                        3,081
                                                                      --------                                    ---------
                                                                         6,497                                       25,662
Netting                                                                 (3,751)                                     (20,339)
                                                                      --------                                    ---------
                                                                         2,746                                        5,323
                                                                      --------                                    ---------
---------------------------------------------------------------------------------------------------------------------------

Exchange traded contracts are excluded from the above tables. Such contracts generally involve lower credit risk than over-the-counter contracts as they are cleared through exchanges that require margin from participants and the daily settlement of gains and losses.

Trading derivatives

The following table shows the fair values of instruments in the derivatives trading portfolio.

--------------------------------------------------------------------------------------------
                                           December 31, 2000         December 31, 1999
                                        ------------------------  -------------------------
                                        End of period fair value  End of period fair value
                                            Assets  Liabilities      Assets  Liabilities
                                            ------  -----------      ------  -----------
                                          (pound)m     (pound)m    (pound)m     (pound)m
Exchange rate contracts:
Spot, forwards and futures                   3,139        3,053       5,108        5,129
Currency swaps                                 536          588       1,157        1,294
Options purchased                              152            -       1,980            -
Options written                                  -          166           -        2,023
                                        ------------------------  -------------------------
                                             3,827        3,807       8,245        8,446
                                        ------------------------  -------------------------
Interest rate contracts:
Interest rate swaps                          2,060        2,460      14,794       15,261
Options purchased                              245            -       1,799            -
Options written                                  -          196           -        2,001
Futures and forwards                            38           59         450          482
                                        ------------------------  -------------------------
                                             2,343        2,715      17,043       17,744
                                        ------------------------  -------------------------

Equity and commodity contracts                  74           63         146          149
                                        ------------------------  -------------------------

Total before netting                         6,244        6,585      25,434       26,339
                                        ------------------------  -------------------------

Average fair values (before netting):
Exchange rate contracts                      8,921        9,099       7,525        7,669
Interest rate contracts                     15,149       16,077      20,507       21,082
Equity and commodity contracts                 136          122         216          140
                                        ------------------------  -------------------------
                                            24,206       25,298      28,248       28,891
                                        ------------------------  -------------------------
--------------------------------------------------------------------------------------------

Gains and losses on exchange-traded contracts subject to daily margining requirements are settled daily. The fair value of such contracts included above reflects the last day's variation margin.

The following table analyses, by maturity and contract type, the notional principal amount of the NatWest Group's trading derivatives:

---------------------------------------------------------------------------------------------------------------------------
                                                December 31, 2000                            December 31, 1999
                                    ------------------------------------------  -------------------------------------------
                                      Within      One to        Over               Within      One to        Over
                                    one year  five years  five years     Total   one year  five years  five years     Total
                                    --------  ----------  ----------     -----   --------  ----------  ----------     -----
                                   (pound)bn   (pound)bn   (pound)bn (pound)bn  (pound)bn   (pound)bn   (pound)bn (pound)bn
Exchange rate contracts:
Spot, forwards and futures             157.2         7.8           -     165.0      333.8         5.5           -     339.3
Currency swaps                           1.8         5.0         3.5      10.3       16.2        15.0         6.9      38.1
Options purchased                        1.3         0.3         0.1       1.7       94.0         1.8         0.1      95.9
Options written                          2.1         0.2         0.1       2.4       89.1         1.0         0.1      90.2
                                     -------------------------------------------- --------------------------------------------
                                       162.4        13.3         3.7     179.4      533.1        23.3         7.1     563.5
                                     -------------------------------------------- --------------------------------------------
Interest rate contracts:
Interest rate swaps                     31.2        61.6        68.5     161.3      743.5       653.1       212.7   1,609.3
Options purchased                       30.7        12.9         2.3      45.9       83.2        67.8        35.5     186.5
Options written                         11.0         9.0         3.8      23.8       28.1        68.7        34.1     130.9
Futures and forwards                    74.9        38.3         1.2     114.4      584.2       192.0         0.5     776.7
                                     -------------------------------------------- --------------------------------------------
                                       147.8       121.8        75.8     345.4    1,439.0       981.6       282.8   2,703.4
                                     -------------------------------------------- --------------------------------------------

Equity and commodity contracts           0.3         0.3           -       0.6        1.1         0.5           -       1.6
                                     -------------------------------------------- --------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Non-trading derivatives

The NatWest Group establishes non-trading derivatives' positions externally with third parties and also internally. It should be noted that the following tables include the components of the internal hedging programme that transfers risks to the trading portfolios in the Bank or to external third party participants in the derivatives markets.

The following table summarises the fair values and book values of derivatives held for non-trading activities and includes internal trades:

------------------------------------------------------------------------------------------------------------------------------
                                                  December 31, 2000                            December 31, 1999
                                     -------------------------------------------- --------------------------------------------
                                          Fair value             Book value             Fair value            Book value
                                       Positive  Negative    Positive   Negative    Positive   Negative   Positive    Negative
                                       --------  --------    --------   --------    --------   --------   --------    --------
                                       (pound)m  (pound)m    (pound)m   (pound)m    (pound)m   (pound)m   (pound)m    (pound)m
Exchange rate contracts:
Spot, forwards and futures                   37        32          16          4         105         36         24           8
Currency swaps and options                   13        58           9          1          25         32          5           4
                                     -------------------------------------------- --------------------------------------------
                                             50        90          25          5         130         68         29          12
                                     -------------------------------------------- --------------------------------------------

Interest rate contracts:
Interest rate swaps                         931     1,082         627        529         590        999        477         401
Futures, forwards and options                 2         2           -          -           6          4          -           -
                                     -------------------------------------------- --------------------------------------------
                                            933     1,084         627        529         596      1,003        477         401
                                     -------------------------------------------- --------------------------------------------

Total                                       983     1,174         652        534         726      1,071        506         413
                                     -------------------------------------------- --------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

The following table analyses by maturity and contract type, the notional principal amounts of the NatWest Group's non-trading derivatives (third party and internal):

--------------------------------------------------------------------------------------------------------------------------------
                                                  December 31, 2000                            December 31, 1999
                                     --------------------------------------------   --------------------------------------------
                                        Within      One to        Over                 Within      One to       Over
                                      one year  five years  five years      Total    one year  five years  five years      Total
                                      --------  ----------  ----------      -----    --------  ----------  ----------      -----
                                     (pound)bn   (pound)bn   (pound)bn  (pound)bn   (pound)bn   (pound)bn   (pound)bn  (pound)bn
Exchange rate contracts:
Spot, forwards and futures                 2.8           -           -        2.8         6.3           -          -         6.3
Currency swaps and options                 0.1         0.7         0.2        1.0         0.2         0.8          -         1.0
                                     --------------------------------------------   --------------------------------------------
                                           2.9         0.7         0.2        3.8         6.5         0.8          -         7.3
                                     --------------------------------------------   --------------------------------------------
Interest rate contracts:
Interest rate swaps                       26.9        31.0        13.9       71.8        18.6        36.6       12.9        68.1
Futures, forwards and options              2.6         0.5           -        3.1         2.5         0.3          -         2.8
                                     --------------------------------------------   --------------------------------------------
                                          29.5        31.5        13.9       74.9        21.1        36.9       12.9        70.9
                                     --------------------------------------------   --------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

37.  Financial instruments

The NatWest Group's objectives and policies in managing the risks that arise in connection with the use of financial instruments are set out under 'Risk management' on pages 70 to 74, 'Financial Instruments' on pages 74 to 75 and 'Derivatives' on pages 75 to 76.

Interest rate sensitivity gap

The tables below summarise the NatWest Group's interest rate sensitivity gap for its non-trading book at December 31, 2000 and December 31, 1999. It shows the contractual re-pricing for each category of asset, liability and for off-balance sheet items. A liability (or negative) gap position exists when liabilities reprice more quickly or in greater proportion than assets during a given period and tends to benefit net interest income in a declining interest rate environment. An asset (or positive) gap position exists when assets reprice more quickly or in greater proportion than liabilities during a given period and tends to benefit net interest income in a rising interest rate environment. Contractual repricing terms do not reflect the potential impact of early repayment or withdrawal. Positions may not be reflective of those in subsequent periods. Major changes in position can be made promptly as market outlooks change. In addition, significant variations in interest rate sensitivity may exist within the re-pricing periods presented and among the currencies in which the NatWest Group has interest rate positions.

------------------------------------------------------------------------------------------------------------------------------------
                                                     After       After       After               Non-
                                                  3 months    6 months      1 year           interest   Banking  Trading
At December 31, 2000                   Within   but within  but within  but within    After   bearing      book     book
                                     3 months     6 months      1 year     5 years  5 years     funds     total    total     Total
                                     ----------------------------------------------------------------------------------------------
Assets                               (pound)m     (pound)m    (pound)m    (pound)m (pound)m  (pound)m  (pound)m  (pound)m  (pound)m
Loans and advances to banks            18,617        2,041       1,652          67       45       723    23,145    11,850    34,995
Loans and advances to customers        56,124        4,349       2,373      16,877    5,184     1,182    86,089    12,735    98,824
Treasury bills and debt securities      6,723        1,720       1,534       1,319      313         -    11,609    25,217    36,826
Other assets                               17            -           -           -        -    10,260    10,277     5,311    15,588
                                     ----------------------------------------------------------------------------------------------
Total assets                           81,481        8,110       5,559      18,263    5,542    12,165   131,120    55,113   186,233
                                     ----------------------------------------------------------------------------------------------

Liabilities
Deposits by banks                      20,909          388         114          68        -       518    21,997     8,146    30,143
Customer accounts                      72,005        1,181         932       1,701      145    17,093    93,057    16,665   109,722
Debt securities in issue                6,736          991       1,017         211      217         -     9,172         -     9,172
Subordinated liabilities                1,668          368         503         770    3,528         -     6,837        67     6,904
Other liabilities                           8            7          93          32        -     7,586     7,726    15,526    23,252
Shareholders' funds                         -            -           -           -        -     6,289     6,289       751     7,040
Internal funding of trading business  (12,956)        (941)          -           -        -       (61)  (13,958)   13,958         -
                                     ----------------------------------------------------------------------------------------------
Total liabilities                      88,370        1,994       2,659       2,782    3,890    31,425   131,120    55,113   186,233
                                     ----------------------------------------------------------------------------------------------
Off balance sheet items                  (992)       1,332       1,420      (5,516)   3,756         -
                                     ----------------------------------------------------------------------------------------------
Interest rate sensitivity gap          (7,881)       7,448       4,320       9,965    5,408   (19,260)
                                     ----------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity
gap                                    (7,881)       (433)       3,887      13,852   19,260
                                     ----------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                     After       After       After               Non-
                                                  3 months    6 months      1 year           interest   Banking  Trading
At December 31, 1999                   Within   but within  but within  but within    After   bearing      book     book
                                     3 months     6 months      1 year     5 years  5 years     funds     total    total     Total
                                     ----------------------------------------------------------------------------------------------
Assets                               (pound)m     (pound)m    (pound)m    (pound)m (pound)m  (pound)m  (pound)m  (pound)m  (pound)m
Loans and advances to banks            13,873        3,575       1,139         100       17       209    18,913     9,880    28,793
Loans and advances to customers        46,569        4,333       2,746      16,799    4,295       936    75,678    13,320    88,998
Treasury bills and debt securities     15,580        2,020       2,032       1,483      336         -    21,451    20,662    42,113
Other assets                                -            -           -           -        -    18,977    18,977     6,843    25,820
                                     ----------------------------------------------------------------------------------------------
Total assets                           76,022        9,928       5,917      18,382    4,648    20,122   135,019    50,705   185,724
                                     ----------------------------------------------------------------------------------------------

Liabilities
Deposits by banks                      18,413        1,025         213          30        -       649    20,330     7,121    27,451
Customer accounts                      67,661          911         991       1,381      130    16,138    87,212    10,905    98,117
Debt securities in issue                7,100        1,486       1,945         605      359         -    11,495        61    11,556
Subordinated liabilities                2,470          247           -         973    3,788         -     7,478        63     7,541
Other liabilities                          56           15          28         233        -    14,061    14,393    17,322    31,715
Shareholders' funds                         -            -           -           -        -     8,509     8,509       835     9,344
Internal funding of trading business  (13,096)        (296)       (938)          -        -       (68)  (14,398)   14,398         -
                                     ----------------------------------------------------------------------------------------------
Total liabilities                      82,604        3,388       2,239       3,222    4,277    39,289   135,019    50,705 185,724
                                     ----------------------------------------------------------------------------------------------
Off balance sheet items                (1,301)         (64)      4,271      (5,798)   2,892         -
                                      ---------------------------------------------------------------
Interest rate sensitivity gap          (7,883)       6,476       7,949       9,362    3,263   (19,167)
                                      ---------------------------------------------------------------
Cumulative interest rate sensitivity
gap                                    (7,883)      (1,407)      6,542     115,904    9,167
                                      -----------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

The tables do not indicate the effect of interest rate options used by the NatWest Group to hedge its own positions. At December 31, 2000, the NatWest Group had non-trading interest rate options purchased outstanding with a principal amount of (pound)390 million (December 31, 1999 - (pound)360 million).

Currency risk

The NatWest Group does not maintain material non-trading open currency positions other than the structural foreign currency translation exposures arising from its investments in overseas subsidiary and associated undertakings and their related currency funding.

The NatWest Group's structural currency exposures were as follows:

------------------------------------------------------------------------------------------------------------
                                           December 31, 2000                    December 31, 1999
                                  --------------------------------------------------------------------------
                                                   Foreign                               Foreign
                                          Net     currency  Structural          Net     currency  Structural
                                  investments   borrowings     foreign  investments   borrowings     foreign
                                  in overseas  hedging net    currency  in overseas  hedging net    currency
                                   operations  investments   exposures   operations  investments   exposures
                                  --------------------------------------------------------------------------
                                     (pound)m     (pound)m    (pound)m     (pound)m     (pound)m    (pound)m
US dollar                                 717          670          47          516          414         102
Euro                                      750          204         546          497          106         391
Swiss franc                               201          193           8          158          153           5
Other non-sterling                         82           79           3           87           84           3
                                  --------------------------------------------------------------------------
Total                                   1,750        1,146         604        1,258          757         501
                                  --------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

Trading book market risk

An explanation of the 'VaR' methodology of estimating potential losses arising from the NatWest Group's exposure to market risk in its trading book and the main assumptions and parameters underlying it is given on pages 70 to 72.

The following table analyses the VaR for the NatWest Group's trading portfolios by type of market risk at the period end and as an average for the period and the maximum and minimum for the period:

----------------------------------------------------------------------------------------------------------------------------
                                                  Year ended                                         Year ended
                                              December 31, 2000                                  December 31, 1999
                         December 31          -----------------             December 31          -----------------
                            2000        Maximum      Minimum    Average        1999        Maximum     Minimum    Average
                            ----        -------      -------    -------        ----        -------     -------    -------
                        (pound)m       (pound)m     (pound)m   (pound)m    (pound)m       (pound)m    (pound)m   (pound)m
Interest rate                6.0           11.3          5.2        9.0         9.2           13.6         6.3        9.9
Currency                     1.2            3.1          0.8        1.6         1.7            6.3         0.6        2.3
Equity                       1.0            1.0            -        0.2         0.2            1.1         0.1        0.5
Diversification effects     (1.6)                                              (1.7)
                        -------------------------------------------------- -------------------------------------------------
Total                        6.6           11.5          6.2        9.3         9.4           13.8         7.1       10.3
                        -------------------------------------------------- -------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Fair values of financial instruments

The following tables set out the fair values of the NatWest Group's financial instruments. Fair value is the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market values are used where available; otherwise, fair values have been estimated based on discounted expected future cash flows and other valuation techniques. These techniques involve uncertainties and require assumptions and judgements covering prepayments, credit risk and discount rates. Changes in these assumptions would significantly affect estimated fair values. The fair values reported would not necessarily be realised in an immediate sale; nor are there plans to settle liabilities prior to contractual maturity. As there is a wide range of valuation techniques, it may be inappropriate to compare the NatWest Group's fair value information to independent markets or other financial institutions' fair value.

------------------------------------------------------------------------------------------------------------------------------
                                                                           December 31, 2000           December 31, 1999
                                                                      --------------------------------------------------------
                                                                        Carrying          Fair      Carrying          Fair
                                                                           value         value         value         value
                                                                           -----         -----         -----         -----
                                                                Note    (pound)m      (pound)m      (pound)m       (pound)m
Assets
Assets carried at fair value
Treasury bills and other eligible bills                                    2,611         2,611         2,082         2,082
Debt securities                                                           23,225        23,225        19,026        19,026
Equity shares                                                                  3             3            28            28
Derivatives                                                                2,493         2,493         5,095         5,095

Other assets
Cash and balances at central banks                               (a)       1,195         1,195         1,503         1,503
Items in the course of collection due from other banks           (a)       2,105         2,105         2,243         2,243
Treasury and other eligible bills                                (a)         402           402           495           495
Loans and advances to banks and customers                        (b)     133,819       133,979       117,791       117,941
Debt securities                                                  (c)      10,588        10,660        20,510        20,578
Equity shares                                                    (c)         423           425           280           441
Non-trading derivatives - net                                    (d)         118          (191)           93          (345)

Liabilities
Liabilities carried at fair value
Short positions in securities                                              9,817         9,817        10,135        10,135
Derivatives                                                                2,834         2,834         6,000         6,000

Other liabilities
Items in the course of transmission to other banks               (a)       1,100         1,100         1,201         1,201
Deposits by banks and customer accounts                          (e)     139,865       139,831       125,568       125,548
Debt securities in issue                                         (f)       9,172         9,174        11,556        11,560
Subordinated loan capital                                        (g)       6,904         6,928         7,541         7,544
Non-equity shareholders' funds                                   (h)         509           550           480           479
------------------------------------------------------------------------------------------------------------------------------

Notes:

(a) Financial assets and financial liabilities where carrying value approximates to fair value because they are of short maturity.

(b) For loans for which there has been no significant change in credit risk since inception, carrying value represents a reasonable estimate of fair value for those loans that reprice frequently or are linked to the NatWest Group's base rate. For other loans for which there has been no significant change in credit risk since inception, fair values are estimated by discounting expected future cash flows, using the current interest rates at which loans of similar maturities are being made to borrowers of similar credit quality. The fair value of non-performing loans is estimated by discounting expected cash flows.

(c) Fair values of marketable securities are based on quoted market prices. Where these are unavailable, fair value is estimated using other valuation techniques.

(d) Fair values of derivatives are determined by market prices where available. Otherwise fair value is based on current market information using appropriate valuation models.

(e) The fair value of deposits repayable on demand is equal to their carrying value. The fair values of term deposits and time certificates of deposit are estimated by discounting expected future cash flows using rates currently offered for deposits of similar remaining maturities.

(f) The fair value of short-term debt securities in issue is approximately equal to their carrying value. The fair value of other debt securities in issue is based on quoted market prices where available or, where these are unavailable, is estimated using other valuation techniques.

(g) The fair value of loan capital is based on quoted market prices where available. For unquoted loan capital, fair value has been estimated using other valuation techniques.

(h) The fair value of non-equity shareholders' funds is based on quoted market prices.

(i) Fair values are not given for financial commitments and contingent liabilities. The diversity of the fee structures, the lack of established market and the difficulty of separating the value of the instruments from the value of the overall relationship involve such uncertainty that it is not meaningful to provide an estimate of their fair value.
     (The principal amounts of these instruments are given in Note 38.)

Hedges

As described in the Accounting Policies note (n) on page 87, debt securities and derivatives held for hedging purposes are accounted for in accordance with the treatment of the hedged transaction. As a result, any gains or losses on the hedging instrument arising from changes in fair values are not recognised in the profit and loss account immediately but are accounted for in the same manner as the hedged item.

------------------------------------------------------------------------------------------------------------------------------
                                                                       Year ended                        Year ended
                                                                    December 31, 2000                December 31, 1999
                                                            ---------------------------------  -------------------------------
                                                              Unrecognised         Deferred      Unrecognised       Deferred
                                                                 gains and        gains and         gains and      gains and
                                                                    losses           losses            losses         losses
                                                            ---------------------------------  -------------------------------
                                                                  (pound)m         (pound)m          (pound)m       (pound)m
At January 1
- gains                                                                549               25               908              8
- losses                                                              (987)             (22)           (1,567)            (5)
                                                            ---------------------------------  -------------------------------
                                                                      (438)               3              (659)             3
Recognised gains that arose in previous years                         (214)             (24)             (382)            (5)
Recognised losses that arose in previous years                         252               22               500              4
Unrecognised gains and losses arising in the year                       90                -               106              -
Unrecognised gains and losses deferred in the year                       1               (1)               (3)             3
Exchange and other movements                                             -               (1)                -             (2)
                                                            ---------------------------------  -------------------------------
At December 31                                                        (309)              (1)             (438)             3
                                                            ---------------------------------  -------------------------------

Of which
- gains                                                                609                4               549             25
- losses                                                              (918)              (5)             (987)           (22)
                                                            ---------------------------------  -------------------------------
                                                                      (309)              (1)             (438)             3
                                                            ---------------------------------  -------------------------------

Gains expected to be recognised in the year to December
   31, 2001 (year to December 31, 2000)                                169                4               234             24
Gains expected to be recognised in the year to December
   31, 2002 or later (year to December 31, 2001 or later)              440                -               315              1
                                                            ---------------------------------  -------------------------------
                                                                       609                4               549             25
                                                            ---------------------------------  -------------------------------

Losses expected to be recognised in the year to December
   31, 2001 (year to December 31, 2000)                               (256)              (5)             (288)           (22)
Losses expected to be recognised in the year to December
   31, 2002 or later (year to December 31, 2001 or later)             (662)               -              (699)             -
                                                            ---------------------------------  -------------------------------
                                                                      (918)              (5)             (987)           (22)
                                                            ---------------------------------  -------------------------------
------------------------------------------------------------------------------------------------------------------------------

38.  Memorandum items

Contingent liabilities and commitments

The amounts shown in the table below are intended only to provide an indication of the volume of business outstanding at December, 31. Although the NatWest Group is exposed to credit risk in the event of non-performance of the obligations undertaken by customers, the amounts shown do not, and are not intended to, provide any indication of the NatWest Group's expectation of future losses.

--------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999
                                                                                       ----          ----
                                                                                   (pound)m      (pound)m
Contingent liabilities:
Acceptances and endorsements                                                            415           793
Guarantees and assets pledged as collateral security                                  1,786         1,489
Other contingent liabilities                                                          4,954         5,775
                                                                                 ----------------------------
                                                                                      7,155         8,057
                                                                                 ----------------------------
Commitments:
Documentary credits and other short-term trade related transactions                     193           190
Undrawn formal standby facilities, credit lines and other commitments to lend
-  less than one year                                                                46,504        42,061
-  one year and over                                                                 15,360        13,159
Other commitments                                                                       362           842
                                                                                 ----------------------------
                                                                                     62,419        56,252
                                                                                 ----------------------------
--------------------------------------------------------------------------------------------------------------

Acceptances are obligations to pay on maturity the face value of a bill of exchange to a third party. Most acceptances are short-term and extend for one year or less. By endorsing a document, the NatWest Group accepts liability for payment if it is dishonoured.

Documentary credits are commercial letters of credit providing for payment by the NatWest Group to a named beneficiary against delivery of specified documents.

Commitments to lend include commitments which are unconditionally cancellable and agreements to lend to a customer so long as all conditions established in the loan agreement have been satisfied or waived. A substantial proportion of the NatWest Group's loans is by way of overdrafts. Unutilised overdraft facilities constitute commitments to lend which, although unconditionally cancellable, are normally granted for a specific period of time. Unutilised overdraft facilities are included in commitments to lend.

Other commitments and contingent obligations usually have fixed expiry dates or other termination clauses.

Banking commitments and contingent obligations which have been entered into on behalf of customers and for which there are corresponding obligations by customers are not included in assets and liabilities. The NatWest Group's maximum exposure to credit loss, in the event of non-performance by the other party where all counterclaims, collateral or security prove valueless, is represented by the contractual notional amount of those instruments. Many commitments are expected to expire without being drawn and do not necessarily represent future cash requirements.

39.  Acquisitions

The NatWest Group acquired 100% of the issued share capital of RoyScot Trust plc and its relevant subsidiaries on November 1, 2000 from The Royal Bank of Scotland plc.

This has been accounted for using acquisition accounting principles. The assets and liabilities at the date of acquisition and the total consideration paid are set out in the following table. There were no material fair value adjustments. The post-acquisition results in 2000 were not material in the context of the NatWest Group's operating profit.

-------------------------------------------------------------------------------
                                                                Fair value
                                                                    to the
                                                                   NatWest
                                                                     Group
                                                                     -----
                                                                  (pound)m

Loans and advances to banks                                              2
Loans and advances to customers                                      1,160
Other assets, prepayments and accrued income                             1

Deposits by banks                                                     (655)
Customer accounts                                                     (334)
Other liabilities, accruals, deferred income and provisions            (88)
                                                                --------------
Net assets acquired                                                     86
                                                                --------------
Consideration
Cash                                                                    86
                                                                --------------
-------------------------------------------------------------------------------

The post-tax profit of RoyScot Trust plc for the year to September 30, 1999 was (pound)8 million and from that date to the date of acquisition it was (pound)5 million.

40. Reconciliation of operating profit to net cash inflow from operating activities

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Operating profit                                                                      1,861         2,181         1,793
(Increase)/decrease in accrued income                                                  (570)          192          (153)
Interest on subordinated liabilities                                                    502           395           386
Increase/(decrease) in accruals and deferred income                                     501          (259)           (7)
Amortisation of and provisions against investment securities                             50            39             2
Provisions for bad and doubtful debts                                                   359           237           499
Loans and advances written off net of recoveries                                       (474)         (646)         (618)
Profit on sales of investment securities                                               (235)          (57)         (123)
(Profit)/loss on sale of tangible fixed assets                                          (16)            -            21
Income from associated undertakings                                                       3           (16)          (29)
Depreciation and amortisation of tangible and intangible fixed assets                   586           561           727
Provisions for liabilities and charges                                                   99            45            10
Provisions utilised                                                                     (27)          (16)         (155)
Increase in value of long-term assurance business                                       (66)          (97)          (82)
                                                                                 ------------------------------------------
Net cash inflow from trading activities                                               2,573         2,559         2,271
Decrease in items in the course of collection                                           138           190           166
(Increase)/decrease in treasury and other eligible bills                               (433)        3,251           327
(Increase)/decrease in loans and advances to banks                                   (4,783)        2,855        (1,473)
(Increase)/decrease in loans and advances to customers                               (8,654)       (9,804)        1,701
(Increase)/decrease in securities                                                    (4,173)        1,838        (1,940)
Decrease/(increase) in other assets                                                     941         6,222          (273)
Decrease/(increase) in prepayments                                                      150           (31)           48
Decrease in items in the course of transmission                                        (101)          (67)          (52)
Increase in deposits by banks                                                         2,037           994         2,027
Increase in customer accounts                                                        11,271         2,418         6,960
Decrease in debt securities in issue                                                 (2,384)       (3,999)       (2,129)
Decrease in other liabilities                                                        (1,556)       (2,650)       (2,277)
Other accruals/deferrals and other non-cash movements                                   (27)          337          (135)
                                                                                 ------------------------------------------
Net cash (outflow)/inflow from operating activities                                  (5,001)        4,113         5,221
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

41. Analysis of the net outflow of cash in respect of the purchase of interests in subsidiary undertakings

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Cash consideration paid                                                                  86             1            11
                                                                                 ------------------------------------------
Net outflow of cash                                                                      86             1            11
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

42.  Sale of subsidiary and associated undertakings

----------------------------------------------------------------------------------------------------------------------------
                                                                                       2000          1999          1998
                                                                                       ----          ----          ----
                                                                                   (pound)m      (pound)m      (pound)m
Net assets disposed of                                                                  946           114         1,498
Profit on disposal                                                                    1,041            82           349
                                                                                 ------------------------------------------
Cash consideration                                                                    1,987           196         1,847
Cash disposed of                                                                        (21)          (62)           (4)
                                                                                 ------------------------------------------
Net inflow of cash in respect of disposals (net of expenses)                          1,966           134         1,843
                                                                                 ------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

43.  Analysis of changes in financing during the year

-----------------------------------------------------------------------------------------------------
                                                                2000          1999          1998
                                                                ----          ----          ----
                                                            (pound)m      (pound)m      (pound)m
Share capital (including share premium account)
At January 1                                                   3,387         3,358         3,459
Currency translation and other adjustments                        29             8            (4)
Issues in the year                                                57            63            87
Ordinary shares repurchased                                        -           (42)          (37)
Redemption of preference shares                                    -             -          (147)
                                                          ------------------------------------------
At December 31                                                 3,473         3,387         3,358
                                                          ------------------------------------------

Subordinated liabilities
At January 1                                                   7,541         5,162         5,145
Currency translation and other adjustments                       322            62            (7)
Repayments/redemptions in the year                              (959)         (375)         (270)
Issues in the year                                                 -         2,692           294
                                                          ------------------------------------------
At December 31                                                 6,904         7,541         5,162
                                                          ------------------------------------------
-----------------------------------------------------------------------------------------------------

44.  Analysis of cash

-----------------------------------------------------------------------------------------------------
                                                                2000          1999          1998
                                                                ----          ----          ----
                                                            (pound)m      (pound)m      (pound)m
Cash and balances at central banks                             1,195         1,503         1,055
Loans and advances to banks repayable on demand                4,696         3,279         3,805
                                                          ------------------------------------------
Cash                                                           5,891         4,782         4,860
                                                          ------------------------------------------
-----------------------------------------------------------------------------------------------------

The Bank and certain subsidiary undertakings are required to maintain interest-free deposits with the Bank of England which, at December 31, 2000, amounted to (pound)133 million (1999 (pound)97 million; 1998 (pound)108 million). Certain subsidiary undertakings are required by law to maintain average reserve balances with the Federal Reserve Bank in the USA. Such reserve balances amounted to (pound)1 million at December 31, 2000 (1999 (pound)3 million; 1998 (pound)2 million).

45.  Analysis of changes in cash during the year

-----------------------------------------------------------------------------------------------------
                                                                2000          1999          1998
                                                                ----          ----          ----
                                                            (pound)m      (pound)m      (pound)m
At January 1                                                   4,782         4,860         4,389
Net cash inflow/(outflow)                                      1,109           (78)          471
                                                          ------------------------------------------
At December 31                                                 5,891         4,782         4,860
                                                          ------------------------------------------
-----------------------------------------------------------------------------------------------------

46.  Segmental analysis

In the tables below, the analyses of net assets are included in compliance with Statement of Standard Accounting Practice No. 25 'Segmental Reporting'. The fungible nature of liabilities within the banking industry results in allocations of liabilities which, in some cases, are necessarily subjective. The directors believe that it is more meaningful to analyse total assets and the result of this analysis is therefore also included in the tables.

Following the acquisition of the Bank by The Royal Bank of Scotland Group plc, the NatWest Group has been reorganised. The segmental disclosures set out below reflect the new organisation structure. Comparative figures have been restated to reflect this new structure.

(a)  Classes of business

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Profit/
                                                                                         Provisions                (loss) on
                                                    Net      Non-                       for bad and      Amounts    ordinary
                                               interest  interest     Total  Operating     doubtful  written off  activities
Year ended December 31, 2000                     income    income    income   expenses        debts  investments  before tax
                                               -------------------------------------------------------------------------------
                                               (pound)m  (pound)m  (pound)m   (pound)m     (pound)m     (pound)m    (pound)m
Corporate Banking and Financial Markets           1,165     1,681     2,846     (1,228)        (129)          (2)      1,487
Retail Banking                                    1,793       752     2,545       (629)         (42)           -       1,874
Retail Direct                                       230       401       631       (270)        (118)           -         243
Manufacturing                                         -         -         -     (1,185)           -            -      (1,185)
Wealth Management                                   303       392       695       (420)           5            -         280
Ulster Bank                                         294       172       466       (248)         (19)           -         199
Central items                                      (103)       57       (46)      (647)         (56)           -        (749)
                                               -----------------------------------------------------------------------------
Operating profit before goodwill amortisation
   and restructuring costs                        3,682     3,455     7,137     (4,627)        (359)          (2)      2,149
Goodwill amortisation                                 -         -         -        (27)           -            -         (27)
Restructuring costs                                   -        (3)       (3)      (524)           -            -        (527)
Exited businesses                                    (7)      366       359        (81)           -          (12)        266
                                               -------------------------------------------------------------------------------
Operating profit                                  3,675     3,818     7,493     (5,259)        (359)         (14)      1,861
                                               ------------------------------------------------------------------
Profit on disposal of businesses                                                                                       1,041
                                                                                                                 -------------
Profit on ordinary activities before tax                                                                               2,902
                                                                                                                 -------------
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Profit/
                                                                                         Provisions                (loss) on
                                                    Net      Non-                       for bad and      Amounts    ordinary
                                               interest  interest     Total  Operating     doubtful  written off  activities
Year ended December 31, 1999                     income    income    income   expenses        debts  investments  before tax
                                               -------------------------------------------------------------------------------
                                               (pound)m  (pound)m  (pound)m   (pound)m     (pound)m     (pound)m    (pound)m
Corporate Banking and Financial Markets           1,240     1,880     3,120     (1,362)         (96)          (3)      1,659
Retail Banking                                    1,675       720     2,395       (704)         (40)           -       1,651
Retail Direct                                       256       361       617       (299)        (104)           -         214
Manufacturing                                         -         -         -     (1,403)           -            -      (1,403)
Wealth Management                                   283       347       630       (383)           3            -         250
Ulster Bank                                         270       147       417       (234)         (17)           -         166
Central items                                      (112)       57       (55)      (297)          17            -        (335)
                                               -------------------------------------------------------------------------------
Operating profit before goodwill amortisation
   and restructuring costs                        3,612     3,512     7,124     (4,682)        (237)          (3)      2,202
Goodwill amortisation                                 -         -         -        (51)           -            -         (51)
Restructuring costs                                   -         -         -       (139)           -            -        (139)
Exited businesses                                     8       383       391       (202)           -          (20)        169
                                               -------------------------------------------------------------------------------
Operating profit                                  3,620     3,895     7,515     (5,074)        (237)         (23)      2,181
                                               ------------------------------------------------------------------
Profit on disposal of businesses                                                                                          82
                                                                                                                 -------------
Profit on ordinary activities before tax                                                                               2,263
                                                                                                                 -------------
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Profit/
                                                                                         Provisions                (loss) on
                                                    Net      Non-                       for bad and      Amounts    ordinary
                                               interest  interest     Total  Operating     doubtful  written off  activities
Year ended December 31, 1998                     income    income    income   expenses        debts  investments  before tax
                                               -------------------------------------------------------------------------------
                                               (pound)m  (pound)m  (pound)m   (pound)m     (pound)m     (pound)m    (pound)m
Corporate Banking and Financial Markets           1,120     1,713     2,833     (1,310)        (152)         (57)      1,314
Retail Banking                                    1,655       691     2,346       (834)         (55)           -       1,457
Retail Direct                                       205       336       541       (256)         (76)           -         209
Manufacturing                                         -         -         -     (1,268)           -            -      (1,268)
Wealth Management                                   277       306       583       (361)         (11)           -         211
Ulster Bank                                         255       138       393       (217)         (16)           -         160
Central items                                      (115)       79       (36)      (229)         (72)           -        (337)
                                            --------------------------------------------------------------------------------
Operating profit before goodwill
   amortisation and restructuring costs           3,397     3,263     6,660     (4,475)        (382)         (57)      1,746
Goodwill amortisation                                 -         -         -        (80)           -            -         (80)
Restructuring costs                                   -         -         -       (122)           -            -        (122)
Exited businesses                                   289       855     1,144       (752)        (117)         (26)        249
                                            --------------------------------------------------------------------------------
Operating profit                                  3,686     4,118     7,804     (5,429)        (499)         (83)      1,793
                                            -------------------------------------------------------------------
Profit on disposal of businesses                                                                                         349
                                                                                                               -------------
Profit on ordinary activities before tax                                                                               2,142
                                                                                                               -------------
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                          Total assets                  Net assets
                                                                  ----------------------------- ----------------------------
                                                                       2000           1999           2000          1999
                                                                       ----           ----           ----          ----
                                                                   (pound)m       (pound)m       (pound)m      (pound)m
Corporate Banking and Financial Markets                             131,289        125,540          4,118         5,540
Retail Banking                                                       30,067         28,255          1,482         1,751
Retail Direct                                                         4,973          4,763            361           414
Manufacturing                                                         1,669          1,823            120           170
Wealth Management                                                     7,138          6,665            302           350
Ulster Bank                                                          11,075          9,243            809           675
Central items                                                            22            111           (152)          (64)
Exited businesses                                                         -          9,324              -           508
                                                                  ----------------------------- ----------------------------
                                                                    186,233        185,724          7,040         9,344
                                                                  ----------------------------- ----------------------------
------------------------------------------------------------------------------------------------------------------------------

(b)  Geographical segments

The geographical analyses in the tables below have been compiled on the basis of location of office where the transactions are recorded.

------------------------------------------------------------------------------------------------------------
                                                                                   Rest of
Year ended December 31, 2000                               UK            USA     the World         Total
                                                  ---------------------------------------------------------
                                                     (pound)m       (pound)m      (pound)m      (pound)m
Interest receivable                                     6,964            546         1,005         8,515
Dividend income                                             7              7             -            14
Fees and commissions receivable                         2,684             64           209         2,957
Dealing profits                                           271            358            55           684
Other operating income                                    769             35            (4)          800
                                                  ---------------------------------------------------------
Gross income                                           10,695          1,010         1,265        12,970
                                                  ---------------------------------------------------------
Profit on ordinary activities before tax                2,421            227           254         2,902
                                                  ---------------------------------------------------------
Total assets                                          128,868         38,120        19,245       186,233
                                                  ---------------------------------------------------------
Net assets                                              5,799            399           842         7,040
                                                  ---------------------------------------------------------
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                                   Rest of
Year ended December 31, 1999                               UK            USA     the World         Total
                                                  ---------------------------------------------------------
                                                     (pound)m       (pound)m      (pound)m      (pound)m
Interest receivable                                     6,603            360           884         7,847
Dividend income                                            15              3             1            19
Fees and commissions receivable                         2,559             58           192         2,809
Dealing profits                                           386            376            82           844
Other operating income                                    747              9            42           798
                                                  ---------------------------------------------------------
Gross income                                           10,310            806         1,201        12,317
                                                  ---------------------------------------------------------
Profit on ordinary activities before tax                1,788            223           252         2,263
                                                  ---------------------------------------------------------
Total assets                                          140,707         25,508        19,509       185,724
                                                  ---------------------------------------------------------
Net assets                                              7,141            507         1,696         9,344
                                                  ---------------------------------------------------------
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                                                   Rest of
Year ended December 31, 1998                               UK            USA     the World         Total
                                                  ---------------------------------------------------------
                                                     (pound)m       (pound)m      (pound)m      (pound)m
Interest receivable                                     7,894            386         1,087         9,367
Dividend income                                            16              1             1            18
Fees and commissions receivable                         2,424            114           207         2,745
Dealing profits                                           523            213           112           848
Other operating income                                  1,027              9            34         1,070
                                                  ---------------------------------------------------------
Gross income                                           11,884            723         1,441        14,048
                                                  ---------------------------------------------------------
Profit on ordinary activities before tax                1,875             71           196         2,142
                                                  ---------------------------------------------------------
Total assets                                          138,722         26,790        20,481       185,993
                                                  ---------------------------------------------------------
Net assets                                              6,692            539         1,270         8,501
                                                  ---------------------------------------------------------
------------------------------------------------------------------------------------------------------------

As permitted by the Companies Act 1985, a segmental analysis of turnover has not been disclosed.

47.  Investment funds

Certain investment funds which the NatWest Group manages and invests in are, by virtue of the definition contained in the Companies Act 1985 and FRS 2 'Accounting for Subsidiary Undertakings', subsidiary undertakings of the NatWest Group and are, therefore, required to be included in the consolidated financial statements. However, the directors believe that full consolidation of these funds, which are in substance collective investment schemes managed by the NatWest Group, would not present a true and fair view. To reflect the true commercial effect of the funds, only the NatWest Group's share of their results and underlying investments have been included in the consolidated financial statements. The effect on the NatWest Group's balance sheet at December 31, 2000 of consolidating these funds would be to increase loans and advances to banks by (pound)229 million (1999 (pound)81 million), loans and advances to customers by (pound)nil (1999 (pound)4 million), investment debt securities by (pound)nil (1999 (pound)448 million), investment equity shares by (pound)891 million (1999 (pound)554 million), other assets by (pound)2 million (1999 (pound)nil), other liabilities by (pound)165 million (1999 (pound)60 million), accruals and deferred income by (pound)4 million (1999 (pound)4 million) and minority interests by (pound)953 million (1999 (pound)1,023 million). Group profit on ordinary activities before tax would be (pound)17 million lower (1999 (pound)1 million lower) with an offsetting change in minority interest (after tax). Profit for the financial year and shareholders' funds would be unaffected.

48.  Directors' emoluments

The current directors of NatWest Group are also directors of The Royal Bank of Scotland Group plc and are remunerated for their services to The Royal Bank of Scotland Group plc as a whole. Their emoluments are disclosed in the Annual Report and Accounts of RBSG. The table below sets out the emoluments of all other directors who served during the year. With the exception of Mr R Delbridge who resigned on April 30, 2000 and Mr G Pell who remains a director of the Bank, all other directors resigned on March 6, 2000, the date RBSG's offer became unconditional in all respects. Mr G Pell was appointed a director of The Royal Bank of Scotland Group plc on March 6, 2000 and his emoluments from that date are disclosed in RBSG's Annual Report and Accounts.

--------------------------------------------------------------------------------------------------------------------
                                                                                          2000          1999
                                                                                          ----          ----
                                                                                      (pound)m      (pound)m
Non-executive directors - emoluments                                                       213           322
Executive directors     - emoluments                                                     4,157         3,762
                        - received by directors under long-term incentive schemes        2,017           310
                                                                                     ---------------------------
                                                                                         6,387         4,394
                        - gains on exercise of share options                                17         3,149
Pensions paid to former directors and their dependants                                     274           209
                                                                                     ----------------------------
                                                                                         6,678         7,752
                                                                                     ----------------------------
--------------------------------------------------------------------------------------------------------------------

1 director (1999 - 4) is accruing retirement benefits under defined benefit schemes.

The emoluments of the highest paid director in the UK in 2000, Mr R Delbridge, were (pound)1,709,000 (1999 - Mr D Wanless (pound)1,653,000). That amount included gains on exercise of share options of (pound)1,000 (1999 - Mr D Wanless, gains on exercise of options (pound)994,000).

During the year (pound)3,294,000 in aggregate was paid to 5 directors (1999 - (pound)940,000 to 2 directors) by way of liquidated damages under the terms of their contracts at the time of their departure from the NatWest Group. A further 9 directors (1999 - nil) received in aggregate (pound)242,000 by way of compensation for loss of office.

49.  Transactions with directors, officers and others

(a) At December 31, 2000, the amounts outstanding in relation to transactions, arrangements and agreements entered into by authorised institutions in the NatWest Group were (pound)369,538 in respect of loans to 27 persons who were directors of the Bank (or persons connected with them) at any time during the financial year and (pound)3,171,978 to 37 people who were officers of the Bank at any time during the financial year.

(b) There were no contracts of significance to the business of the Bank and its subsidiaries which subsisted during or at the end of the Bank's financial year to December 31, 2000 in which any director had a material interest.

50.  Related party transactions

Subsidiary undertakings

Details of the principal subsidiary undertakings are shown in Note 19 to the Consolidated Financial Statements. In accordance with Financial Reporting Standard No. 8 'Related Party Disclosures' (FRS 8), transactions or balances between NatWest Group entities that have been eliminated on consolidation and transactions with RBSG and fellow subsidiaries are not reported.

Associated undertakings

The amounts of loans and advances due from associated undertakings at December 31, 2000 are shown in Note 13 to the Consolidated Financial Statements and the amounts of deposits received from associated undertakings as at December 31, 2000 are shown in Note 25 to the Consolidated Financial Statements. These transactions are conducted on similar terms to third party transactions and are not material to the NatWest Group's results or financial condition. Certain subsidiary undertakings in the NatWest Group provide development and other types of capital support to businesses in their roles as providers of finance. These investments are made in the normal course of business and on arms-length terms depending on their nature. In some instances, the investment may extend to ownership or control over 20% or more of the voting rights of the investee company. However, these investments are not considered to give rise to transactions of a materiality requiring disclosure under FRS 8.

Banco Santander Central Hispano S.A. (BSCH)

Under the terms of an alliance agreement, RBSG and BSCH co-operate in certain banking and financial activities in Europe. RBSG holds 2.96% of BSCH's capital stock and BSCH holds 9.62% of The Royal Bank of Scotland Group plc's ordinary shares and in addition has a 50% minority shareholding in The Royal Bank of Scotland (Gibraltar) Limited.

In March 2000, a total of 191.5 million new ordinary shares of 25p each were issued by The Royal Bank of Scotland Group plc to BSCH for a total consideration of (pound)1.7 billion. In December 2000, NatWest Group invested (pound)475 million in BSCH in the form of 44.7 million ordinary shares of
(euro)0.50 each for a total consideration of (euro)494 million ((pound)307 million) and 10.3 million preference shares of US$ 25 nominal per share for a total consideration of US$ 250 million ((pound)168 million).

Directors, officers and others

Details of directors' emoluments are set out in Note 48 to the Consolidated Financial Statements. Details of transactions with directors, officers and others connected to them are shown in Note 49 to the Consolidated Financial Statements.

51.  Ultimate holding company

The NatWest Group's ultimate holding company and controlling party is The Royal Bank of Scotland Group plc which is incorporated in Great Britain and registered in Scotland. This company heads the only group in which the NatWest Group is consolidated. Copies of the consolidated accounts of The Royal Bank of Scotland Group plc may be obtained from The Secretary, The Royal Bank of Scotland Group plc, 42 St Andrew Square, Edinburgh EH2 2YE.

52. Significant differences between UK and US generally accepted accounting principles

The Consolidated Financial Statements of the NatWest Group are prepared in accordance with UK GAAP which differs in certain respects from US GAAP. The main differences are summarised as follows:

(a)  Depreciation
     Depreciation charged under UK GAAP is based on the revalued amount of freehold and long leasehold properties. Prior to January 1, 2000, depreciation was not charged on these properties. Under US GAAP, the depreciation charge is based on the historical cost of the properties.

(b)  Revaluation
     The NatWest Group's freehold and leasehold property is carried at original cost or subsequent valuation. The surplus or deficit on revaluation is included in the NatWest Group's reserves. Under US GAAP, revaluations of property are not permitted to be reflected in the financial statements.

(c)  Loan origination fees
     Certain loan fees are recognised when received. Under US GAAP, all loan fees and certain direct costs are deferred and recognised as an adjustment to the yield on the related loan or facility.

(d)  Pension costs
     Pension costs, based on actuarial assumptions and methods, are charged in the consolidated accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. US GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

(e)  Long-term assurance policies
     The shareholders' interest in the long-term assurance fund is valued as the discounted value of the cash flows expected to be generated from in-force policies together with net assets in excess of the statutory liabilities. Under US GAAP, premiums are recognised as revenue when due from policyholders. The costs of claims are recognised when insured events occur. For traditional business, the present value of estimated future policy benefits is accrued when premium revenue is recognised. Acquisition costs are capitalised and charged to expense in proportion to premium revenue recognised. For unit-linked business, acquisition costs are amortised over the life of the contracts at a constant rate based on the present value of estimated gross profits. Initial income in respect of future services is not earned in the period assessed but recognised as income over the same amortisation period and using the same amortisation schedule as for acquisition costs.

(f)  Lease income
     In accordance with UK GAAP, the NatWest Group's accounting policy for finance lease income receivable is to allocate total gross earnings to accounting periods so as to give a constant periodic rate of return on the net cash investment. Under US GAAP, finance lease income is recognised so as to give a level rate of return on investment in the lease but without taking into account the associated tax flows.

(g)  Debt securities and equity shares
     Under UK GAAP, the NatWest Group's investments in debt securities and equity shares are classified as being held as investment securities, held for the purpose of hedging or held for dealing purposes. Investment securities are stated at cost less provision for any permanent diminution in value. Premiums and discounts on dated securities are amortised to interest income over the period to maturity. Under US GAAP, the NatWest Group's investment debt securities and marketable investment equity shares are classified as available-for-sale securities with unrealised gains and losses reported in a separate component of shareholders' equity, together with unrealised gains and losses on related derivatives.

(h)  Internal derivatives
     Internal derivative hedges between the non-trading book and the NatWest Group's independent trading operations are accounted for under UK GAAP on an accruals basis by the non-trading unit. Under US GAAP, such transactions entered into after December 31, 1998 must be eliminated, unless a contemporaneous matching transaction is undertaken with a third party.

52. Significant differences between UK and US generally accepted accounting principles (continued)

(i)  Software development costs
     Under UK GAAP, most software development costs are written off as incurred. Under US GAAP, certain costs relating to software developed for own use that are incurred after January 1, 1999 are capitalised and amortised over the estimated useful life of the software.

(j)  Deferred tax
     Deferred taxation is provided only where it is probable that a taxation liability will crystallise. Under US GAAP, full provision must generally be made for all potential taxation liabilities.

(k)  Acceptances
     Acceptances outstanding and the matching customers' liabilities are not reflected in the Consolidated Balance Sheet, but are disclosed as memorandum items. Under US GAAP, acceptances outstanding and the matching customers' liabilities are reflected in the Consolidated Balance Sheet.

(l)  Losses on termination of Equities operations
     Provision was made in 1997 under UK GAAP for losses on the termination of the NatWest Group's Equities operations. This provision included certain charges, principally severance and other staff related costs and certain exit costs, which did not meet the US GAAP criteria for recognition in that year. These costs have been charged to US GAAP net income in subsequent periods when the criteria have been met.

Recent development in US GAAP

In June 1998, the Financial Accounting Standards Board ('FASB') published SFAS No 133 'Accounting for Derivative Instruments and Hedging Activities'. The standard, as amended by SFAS 137 'Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No 133', is effective for the Group's 2001 financial statements.

The standard requires all derivatives to be measured at fair value and changes in fair value (ie gains or losses) of derivatives not designated as hedges to be recognised currently in earnings. The standard sets forth criteria that must be met for derivatives to qualify as hedges. The treatment of gains or losses arising on derivatives designated as hedges depends on the hedging relationship:

o The gain or loss on a derivative designated and qualifying as a fair value hedge and the offsetting gain on the hedged item is recognised currently in earnings.

o The effective element of the gain or loss on a derivative designated and qualifying as a cash flow hedge is reported in other comprehensive income (outside earnings) and reclassified into earnings in the periods in which the hedged transaction affects earnings. The ineffective element is taken to earnings currently.

o The gain or loss on the hedging derivative in a foreign currency hedge of a net investment in a foreign operation is reported in other comprehensive income to the extent that it is effective as a hedge.

SFAS 133's transition provisions require gains and losses on derivatives hedging cash flow exposure to be taken to other comprehensive income and those on derivatives hedging fair value exposures (together with offsetting gains and losses on the hedged item) to be reported in net income.

The NatWest Group has not amended its approach to the use of derivatives to manage the risks in its portfolios of financial instruments. Most of the Group's hedging derivatives do not qualify as hedges under SFAS 133 and for US GAAP purposes, gains and losses on these derivatives will be taken to earnings. They will continue to be accounted for as hedges under UK GAAP. The NatWest Group is currently reviewing the effect of the fair value of its free standing and embedded derivatives.

In September 2000, the FASB issued SFAS 140 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'. SFAS 140 revises the standards for accounting for securitisations and other transfers of financial assets and collateral set out in SFAS No 125 'Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities'. The requirements of SFAS 140 relating to collateral are effective for accounting periods ending after December 15, 2000 and the NatWest Group has implemented these requirements. As a result, securities received as collateral under reverse repurchase agreements which were previously accounted for under US GAAP in the statement of financial position as securities held, with a corresponding obligation to return the securities, are now treated as collateral held and not recognised in the statement of financial position. The remaining requirements of SFAS 140 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The NatWest Group is reviewing these requirements to determine their effect on the NatWest Group's US GAAP reporting.

Selected figures in accordance with US GAAP

The following tables summarise the significant estimated adjustments to consolidated net income, comprehensive income and shareholders' equity which would result from the application of US GAAP instead of UK GAAP. Where applicable, the adjustments are stated gross of tax with the tax effect shown separately in total.

--------------------------------------------------------------------------------------------------------------
Consolidated statement of income - Net income                                2000        1999        1998
                                                                             ----        ----        ----
                                                                         (pound)m    (pound)m    (pound)m
Profit for the financial year- UK GAAP                                      2,199       1,668       1,617
Adjustments in respect of:
   Property depreciation                                                        6         (16)        (16)
   Property disposals                                                          73          51          98
   Loan fees and costs                                                         (4)        (16)        (19)
   Pension costs (see notes below)                                            203         (59)        125
   Long-term assurance policies                                                14         (40)        (54)
   Leasing                                                                    (10)        (12)        (26)
   Internal derivative hedges                                                 117        (113)          -
   Software development costs                                                  (5)        237           -
   Losses on termination of Equities operations                                 -         (33)        (66)
   Profit on disposal of NatWest Life                                         409           -           -
   Tax effect on the above adjustments                                       (219)          4          (9)
   Deferred taxation                                                            1           5          28
                                                                         ------------------------------------
Net income for the financial year- US GAAP                                  2,784       1,676       1,678
Preference dividends                                                          (41)        (39)        (51)
                                                                         ------------------------------------
Net income available for ordinary shareholders - US GAAP                    2,743       1,637       1,627
                                                                         ------------------------------------
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Comprehensive income                                                         2000        1999        1998
                                                                             ----        ----        ----
                                                                         (pound)m    (pound)m    (pound)m
Net income available for ordinary shareholders - US GAAP                    2,743       1,637       1,627
Net unrealised gains/(losses) on available-for-sale securities                 45        (120)         77
Net currency translation differences on foreign currency net investment         5         (49)          5
                                                                         -------------------------------------
Comprehensive income - US GAAP                                              2,793       1,468       1,709
                                                                         ------------------------------------
--------------------------------------------------------------------------------------------------------------

52. Significant differences between UK and US generally accepted accounting principles (continued)

Selected figures in accordance with US GAAP (continued)

----------------------------------------------------------------------------------------------------
Consolidated shareholders' equity                                           2000          1999
                                                                            ----          ----
                                                                        (pound)m      (pound)m
Shareholders' equity - UK GAAP                                             7,040         9,344
Adjustments in respect of:
   Elimination of revaluation surplus on properties less depreciation       (603)         (662)
   Loan fees and costs                                                      (156)         (152)
   Pension costs                                                              47          (156)
   Long-term assurance policies                                                -          (423)
   Leasing                                                                  (143)         (133)
   Net unrealised gains on available-for-sale securities                      62            (2)
   Internal derivative hedges                                                  4          (113)
   Software development costs                                                232           237
   Tax effect on cumulative UK/US GAAP income adjustments                    (15)          223
   Deferred taxation                                                          19          (100)
                                                                       ----------------------------
Shareholders' equity - US GAAP                                             6,487         8,063
                                                                       ----------------------------
----------------------------------------------------------------------------------------------------

Pensions

The provisions of SFAS No. 87, 'Employers' Accounting for Pensions' ('SFAS No. 87'), have been applied to the National Westminster Bank Pension Fund ('the plan'). The plan covers most of the Group's UK employees and the impact of US GAAP on the other NatWest Group schemes is considered to be immaterial. A trust fund has been established under the plan, to which payments are made, determined on an actuarial basis, designed to build up reserves during the working life of full-time employees to pay such employees or dependants a pension after retirement. Such pensions are based on final pensionable salaries and are related to the length of service prior to retirement. Pensions are limited to a maximum of two-thirds of final salary for 40 years service or more. The assets of the plan are held under a separate trust and, in the long-term, the funding policy is to maintain assets sufficient to cover the benefits in respect of service to date, with due allowance for future earnings increases. The plan assets consist mainly of fixed-income securities and listed securities. The investment policy followed for the plan seeks to deploy the plan assets primarily in UK and overseas equity shares and UK government securities.

The 'net periodic pension cost' of the plan under US GAAP, for the three years to December 31, 2000, is made up as follows:

-----------------------------------------------------------------------------------------------------
                                                                   Year ended December 31
                                                             ---------------------------------------
                                                              2000          1999          1998
                                                              ----          ----          ----
                                                          (pound)m      (pound)m      (pound)m
Service cost component                                          214           221           156
Interest cost component                                         513           479           455
Expected return on assets                                      (715)         (612)         (658)
Amortisation of net transition amount                            10            10            10
Amortisation of prior service cost                                5             5             1
Amortisation of gain                                           (110)          (24)          (98)
                                                             ---------------------------------------
Net periodic pension (credit)/cost                              (83)           79          (134)
                                                             ---------------------------------------
-----------------------------------------------------------------------------------------------------

     The following table presents the estimated funded status and accrued or prepaid pension cost of the plan under US GAAP:

-----------------------------------------------------------------------------------------------------
                                                                                December 31
                                                                        ----------------------------
                                                                              2000          1999
                                                                              ----          ----
                                                                          (pound)m      (pound)m
Actuarial present value of benefit obligations:
Market value of plan assets                                                 11,570        10,767
Projected benefit obligation                                                 8,700         8,382
                                                                        ----------------------------
Funded status                                                                2,870         2,385
Unrecognised prior service cost                                                 39            55
Unrecognised net gain                                                       (2,873)       (2,613)
Unrecognised transition amount                                                  40            62
                                                                        ----------------------------
Prepaid/(accrued) pension cost at year end                                      76          (111)
                                                                        ----------------------------
-----------------------------------------------------------------------------------------------------

52. Significant differences between UK and US generally accepted accounting principles (continued)

Pensions (continued)

The following table presents the estimated changes in benefit obligation and fair value of fund assets of the plan under US GAAP for the three years ended December 31,2000:

-----------------------------------------------------------------------------------------------------
                                                                   Year ended December 31
                                                          ------------------------------------------
                                                                2000          1999          1998
                                                                ----          ----          ----
                                                            (pound)m      (pound)m      (pound)m
Change in benefit obligation:
Benefit obligation at January 1                                8,382         7,541         6,671
Adjusted following merger of schemes                               -           629             -
Service cost                                                     214           221           156
Interest cost                                                    513           479           455
Plan amendments                                                    -            54             -
Actuarial loss/(gain)                                             69          (187)          586
Curtailment gain                                                (118)            -             -
Benefits paid                                                   (360)         (355)         (327)
                                                          ------------------------------------------
Benefit obligation at December 31                              8,700         8,382         7,541
                                                          ------------------------------------------

Change in plan assets:
Market value of plan assets at January 1                      10,767         8,535         8,936
Adjusted following merger of schemes                               -           707             -
Actual return on plan assets                                   1,153         1,867           (89)
Employer contribution                                             10            13            15
Benefits paid                                                   (360)         (355)         (327)
                                                          ------------------------------------------
Market value of plan assets at December 31                    11,570        10,767         8,535
                                                          ------------------------------------------
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                   Year ended December 31
                                                          ------------------------------------------
Weighted average assumptions at measurement date                2000          1999          1998
                                                                ----          ----          ----
                                                          % per annum   % per annum   % per annum
Discount rate                                                   6.25          6.25          6.00

Salary increases                                                4.00          4.00          4.00

Long-term rate of return on plan assets                         6.75          6.75          6.75

Pension increases                                               2.50          2.50          2.50
-----------------------------------------------------------------------------------------------------

Collateral given and received under repurchase transactions

The NatWest Group enters into securities repurchase agreements and securities lending transactions under which it receives or transfers cash or securities as collateral in accordance with normal market practice. At December 31, 2000, securities to the value of (pound)15.3 billion transferred under repurchase transactions where the holder had the right to resell or repledge the assets were included within the securities on the balance sheet. Securities received as collateral under reverse repurchase agreements amounted to (pound)19.0 billion, of which (pound)18.5 billion had been resold or repledged as collateral for the NatWest Group's own transactions.

Cash flow statements - FRS 1/SFAS No.95

There are many similarities between SFAS No. 95, 'Statement of Cash Flows' ('SFAS No. 95'), as amended by SFAS No. 104 'Statement of Cash Flows - Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions' and FRS 1 (Revised) ('FRS 1'). The principal differences are the classifications of certain transactions.

                                              Classification under FRS1                  Classification under SFAS No. 95
                                              -------------------------                  --------------------------------
Dividends received                            Returns on investment and servicing        Operating activities
                                              of finance

Equity dividends paid                         Equity dividends paid                      Financing activities

Dividends paid on non-equity shares           Returns on investment and servicing        Financing activities
                                              of finance

Tax paid                                      Taxation                                   Operating activities

Purchase/proceeds from disposal of            Acquisitions and disposals                 Investing activities
  associated/subsidiary undertakings

Purchase/proceeds from disposal of            Capital expenditure and                    Investing activities
  investment securities/fixed assets          financial investment

Net change in loans and advances,             Operating activities                       Investing activities
  including finance lease receivables

Net change in deposits                        Operating activities                       Financing activities

Net change in debt securities in issue        Operating activities                       Financing activities

Short-term funding not                        Operating activities                       Financing activities
  included in cash

Under FRS 1, transactions designated as hedges are reported under the same heading as the related assets or liabilities.

52. Significant differences between UK and US generally accepted accounting principles (continued)

Accounting for income taxes

Under SFAS No. 109, 'Accounting for Income Taxes', deferred tax balances should be calculated using the full provision liability method, and a deferred tax asset may only be recognised if management's judgement is that redemption of the deferred tax asset is more likely than not. The components of the net US GAAP deferred tax liability calculated in accordance with SFAS No. 109 at December 31, 2000, 1999 and 1998 are summarised below:

------------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31
                                                                                  ------------------------------------------
                                                                                        2000          1999          1998
                                                                                        ----          ----          ----
Deferred tax (assets)/liabilities arising from application of UK GAAP (see
    (pound)m (pound)m (pound)m Note 28 to the Consolidated Financial
    Statements):

Short term timing differences                                                           (151)         (146)          (88)
Capital allowances on computers and other equipment                                       10            23            28
Capital allowances on lease receivables                                                  610           588           638
                                                                                  ------------------------------------------
                                                                                         469           465           578
                                                                                  ------------------------------------------
Additional deferred tax liabilities/(assets) arising from application of US
GAAP:
Debt securities and equity shares                                                         19             -            51
Short term timing differences                                                           (117)            -             2
Capital allowances                                                                        98           100           103
                                                                                  ------------------------------------------
                                                                                           -           100           156
                                                                                  ------------------------------------------

Deferred tax assets arising from UK/US GAAP adjustments                                   (4)         (223)         (244)
                                                                                  ------------------------------------------

Net deferred tax liabilities restated under US GAAP                                      465           342           490
                                                                                  ------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(i) The main components of the tax charge are shown in Note 7 to the Consolidated Financial Statements.
(ii) A reconciliation of tax payable for continuing operations at the UK standard corporation tax rate and the NatWest Group's effective tax rate is shown on page 40.

The tax charge of (pound)694 million (1999 (pound)584 million; 1998 (pound)501 million) in the consolidated profit and loss account includes (pound)612 million (1999 (pound)542 million; 1998 (pound)414 million) for tax on UK activities and (pound)82 million (1999 (pound)42 million; 1998 (pound)87 million) on foreign activities. For UK and foreign activities respectively, profit before tax was (pound)2,421 million (1999 (pound)1,788 million; 1998 (pound)1,875 million) and (pound)481 million (1999 (pound)475 million; 1998 (pound)267 million).

Loan impairment

With effect from January 1, 1995, the NatWest Group adopted SFAS No. 114 'Accounting by Creditors for Impairment of a Loan' and the subsequent amendment SFAS No. 118 'Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures' for US GAAP purposes. SFAS No. 114 applies to impaired loans only. Under SFAS No. 114, a loan is considered impaired, based on current information and events, if it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is primarily based on the present value of expected future cash flows discounted at the loan's effective interest rate, except for collateral dependent loans where impairment is based on the fair value of the collateral. Smaller balance homogeneous consumer loans, (credit card advances, residential mortgages, consumer instalment loans, overdrafts), that are collectively evaluated for impairment, leases and debt securities are outside the scope of SFAS No. 114.

At December 31, 2000 and December 31, 1999, the NatWest Group estimated that the difference between carrying value of its portfolio under SFAS No. 114 and its value in NatWest Group's UK GAAP financial statements was such that no adjustment to net income or consolidated shareholders' equity was required.

At December 31, 2000, the Group's non-accrual loans and troubled debt restructurings amounted to (pound)2,342 million (December 31, 1999 - (pound)2,608 million). Specific provisions of (pound)1,460 million (December 31, 1999 - (pound)1,619 million) were held against these loans. Average non-accrual loans and troubled debt restructurings for the year to December 31, 2000 were (pound)2,475 million (year to December 31, 1999 - (pound)2,998 million). Interest income recognised on these loans was approximately (pound)40m, (pound)55m and (pound)84m for the years ended December 31, 2000, 1999 and 1998 respectively.

Stock-based compensation costs

SFAS No. 123 'Accounting for Stock-Based Compensation' requires disclosure of the effects of accounting for share compensation schemes based on the estimated fair value of options at the date of grant if this is not charged to net income. The disclosures only apply to options and other awards granted on or after January 1, 1995. The NatWest Group's Executive Share Option Scheme and Savings-Related Share Option Scheme fall within the scope of SFAS No 123.

The effect of charging fair value of options granted since January 1, 1995 would be to reduce net income by (pound)93 million (1999 (pound)27 million; 1998 (pound)19 million).

Analysis of the movement in the number and weighted average exercise price of options relating to options granted since January 1, 1995 for the combined schemes is set out below.

------------------------------------------------------------------------------------------------------------------------------
                                                         2000                      1999                      1998
                                               -------------------------  -------------------------  ------------------------
                                                               Weighted                   Weighted                   Weighted
                                                                average                    average                    average
                                                               exercise                   exercise                   exercise
                                                                  price                      price                      price
                                               ((pound)000's)     pence   ((pound)000's)     pence   ((pound)000's)     pence
                                               -------------------------  -------------------------  ------------------------
At January 1                                          49,593        777          46,137        677          37,035        570
Granted                                                    -          -          11,535      1,080          12,062        984
Exercised                                             (8,277)       701          (5,281)       618          (1,373)       592
Forfeited                                             (3,854)     1,222          (2,798)       689          (1,587)       591
Exchanged for RBSG options on acquisition of
  Bank                                               (37,462)       999               -          -               -          -
                                                ------------               ------------               ------------
At December 31                                             -          -          49,593        777          46,137        677
                                                ------------               ------------               ------------
------------------------------------------------------------------------------------------------------------------------------

No options were granted in 2000. The weighted average fair value of options granted in 1999 as at the date of grant was 655 pence (1998 289 pence).

52. Significant differences between UK and US generally accepted accounting principles (continued)

The range of exercise prices, weighted average fair values at the date of grant and the weighted average remaining contractual life for options outstanding at the balance sheet date are as follows:

------------------------------------------------------------------------------------------------------------------------------
                                          2000                             1999                             1998
                          -------------------------------- --------------------------------  -------------------------------
                                                Weighted                          Weighted                         Weighted
                           Exercise              average    Exercise               average    Exercise              average
                              price       Fair remaining       price       Fair  remaining       price      Fair  remaining
                              range      value      life       range      value       life       range     value       life
                              pence      pence     years       pence      pence      years       pence     pence      years
                          -------------------------------- --------------------------------  -------------------------------
Executive share option            -          -         -    590-1463        315        7.8    590-1101       228        7.1
  scheme
Savings-related share             -          -         -     436-969        320        2.4     436-941       204        2.8
  option scheme
------------------------------------------------------------------------------------------------------------------------------

Fair values of share options were calculated at the date of grant using a modified Black-Scholes model. The significant assumptions used to estimate the fair value of the options granted in 1999 and 1998 were as follows:

----------------------------------------------------------------------------------------------
                                              1999                         1998
                                  ----------------------------- ----------------------------
                                                 Savings-Related              Savings-Related
                                       Executive  Share Option      Executive  Share Option
                                    Share Option        Scheme   Share Option        Scheme
                                          Scheme                       Scheme
                                  ----------------------------- ----------------------------
Risk-free interest rate                     5.3%            7%           5.5%          6.2%
Expected life (years)                          5        3 or 5              5        3 or 5
Expected volatility                          40%           50%            37%           36%
----------------------------------------------------------------------------------------------

Available for sale debt securities

The following table categorises the NatWest Group's investment debt securities (which are classified as available for sale under US GAAP) by maturity and yield (based on weighted averages) at December 31, 2000:

------------------------------------------------------------------------------------------------------------------------------
                                                        After 1 but       After 5 but
                                      Within 1 year    within 5 years   within 10 years   After 10 years        Total
                                     ---------------- ----------------- ----------------- ---------------- -----------------
                                       Amount  Yield    Amount   Yield    Amount   Yield    Amount  Yield    Amount   Yield
                                       ------  -----    ------   -----    ------   -----    ------  -----    ------   -----
                                     (pound)m      %  (pound)m       %  (pound)m       %  (pound)m      %  (pound)m       %
British government securities             563    7.9       180     6.1         -       -         -      -       743     7.5
US treasury and other US
  government securities                   239    4.6         1     5.9         -       -         -      -       240     4.6
Other government securities               636    5.0     1,794     6.0        85     8.0         -      -     2,515     5.9
Other public sector bodies                 98    7.0       458     6.5       129     6.9        33    6.7       718     6.7
Corporate debt securities                 792    5.5     1,299     6.6         -       -       168    7.1     2,259     6.3
Mortgage-backed securities                  -      -         -       -         6     4.5        28    6.2        34     5.9
Bank and building society               1,246    6.4        93     6.7         -       -         -      -     1,339     6.4
Other securities                          619    6.9     2,071     6.3        33     7.4        17    1.1     2,740     6.4
                                     --------         ---------         --------          --------         ---------
Total book value                        4,193    6.2     5,896     6.3       253     7.3       246    6.5    10,588     6.3
                                     --------         ---------         --------          --------         ---------
Total fair value                        4,212            5,933               266               249           10,660
                                     --------         ---------         --------          --------         ---------
------------------------------------------------------------------------------------------------------------------------------

53.  Balance sheet - the Bank

------------------------------------------------------------------------------------------
                                                         Note      2000          1999
                                                         ----      ----          ----
                                                               (pound)m      (pound)m
Assets
Cash and balances at central banks                                  817         1,113
Items in the course of collection from other banks                1,961         2,081
Treasury bills and other eligible bills                           2,888         2,355
Loans and advances to banks                                      34,774        32,000
Loans and advances to customers                                  71,134        66,585
Debt securities                                                  18,570        27,236
Equity shares                                                       349            43
Participating interests - associated undertakings                    22             6
Shares in Group undertakings                              19      8,389         7,764
Tangible fixed assets                                             1,645         1,750
Other assets                                                      3,395         6,011
Prepayments and accrued income                                    1,742         1,246
                                                              ------------  ------------
Total assets                                                    145,686       148,190
                                                              ------------  ------------

Liabilities
Deposits by banks                                                36,225        34,240
Items in the course of transmission to other banks                1,062         1,141
Customer accounts                                                76,971        74,458
Debt securities in issue                                          8,180        10,080
Other liabilities                                                 7,388        10,082
Accruals and deferred income                                      2,020         1,818
Provisions for liabilities and charges
- other provisions                                                  149            89
Subordinated liabilities
- dated loan capital                                      30      4,136         4,248
- undated loan capital including convertible debt         31      2,701         3,230
Called up share capital                                   32      2,187         2,150
Share premium account                                     33      1,286         1,237
Other reserves                                                      298           298
Revaluation reserve                                               2,012           908
Profit and loss account                                           1,071         4,211
----------------------------------------------------------------------------------------
Shareholders' funds
- equity                                                          6,345         8,324
- non-equity                                              32        509           480
----------------------------------------------------------------------------------------
Total liabilities                                               145,686       148,190
                                                              ------------  ------------
------------------------------------------------------------------------------------------

                               ITEM 19. EXHIBITS


Exhibit Number    Description
--------------    -----------

1.1               Memorandum and Articles of Association of National
                  Westminster Bank Plc

4.1               Service contract for Gordon Pell *

7.1               Explanation of ratio calculations



* Incorporated herein by reference to Exhibit 4.5 to The Royal Bank of Scotland Group plc Annual Report on Form 20-F for the fiscal year ended December 31, 2000 (File No. 1-10306).

                                   Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorised.



                         National Westminster Bank Plc
                         -----------------------------
                                   Registrant




  /S/ FRED WATT
----------------------
FRED WATT
Group Finance Director

June 28, 2001

                                 EXHIBIT INDEX

                                                               Sequentially
Exhibit Number     Description                                 Numbered Page
--------------     -----------                                 -------------

     1.1           Memorandum and Articles of Association of
                   National Westminster Bank Plc

     4.1           Service contract for Gordon Pell*


     7.1           Explanation of ratio calculations





       * Incorporated herein by reference to Exhibit 4.5 to The Royal Bank of Scotland Group plc Annual Report on Form 20-F for the fiscal year ended December 31, 2000 (File No. 1-10306).

                                                                    Exhibit 7.1

---------------------------------------------------------------------------------------------------------------------------
Explanation of ratio calculations
                                                                               Year ended December 31
                                                           --------------------------------------------------------------
Other financial data in accordance with UK GAAP:                2000         1999        1998        1997         1996
                                                                ----         ----        ----        ----         ----
Return on average total assets (1)                             1.10%        0.86%       0.80%       0.29%        0.35%
Return on average ordinary shareholders' equity (2)            26.7%        19.5%       20.0%       7.77%        8.26%
Return on average tangible equity (3)                          28.3%        21.5%       23.3%       10.1%        10.3%
Average shareholders' equity as a percentage of average
  total assets                                                  4.4%         4.7%        4.3%        3.9%         4.5%
Provision for bad and doubtful debts as a percentage of
  total loans to customers at year end (4)                      2.1%         2.4%        3.2%        3.2%         3.8%
Net interest margin (5)                                         3.2%         3.2%        3.1%        3.1%         3.1%
Ratio of earnings to combined fixed charges and
  preference share dividends (6)
    Including interest on deposits                              4.88         3.82        2.16        1.52         2.02
    Excluding interest on deposits                              1.52         1.45        1.28        1.13         1.19
Ratio of earnings to fixed charges only (6)
    Including interest on deposits                              5.16         4.05        2.24        1.56         2.09
    Excluding interest on deposits                              1.53         1.47        1.29        1.14         1.20
Risk asset ratio
    - Tier 1                                                    7.1%         9.2%        8.3%        7.2%         6.7%
    - Total                                                    12.2%        16.2%       13.2%       11.7%        10.8%


Other financial data in accordance with US GAAP (6):

Return on average total assets (1)                             1.40%        0.86%       0.83%       0.34%        0.31%
Return on average ordinary shareholders' equity (2)            39.5%        22.6%       24.7%       10.8%         8.7%
Average shareholders' equity as a percentage of average
  total assets                                                  3.8%         4.1%        3.7%        3.4%         3.8%
Ratio of earnings to combined fixed charges and
  preference share dividends (6)
    Including interest on deposits                             5.97         3.86        2.18        1.53         1.96
    Excluding interest on deposits                             1.67         1.46        1.29        1.13         1.18
Ratio of earnings to fixed charges only (6)
    Including interest on deposits                             6.32         4.03        2.24        1.61         2.00
    Excluding interest on deposits                             1.68         1.46        1.29        1.15         1.18
---------------------------------------------------------------------------------------------------------------------------

Notes:

(1) Return on average total assets represents net income available to ordinary shareholders as a percentage of average total assets.
(1) Return on average ordinary shareholders' equity represents net income available to ordinary shareholders expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders' funds.
(2) Return on average tangible equity represents net income available to ordinary shareholders, after adjusting for goodwill amortisation, expressed as a percentage of average ordinary shareholders' equity, excluding non-equity shareholders funds, and assuming intangible fixed assets have been written off.
(3) Restated following change in accounting policy. See Accounting Policies on page 85.
(4) Net interest margin represents net interest income of the banking business as a percentage of average interest-earning assets of the banking business.
(5) For this purpose, earnings consist of income before taxes and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).
(6) Amounts in accordance with US GAAP reflect UK GAAP amounts as adjusted for material difference between UK and US GAAP.